Exhibit 10.19
CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

September 2, 2021 Mr. Chris Britt CEO & Co-Founder Chime Financial Inc. 77 Maiden Lane, 6th Floor San Francisco, CA 94108

Re:	Chime Financial, Inc. 101 California

Dear Chris,
Enclosed for your permanent records is a fully executed Lease Agreement and Document Approval Memorandum for your entire premises on the Second (2nd), Third (3rd), Fourth (4th), Fifth (5th), Sixth (6th), and Seventh (7th) floors of the Podium Area and a portion of the roof deck of the Podium Area of 101 California.
On behalf of Elm Property Venture LLC, we are very pleased to welcome Chime Financial, Inc. as a new tenant in 101 California. Please let us know if we can be of additional assistance.
Sincerely,
/s/ Chris Trotier
Chris Trotier
Director – Asset Management

cc:	Brenda Avila-Martin Steve Berkman John Cecconi Ken Churich Michelle Funkhouser David Koch Janna Luce Jamie Saunders Kai Shane Sam Stein Cory Wenisch

101 California Street, Suite 1000 San Francisco, California 94111-5894 P 415.982.6200 F 415.398.1442

Basic Lease Information
Date:	9/2/2021

Tenant:	Chime Financial, Inc., a Delaware corporation

Address:
77 Maiden Lane, Sixth Floor
San Francisco, California 94108
Attn: Kai Shane, Director of Real Estate & Workplace
E-mail: [***]
with a copy to:
77 Maiden Lane, Sixth Floor
San Francisco, California 94108
Attn: General Counsel
E-mail: [***]
And with a copy to:
Paul Hastings LLP
101 California Street, 48th Floor
San Francisco, California 94111
Attn: Stephen I. Berkman
E-mail: [***]

Landlord:	Elm Property Venture LLC, a Delaware limited liability company

Address:	c/o Hines Interests Limited Partnership 101 California Street, Suite 1000 San Francisco, California 94111 E-mail: [***] and [***]

Leased Premises:	The entire Second, Third, Fourth, Fifth, Sixth and Seventh Floors of the Podium Area and a portion of the roof deck of the Podium Area, all as more particularly shown on Exhibit A attached hereto

Net Rentable Area:	One Hundred Ninety-Three Thousand Five Hundred Forty-Eight (193,548) square feet of Net Rentable Area, subject to adjustment to add the Net Rentable Area of the Podium Roof Deck Premises

Net Rentable Area of Building:	One Million Two Hundred Fifty-Six Thousand Seventy-Three (1,256,073) square feet of Net Rentable Area

Term Commencement Date:	Date of Phase One Delivery, as defined in Section 1.133 Rent Commencement Dates: See Sections 1.131, 1.135, 1.140 and 1.145

Term:
Commencing as of the Term Commencement Date and continuing until the last day of the One Hundred Twenty-Sixth (126th) full calendar month following the Phase One Rent Commencement Date, subject to adjustment as provided in this Lease

Base Rent:	See Section 3.07

Credit Enhancement:	$17,620,518.88 Letter of Credit (Subject to adjustment upon final determination of the Net Rentable Area of the Podium Roof Deck Premises pursuant to Sections 2.04(b) and 5.16(b).)
ii

i

1.36	“Common Areas”	4
1.37	“Comparable Buildings”	4
1.38	“Comparable Transactions”	4
1.39	“Conceptual Plans”	4
1.40	“Conduct of Business”	4
1.41	“Confidential Information”	4
1.42	“Contraction Date”	4
1.43	“Contraction Notice”	4
1.44	“Contraction Right”	4
1.45	“Contribution Dispute Notice”	4
1.46	“Contribution Failure Notice”	4
1.47	“CPI”	4
1.48	“Credit Enhancement”	4
1.49	“DBI”	5
1.50	“Deck Allowance”	5
1.51	“Decking Work”	5
1.52	“Delivery Condition”	5
1.53	“Delivery Date”	5
1.54	“Design Problem”	5
1.55	“Designated Power and Data Riser”	5
1.56	“Document Approval Memorandum”	5
1.57	“Drawing Change Notice”	5
1.58	“Early Termination Fee”	5
1.59	“Early Termination Fee Adjustment”	5
1.60	“Effective Date”	5
1.61	“Electrical Capacity”	6
1.62	“Emergency Situation”	6
1.63	“Estimated Basic Operating Cost”	6
1.64	“Estimated Repair Period”	6
1.65	“Event of Default”	6
1.66	“Existing Restroom Upgrade Contribution”	6
1.67	“Expansion Space Notice”	6
1.68	“Fair Market Rent”	6
1.69	“FCPA”	7
1.70	“Fifth Floor Premises”	7
1.71	“Fifth Floor Premises Minimum Improvement Investment”	7
1.72	“Final Arbitration Position”	7
1.73	“Final Construction and Reimbursement Date”	7
1.74	“Final Expansion Space”	7
1.75	“Final Form of Replacement SNDA”	7
1.76	“Final Letter of Credit Amount”	7

1.77	“First Extended Term”	7
1.78	“First Mortgage Lender”	8
1.79	“First Opportunity Terms”	8
1.80	“First Option to Extend”	8
1.81	“Floor”	8
1.82	“Force Majeure Delay”	8
1.83	“Foreclosure Purchaser”	8
1.84	“Fourth Floor Premises”	8
1.85	“Fourth Floor Premises Minimum Improvement Investment”	9
1.86	“Gross Rent”	9
1.87	“Hazardous Material”	9
1.88	“Hazardous Materials Claims”	9
1.89	“Hazardous Materials Laws”	9
1.90	“Holding Over Damages”	9
1.91	“HVAC”	9
1.92	“Initial Letter of Credit”	10
1.93	“Initial ROFO Deadline”	10
1.94	“Initial Seventh Floor Premises”	10
1.95	“Initial Term”	10
1.96	“Institutional Owner Practices”	10
1.97	“IRC”	10
1.98	“ISP 98”	10
1.99	“Landlord Delay”	10
1.100	“Landlord Designated Window Coverings”	10
1.101	“Landlord Personnel”	10
1.102	“Landlord Maintenance Areas”	10
1.103	“Landlord Repair Failure”	10
1.104	“Landlord’s Contribution”	10
1.105	“Landlord’s Determination”	10
1.106	“Landlord’s Statement”	10
1.107	“Landlord’s Work”	11
1.108	“Late Charge”	11
1.109	“Lease Month”	11
1.110	“Leased Premises”	11
1.111	“Letter of Credit”	11
1.112	“LOC Repudiation Date”	11
1.113	“Major Vertical Penetrations”	11
1.114	“Material Changes”	11
1.115	“Minimum Improvement Investment”	11
1.116	“MPOE”	11
1.117	“Named Tenant”	12

1.118	“Necessary Holdover”	12
1.119	“Net Rentable Area”	12
1.120	“Occupiable Area”	12
1.121	“OFAC”	12
1.122	“Option Exercise Notice”	12
1.123	“Parent Entity”	12
1.124	“Parking Privileges”	12
1.125	“Permitted Hazardous Materials”	12
1.126	“Permitted Occupants”	12
1.127	“Permitted Use”	12
1.128	“Phase”	13
1.129	“Phase Four”	13
1.130	“Phase Four Delivery”	13
1.131	“Phase Four Rent Commencement Date”	13
1.132	“Phase One”	13
1.133	“Phase One Delivery”	13
1.134	“Phase One Premises”	13
1.135	“Phase One Rent Commencement Date”	13
1.136	“Phase One Target Delivery Date”	13
1.137	“Phase Three”	13
1.138	“Phase Three Delivery”	13
1.139	“Phase Three Premises”	13
1.140	“Phase Three Rent Commencement Date”	14
1.141	“Phase Three Target Delivery Date”	14
1.142	“Phase Two”	14
1.143	“Phase Two Delivery”	14
1.144	“Phase Two Premises”	14
1.145	“Phase Two Rent Commencement Date”	14
1.146	“Phase Two Target Delivery Date”	14
1.147	“Planned Lobby and Plaza Project”	14
1.148	“Podium Area”	14
1.149	“Podium Elevator Lobby”	14
1.150	“Podium Elevator Lobby Renovations”	14
1.151	“Podium Elevators”	14
1.152	“Podium Infrastructure Work”	14
1.153	“Podium Roof Deck”	14
1.154	“Podium Roof Deck Designs”	15
1.155	“Podium Roof Deck Improvements”	15
1.156	“Podium Roof Deck Premises”	15
1.157	“Podium Roof Deck Working Drawings”	15
1.158	“Podium Security Turnstiles”	15

1.159	“Pre-Approved Qualified Issuer”	15
1.160	“Primary Expansion Space”	15
1.161	“Proceeds of Encashment”	15
1.162	“Project”	15
1.163	“Qualified Issuer”	15
1.164	“Real Property Taxes”	16
1.165	“Reimbursable Costs”	16
1.166	“REIT”	16
1.167	“Remaining Seventh Floor Premises”	16
1.168	“Rent”	16
1.169	“Rent Commencement Date”	16
1.170	“Rent Formula Notice”	16
1.171	“Replacement Expansion Space”	16
1.172	“Replacement Letter of Credit”	16
1.173	“Restroom Expansion Contribution”	17
1.174	“Retention Amount”	17
1.175	“Right of First Opportunity”	17
1.176	“Right of First Refusal”	17
1.177	“ROFO Acceptance Notice”	17
1.178	“ROFR Acceleration Notice”	17
1.179	“ROFR Period”	17
1.180	“Roof Deck Elevator”	17
1.181	“Second Extended Term”	17
1.182	“Second Floor Premises”	17
1.183	“Second Floor Premises Minimum Improvement Investment”	17
1.184	“Second Option to Extend”	17
1.185	“Secured Areas”	17
1.186	“Seventh Floor Premises”	17
1.187	“Seventh Floor Premises Minimum Improvement Investment”	17
1.188	“Signage Specifications”	18
1.189	“Sixth Floor Premises”	18
1.190	“Sixth Floor Premises Minimum Improvement Investment”	18
1.191	“SNDA”	18
1.192	“Space Plan Contribution”	18
1.193	“Specialty Improvements”	18
1.194	“Specified ROFR Transaction”	18
1.195	“Stevenson PRD Measurement”	18
1.196	“Subject Space”	18
1.197	“Substantial Completion”	18
1.198	“Successor”	18
1.199	“Successor Occupants”	19
v

1.200	“Supervision Fee”	19
1.201	“Supplemental HVAC Unit”	19
1.202	“Surrender Space”	19
1.203	“Tenant Delay”	19
1.204	“Tenant Extra Improvements”	19
1.205	“Tenant Improvements”	20
1.206	“Tenant’s Antennae”	20
1.207	“Tenant’s Architect”	20
1.208	“Tenant’s Audit”	20
1.209	“Tenant’s Determination”	20
1.210	“Tenant’s Exterior Signage”	20
1.211	“Tenant’s Interior Signage”	20
1.212	“Tenant’s Lobby Signage”	20
1.213	“Tenant’s Property”	20
1.214	“Tenant’s Proportionate Share”	20
1.215	“Tenant’s Requested SNDA Changes”	21
1.216	“Tenant’s Security System”	21
1.217	“Tenant’s Signage”	21
1.218	“Tenant’s Terrace Property”	21
1.219	“Term”	21
1.220	“Term Commencement Date”	21
1.221	“Term Expiration Date”	21
1.222	“Third Floor Premises”	21
1.223	“Third Floor Premises Minimum Improvement Investment”	21
1.224	“Tower”	21
1.225	“Tower Passageway”	21
1.226	“Transfer”	21
1.227	“Transfer Notice”	21
1.228	“Transfer Reminder Notice”	21
1.229	“Treasury Regulations”	22
1.230	“Unamortized Costs”	22
1.231	“Vendor Personnel”	22
1.232	“Vendors”	22
1.233	“Working Drawings”	22

ARTICLE 2 LEASED PREMISES		22

2.01	Lease	22
2.02	Access to the Leased Premises	22
2.03	Landlord’s Reserved Rights	22
2.04	Net Rentable Area	23

2.05	Modified Right of First Refusal	24
2.06	Right of First Opportunity	28
2.07	Direct Access to Tower	32
2.08	Partial Termination as to Certain Tower Space	32

ARTICLE 3 RENT, TERM, USE AND BASIC OPERATING COSTS		34

3.01	Term	34
3.02	First Option to Extend	34
3.03	Second Option to Extend	36
3.04	Use	37
3.05	Use of Stairwells	38
3.06	Use of Elevators in the Podium Area	38
3.07	Payment of Base Rent and Tenant’s Proportionate Share of Estimated Basic Operating Cost	39
3.08	Basic Operating Cost	43
3.09	Adjustment for Variation Between Estimated and Actual	53
3.10	Computation of Basic Operating Cost Adjustment	53
3.11	Tenant’s Right to Inspect Records	53

ARTICLE 4 LANDLORD COVENANTS		55

4.01	Basic Services	55
4.02	Extra Services	58
4.03	Parking and Transportation	59
4.04	Podium Roof Deck Premises	61
4.05	Podium Elevator Lobby	61
4.06	Window Coverings	62
4.07	Tenant’s Signage	62
4.08	Repair Obligation	66
4.09	Renovation of Portions of the Project	66
4.10	Peaceful Enjoyment	67
4.11	Restriction as to Location of Certain Competitors	67
4.12	Landlord’s Compliance with Laws	67
4.13	Supplemental HVAC	68
4.14	Tenant’s Right to Make Repairs	68

ARTICLE 5 TENANT’S COVENANTS		69

5.01	Payments by Tenant	69
5.02	Construction of Tenant Improvements	69
5.03	Taxes on Personal Property and Tenant Extra Improvements	70

5.04	Repairs by Tenant	70
5.05	Waste	71
5.06	Assignment or Sublease	71
5.07	Alterations, Additions, Improvements	76
5.08	Liens	79
5.09	Compliance with Laws and Insurance Standards	79
5.10	Tenant’s Antennae	81
5.11	Structural Work	83
5.12	Entry for Repairs, Inspection, Posting Notices, Etc.	83
5.13	No Nuisance	84
5.14	Subordination	84
5.15	Estoppel Certificate	86
5.16	Letter of Credit	88
5.17	Tenant’s Remedies	92
5.18	Rules and Regulations	92
5.19	Prohibition and Indemnity with Respect to Hazardous Material	92
5.20	Surrender of Premises on Termination	94
5.21	Removal of Certain Improvements	95

ARTICLE 6 CONDITION AND OPERATION OF THE BUILDING		96

6.01	Acceptance of Possession	96
6.02	Standards for Services	97
6.03	Inspection by a CASp in Accordance with Civil Code §1938	97
6.04	Alteration of Building	97
6.05	Background Checks	98

ARTICLE 7 CASUALTY, EMINENT DOMAIN AND MISCELLANEOUS MATTERS		100

7.01	Landlord’s Property Insurance	100
7.02	Liability Insurance	100
7.03	Tenant’s Property Insurance and Additional Tenant Insurance Requirements	101
7.04	Indemnity and Exoneration	102
7.05	Janitorial and Other Services by Tenant	103
7.06	Security	103
7.07	Waiver of Subrogation Rights	105
7.08	Condemnation and Loss or Damage	105
7.09	Damage and Destruction	106
7.10	Default by Tenant	109
7.11	Arbitration of Fair Market Rent	112
7.12	No Waiver	115

7.13	Statutory Waivers	116
7.14	Holding Over	116
7.15	Attorneys’ Fees	117
7.16	Waiver of Right to Jury Trial	117
7.17	Amendments	118
7.18	Transfers by Landlord	118
7.19	Severability	118
7.20	Notices	118
7.21	No Option	118
7.22	Integration and Interpretation	118
7.23	Defined Terms, Marginal Headings and References to Codes	119
7.24	Construction of Certain Terms	119
7.25	Quitclaim	119
7.26	No Easement for Light, Air and View	119
7.27	Disclosure as to Hazardous Materials	119
7.28	No Merger	120
7.29	Memorandum of Lease	120
7.30	Survival	120
7.31	Financial Statements	120
7.32	No Joint Venture	120
7.33	Limitation of Tenant Liability	120
7.34	Successors and Assigns	121
7.35	Confidentiality	121
7.36	Brokerage Commissions	122
7.37	Counterparts and Electronic Transaction	122
7.38	Authority	123
7.39	OFAC Certification	123
7.40	Governing Law	124
7.41	Landlord’s Representations and Warranties	124
7.42	Time of the Essence	125
7.43	Exhibits	125
7.44	Anti-Corruption	125
7.45	No Continuous Operation	125
7.46	Privacy	125

LIST OF EXHIBITS
Exhibit A    Diagram of Leased Premises
Exhibit A-1    Diagram of Podium Elevator Lobby
Exhibit B    Work Letter
Exhibit C    Building Grade Improvements
Exhibit D    Rent Schedule
Exhibit E    SNDA
Exhibit F    Rules and Regulations
Exhibit G    Janitorial Specifications
Exhibit H    Tenant’s Lobby Signage
Exhibit I    Podium Exterior Signage
Exhibit J    Design of Podium Elevator Reception Area
Exhibit K    Description and Schedule for Anticipated Building Lobby Renovations
Exhibit L    Dog Policy
Exhibit M    Document Approval Memorandum
Exhibit N    Form of Letter of Credit
Exhibit O    Form of Memorandum of Lease
Exhibit P    Description of Tenant Outside Air Work
Exhibit Q    Approved Conceptual Plans
Exhibit R    Diagram of Initial Seventh Floor Premises
Exhibit S    Privacy Policy
ADDENDUM
Addendum I    Additional Seismic Work Provisions
x

101 CALIFORNIA LEASE
This Lease is made and entered into as of the date specified in the Basic Lease Information sheet attached hereto and incorporated herein by this reference, by and between Landlord and Tenant, both as identified in the Basic Lease Information sheet.
IN CONSIDERATION OF THE MUTUAL COVENANTS AND AGREEMENTS CONTAINED IN THIS LEASE, THE PARTIES AGREE AS FOLLOWS:
ARTICLE 1
DEFINITIONS
Certain terms used in this Lease and the Exhibits hereto shall have the meaning set forth below for each such term. Other terms that are used in a single section of this lease or in a single paragraph in and Exhibit shall have the meaning set forth in such section or paragraph.
1.01    “2017 BOMA Standard” shall mean the “2017 BOMA for Office Buildings: Standard Methods of Measurement (ANSI/BOMA Z65.1—2017).”
1.02    “Accountant” shall have the meaning given that term in Section 3.11.
1.03    “Addendum I” shall mean that certain “Addendum I” attached to this Lease and incorporated into this Lease by this reference as though fully set forth herein.
1.04    “Additional Rent” shall mean all obligations of Tenant hereunder other than the obligation for payment of Gross Rent.
1.05    “Adjusted Phase One Target Delivery Date” shall have the meaning given that term in Paragraph 7 of Exhibit B.
1.06    “Adjusted Phase Three Target Delivery Date” shall have the meaning given that term in Paragraph 7 of Exhibit B.
1.07    “Adjusted Phase Two Target Delivery Date” shall have the meaning given that term in Paragraph 7 of Exhibit B.
1.08    “Adjustment Factors” shall have the meaning given that term in Section 1.68.
1.09    “Adverse Condition” shall have the meaning given that term in Section 4.14.
1.10    “Affiliate” shall mean any corporation, partnership or limited liability company which directly or indirectly controls or is controlled by or is under common control with Tenant (for this purpose, “control” shall mean the possession, directly or indirectly, of either the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities or partnership shares or by contract or otherwise, or the ownership, directly or indirectly, of not less than fifty percent (50%) of the then outstanding stock, if the entity is a corporation, or of fifty percent (50%) of the profit interests, if the entity is a partnership or a limited liability company).
1.11    “Alterations” shall mean those alterations, additions or improvements in or to the Leased Premises described in Section 5.07, but shall not include the construction by Tenant of the initial Tenant Improvements pursuant to Exhibit B.
1.12    “Applicable Laws” shall mean all laws, statutes, ordinances and governmental or public utility rules, regulations and other enforceable policies or requirements (including binding interpretations, orders or directives) now in force or which may hereafter be enacted or promulgated and which are applicable to the Project, the Leased Premises, the Tenant Improvements, Alterations or Tenant’s use of the Leased Premises or any part of any of them.
1.13    “Approved Fiber Provider” shall have the meaning given that term in Section 4.01.
1.14    “Approved Podium Roof Deck Plans” shall have the meaning given that term in Paragraph 5(c) of Exhibit B.
1.15    “Approved Working Drawings” shall have the meaning given that term in Paragraph 20 of Exhibit B.
1.16    “Assignment or Sublease Excess Gross Revenue” shall have the meaning given that term in Section 5.06.
1.17    “Atrium Area” shall mean the portion of the Leased Premises so labeled on Exhibit A.
1.18    “Atrium Code Compliance Date” shall have the meaning given that term in Paragraph 4 of Exhibit B.
1.19    “Background Investigation” shall have the meaning given that term in Section 6.05.
1.20    “Base Rent” shall mean the basic rent payable by Tenant to Landlord in the amounts and in the manner provided in Section 3.07.
1.21    “Basic Operating Cost” shall have the meaning given that term in Section 3.08(a).
1.22    “Basic Operating Cost Adjustment” for any calendar year shall mean the difference, if any, between Estimated Basic Operating Cost and Basic Operating Cost for that calendar year.
1.23    “Basic Services” shall mean the services provided pursuant to Section 4.01.

1.24    “BOMA PRD Remeasurement” shall have the meaning given that term in Section 2.04(b).
1.25    “Building” shall mean the office and retail building known as 101 California located on the parcel of real property bounded by California, Davis, Pine and Front Streets, in San Francisco, California. Although a single structure, the Building is composed of two areas, the Tower and the Podium Area.
1.26    “Building Grade Improvements” shall mean those improvements of the Leased Premises, if any, that are so defined in Exhibit C, or their equivalent.
1.27    “Building Hours” shall mean the hours of 8:00 A.M. to 6:00 P.M. (Pacific Time) Monday through Friday and the hours of 9:00 A.M. to 1:00 P.M. Saturday, excluding national or state holidays or other holidays observed by other Comparable Buildings and periods of temporary closure due to emergencies.
1.28    “Building Systems” shall mean the electrical, plumbing, mechanical and life safety systems of the Building.
1.29    “Business Day” shall mean any Monday, Tuesday, Wednesday, Thursday or Friday that is not (i) a holiday specified in, or determined in accordance with, the provisions of Sections 6700 and 6701 of the Government Code of the State of California; or (ii) a mandatory federal holiday during which deliveries by the United States Postal Service are suspended.
1.30    “Casualty” shall have the meaning given that term in Section 7.09.
1.31    “Casualty Estimate” shall have the meaning given that term in Section 7.09.
1.32    “City” shall mean the City and County of San Francisco, California.
1.33    “Claims, Damages and Costs” shall have the meaning given that term in Section 7.04(b).
1.34    “Code Compliant” shall mean that item is in compliance with the requirements of the Building, Plumbing, Electrical, Mechanical, Energy and Green Building Codes of the City, as well as all handicapped access laws of the United States and the State of California, to the extent applicable to the item. Whether or not an item is Code Compliant shall be determined: (i) as to obligations of Landlord to make an item within a Phase Code Compliant, by DBI as of the Delivery Date with respect to that Phase; (ii) as to other matters, by or in accordance with the practices of DBI with respect to other similar Code compliance matters; and (iii) with respect to occupancies consistent with the design live loads and superimposed dead loads per the original structural drawings and in accordance with the provisions of Paragraph 6 of Exhibit B.
1.35    “Common Area Bike Parking” shall have the meaning given that term in Section 4.03.

1.36    “Common Areas” shall mean the portions of the Project which are provided for use in common by Landlord, Tenant and any other tenants of the Project, such as entrances, lobbies, fire vestibules, restrooms, mechanical areas, ground floor corridors, elevators and elevator foyers, parking garage, loading docks, the Project’s plaza areas, telephone and equipment rooms, and other similar facilities, but shall not mean (i) Major Vertical Penetrations or (ii) any portion of any full Floor included in the Leased Premises which is not a Major Vertical Penetration.
1.37    “Comparable Buildings” shall have the meaning given that term in Section 1.68.
1.38    “Comparable Transactions” shall have the meaning given that term in Section 1.68.
1.39    “Conceptual Plans” shall have the meaning given that term in Paragraph 18 of Exhibit B.
1.40    “Conduct of Business” shall mean that Tenant occupies all or any applicable portion of the Leased Premises for the conduct of Tenant’s business therein, such that Tenant’s employees are present in the Leased Premises during at least some Building Hours on some Business Days, but shall not mean occupancy solely for the purpose of moving furniture, supplies, equipment, or business records into the Leased Premises or performing Tenant Improvements or otherwise preparing the Leased Premises for occupancy. For purposes of the Podium Roof Deck, “Conduct of Business” shall mean entry thereon by Tenant’s employees for the purpose of conducting meetings, consuming food or beverages or lounging and shall not mean entries solely for the purpose of maintenance, the installation of improvements or inspections.
1.41    “Confidential Information” shall have the meaning given that term in Section 7.35.
1.42    “Contraction Date” shall have the meaning given that term in Section 2.08.
1.43    “Contraction Notice” shall have the meaning given that term in Section 2.08.
1.44    “Contraction Right” shall have the meaning given that term in Section 2.08.
1.45    “Contribution Dispute Notice” shall have the meaning given that term in Section 3.07(g).
1.46    “Contribution Failure Notice” shall have the meaning given that term in Section 3.07(g).
1.47    “CPI” shall have the meaning given that term in Section 1.68.
1.48    “Credit Enhancement” shall mean each Letter of Credit required to be delivered by Tenant to Landlord pursuant to this Lease, together with all Proceeds of Encashment.

1.49    “DBI” shall have the meaning given that term in Paragraph 6 of Exhibit B.
1.50    “Deck Allowance” shall have the meaning given that term in Paragraph 12 of Exhibit B.
1.51    “Decking Work” shall have the meaning given that term in Paragraph 5 of Exhibit B.
1.52    “Delivery Condition” shall mean that the applicable portion of the Leased Premises are delivered: (i) with a reasonable path of ingress and egress; (ii) in full compliance with all Applicable Laws to extent applicable to the condition of the portion of the Leased Premises then being delivered, as described in Exhibit B; and (iii) satisfying all requirements of Paragraphs 4 or 5 of Exhibit B, to the extent applicable to the portion of the Leased Premises then being delivered, or any other requirement which is expressly provided in this Lease or Exhibit B to be performed as part of the Delivery Condition to the extent applicable to the portion of the Leased Premises then being delivered, except that (1) the Podium Infrastructure Work required under Paragraph 5(b) of Exhibit B located in the Sixth Floor Premises is not required to be Substantially Complete for Phase One to be in “Delivery Condition” and (2) the Podium Infrastructure Work required under Paragraph 5(b) of Exhibit B located in the Seventh Floor Premises is not required to be Substantially Complete for Phase Three to be in “Delivery Condition”.
1.53    “Delivery Date” shall mean the date of the Phase One Delivery, the Phase Two Delivery, the Phase Three Delivery, or the Phase Four Delivery, without inherent distinction as to which.
1.54    “Design Problem” shall have the meaning given that term in Section 5.07.
1.55    “Designated Power and Data Riser” shall have the meaning given that term in Section 5.10(b).
1.56    “Document Approval Memorandum” shall mean an agreement in the form attached hereto as Exhibit M.
1.57    “Drawing Change Notice” shall have the meaning given that term in Paragraph 22(iv) of Exhibit B.
1.58    “Early Termination Fee” shall have the meaning given that term in Section 2.08.
1.59    “Early Termination Fee Adjustment” shall have the meaning given that term in Section 2.08(a).
1.60    “Effective Date” shall mean the date upon which all of the following will have occurred: (i) Tenant and Landlord shall have each executed and delivered to the other a Document Approval Memorandum; and (ii) Tenant has duly authorized, executed and delivered this Lease to Landlord subject to the terms of the Document Approval Memorandum. Tenant may condition the effectiveness of such delivery on the receipt by Tenant of both a copy of this

Lease in the same form as executed by Tenant duly executed by Landlord and a copy of the SNDA in a form approved by Tenant executed by both Landlord and the First Mortgage Lender, but any such condition shall not modify the Effective Date hereunder.
1.61    “Electrical Capacity” shall have the meaning given that term in Section 4.01.
1.62    “Emergency Situation” shall have the meaning given that term in Section 4.14.
1.63    “Estimated Basic Operating Cost” for any calendar year shall mean Landlord’s estimate of Basic Operating Cost for such calendar year.
1.64    “Estimated Repair Period” shall have the meaning given that term in Section 7.09.
1.65    “Event of Default” shall mean the occurrence of any of the circumstances referred to in Section 7.10(a).
1.66    “Existing Restroom Upgrade Contribution” shall have the meaning given that term in Paragraph 10 of Exhibit B.
1.67    “Expansion Space Notice” shall have the meaning given that term in Section 2.05(b).
1.68    “Fair Market Rent” shall be equal to the monthly base rental rate (on a per rentable square foot basis) at which willing sophisticated tenants and willing sophisticated landlords leasing as of a particular time in arms-length transactions, non-sublease, non-encumbered, non-equity, for spaces comparable in size, location, floor height and quality to the Leased Premises (or other premises) in question, with a commencement date not more than twelve (12) months prior to the commencement of the applicable term (the “Comparable Transactions”) in the Project and in other office projects which are generally comparable in services and amenities, and quality of construction and appearance to the Project, and are located in the San Francisco North Financial District Market and South Financial District Market area (such buildings, the “Comparable Buildings”), with appropriate adjustments to account for differences in the Adjustment Factors (defined below) and all other factors reasonably relevant to a fair market rent determination. Transactions not otherwise consistent with the foregoing definition of Comparable Transactions due to differences in size, location or floor height may be included as “Comparable Transactions” for the purpose of determining Fair Market Rent by the application of the appropriate Adjustment Factors to account for such differences. In any determination of Fair Market Rent, appropriate consideration should be given to any reasonably relevant factor (or difference in the subject transaction or Comparable Transactions used for purposes of comparison), including the following factors (the “Adjustment Factors”): (i) monthly base rental rates per rentable square foot, (ii) abatement provisions reflecting free rent during the lease term; (iii) the size, location and floor height of the premises being leased; (iv) the condition and market value of the existing tenant improvements in the Leased Premises or other space (except that: (A) with regard only to the Fair Market Rent determination pursuant to an exercise by Tenant of the First Option to Extend or the Second Option to Extend, the value of the Tenant Improvements in the Podium Area shall be deemed equal to Landlord’s Contribution, as adjusted by an amount equal to the then-annual change in the “Consumer Price Index San Francisco-Oakland-Hayward, All Items, All Urban Consumers, Not Seasonally Adjusted” published by the United States Department of Labor, Bureau of Labor Statistics (1982-1984 = 100) or such successor index as may most closely track the same data (the “CPI”), and (B) with regard only to an exercise by Tenant of the Right of First Opportunity, the value of any existing tenant improvements as of the delivery date of the portion of the Premises located in the Tower shall be taken into account); (v) tenant improvements or allowances existing or to be provided; (vi) the existence and amount of any other cash payment or other equivalent concession including moving allowances, lease takeover allowances (or where a lease assumption is applicable, the value thereof) and any comparable tenant inducement; (vii) available ground floor lobby and building exterior signage rights; (viii) the age, quality, scale, services and amenities, quality of construction and appearance, location of the building in which the Comparable Transaction was located; (ix) whether payment of a real estate brokerage commission to tenant’s broker was made in connection with Comparable Transactions; and (x) other relevant economic factors or considerations.
1.69    “FCPA” shall have the meaning given that term in Section 7.44.
1.70    “Fifth Floor Premises” shall mean the portion of the Leased Premises located on the Fifth Floor of the Podium Area and containing Thirty-Three Thousand Nine Hundred Seventy-Six (33,976) square feet of Net Rentable Area.
1.71    “Fifth Floor Premises Minimum Improvement Investment” shall mean the sum of Four Million Five Hundred Eighty-Six Thousand Seven Hundred Sixty Dollars ($4,586,760.00).
1.72    “Final Arbitration Position” shall have the meaning given to that term in Section 7.11(c).
1.73    “Final Construction and Reimbursement Date” shall have the meaning given that term in Paragraph 15 of Exhibit B, subject to any modifications required by Addendum I to the extent that Paragraph 8 of Exhibit B or Addendum I provides that such modifications would apply.
1.74    “Final Expansion Space” shall have the meaning given that term in Section 2.05(g).
1.75    “Final Form of Replacement SNDA” shall have the meaning given that term in Section 5.14(e).
1.76    “Final Letter of Credit Amount” shall have the meaning given that term in Section 5.16(b).
1.77    “First Extended Term” shall have the meaning given that term in Section 3.02(a).

1.78    “First Mortgage Lender” shall have the meaning given that term in Section 5.14.
1.79    “First Opportunity Terms” shall have the meaning given that term in Section 2.06(f).
1.80    “First Option to Extend” shall have the meaning given that term in Section 3.02(a).
1.81    “Floor” shall mean: (i) any physical floor of the Podium Area on which a portion of the Leased Premises is located from time to time or may hereafter be located, excluding the Podium Roof Deck; (ii) the portion of the Podium Roof Deck that either contains or will contain a part of the Podium Roof Deck Premises; and (iii) any physical floor of the Tower on which a portion of the Leased Premises is located from time to time or may hereafter be located.
1.82    “Force Majeure Delay” Shall mean the delay resulting from either Landlord or Tenant being delayed or prevented from the performance of any act required hereunder or the satisfaction of any condition contained herein by reason of an act of God, strike, slowdown, lockout, labor dispute or trouble, governmental restriction, government action or inaction (including unusual permitting delays), enemy action, war, civil commotion or unrest, insurrection, terrorist activity, epidemics, pandemics, widespread diseases or public health emergencies (including the effects of shelter-in-place orders, quarantines, government shutdowns, substantial interruption to air shipments, substantial interruptions in supply chains, and other economic effects of an epidemic or pandemic), fire or other casualty, inability to procure materials or reasonable substitutes therefor, or other causes beyond the reasonable control of the party obligated to perform, then upon notice to the other party, the period for the performance of such act or the satisfaction of such condition shall be extended for a period equal to the period of such delay and such reasonable additional period as may be required to reschedule delayed work. Nothing in this Section 1.82 shall excuse Tenant from the prompt payment of any Rent or other charge required of Tenant hereunder except to the extent (i) any Rent Commencement Date is delayed by reason of an event of Force Majeure Delay to the extent provided herein; or (ii) the payment is expressly excused (if at all) under another provision of this Lease. The delayed party shall use commercially reasonable efforts in good faith (which need not include the use of overtime labor) to avoid foreseeable delays, to remedy the cause of any delay and to minimize the duration of any delay. The foregoing notwithstanding, if a Force Majeure Delay for the benefit of Tenant occurs during any Landlord Delay, Tenant shall receive the greater penalty of the Force Majeure Delay and the Landlord Delay but such penalty shall not result in any duplication of such delays.
1.83    “Foreclosure Purchaser” shall have the meaning given to that term in Section 5.14(c).
1.84    “Fourth Floor Premises” shall mean the portion of the Leased Premises located on the Fourth Floor of the Podium Area and containing Thirty-Four Thousand Two Hundred Eighty-Nine (34,289) square feet of Net Rentable Area.

1.85    “Fourth Floor Premises Minimum Improvement Investment” shall mean the sum of Four Million Six Hundred Twenty-Nine Thousand Fifteen Dollars ($4,629,015.00).
1.86    “Gross Rent” shall mean the total of Base Rent and Tenant’s Proportionate Share of Estimated Basic Operating Cost.
1.87    “Hazardous Material” shall mean any (i) oil or other petrochemical hydrocarbons, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants which (A) pose a hazard to the Project or to persons on or about the Project or (B) cause the Project to be in violation of any Hazardous Materials Laws; (ii) asbestos in any form, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas; (iii) chemical, material or substance defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, or “toxic substances” or words of similar import under any applicable local, state or federal law or under the regulations adopted or publications promulgated pursuant thereto, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq.; the Hazardous Materials Transportation Uniform Safety Act, as amended, 49 U.S.C. §5101, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; Sections 25115, 25117, 25122.7, 25140, 25249.8, 25281, 25316, 25501, and 25316 of the California Health and Safety Code; and Article 9 or Article 11 of Title 22 of the Administrative Code, Division 4, Chapter 20; (iv) other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of the Project or the owners and/or occupants of property adjacent to or surrounding the Project, or any other person coming upon the Project or adjacent property; and (v) other chemicals, materials or substances which may or could pose a hazard to the environment.
1.88    “Hazardous Materials Claims” shall mean any enforcement, cleanup, removal, remedial or other governmental or regulatory actions, agreements or orders instituted pursuant to any Hazardous Materials Laws; and any claims made by any third party against Landlord, Tenant or the Project relating to damage, contribution, cost recovery compensation, loss or injury resulting from the presence, release or discharge of any Hazardous Materials.
1.89    “Hazardous Materials Laws” shall mean any federal, state or local laws, ordinances, regulations or policies relating to the environment, health and safety, and Hazardous Materials (including the use, handling, transportation, production, disposal, discharge or storage thereof) or to industrial hygiene or the environmental conditions on, under or about the Project, including soil, groundwater and indoor and ambient air conditions.
1.90    “Holding Over Damages” shall have the meaning given that term in Section 7.14.
1.91    “HVAC” shall have the meaning given that term in Section 4.01.

1.92    “Initial Letter of Credit” shall mean an irrevocable standby letter of credit: (i) substantially in the form attached as Exhibit N; (ii) in the initial amount stated on the Basic Lease Information Sheet; (iii) having an expiry date not earlier than the first (1st) anniversary of the Rent Commencement Date; and (iv) issued by a Qualified Issuer.
1.93    “Initial ROFO Deadline” shall have the meaning given that term in Section 2.06(f).
1.94    “Initial Seventh Floor Premises” shall mean the portion of the Leased Premises located on the Seventh Floor of the Podium Area depicted as “Tenant B” on Exhibit R and containing Twelve Thousand Four Hundred Forty-Five (12,445) square feet of Net Rentable Area.
1.95    “Initial Term” shall mean the Term stated on the Basic Lease Information sheet, and shall not include any Extension Terms.
1.96    “Institutional Owner Practices” shall mean Class A office building management practices within the range of the practices of other institutional owners of Comparable Buildings.
1.97    “IRC” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor law.
1.98    “ISP 98” shall mean the International Standby Practices 1998, International Chamber of Commerce Publication No. 590.
1.99    “Landlord Delay” shall have the meaning given that term in Paragraph 25 of Exhibit B.
1.100    “Landlord Designated Window Coverings” shall have the meaning given that term in Section 4.06.
1.101    “Landlord Personnel” shall have the meaning given that term in Section 6.05(a).
1.102    “Landlord Maintenance Areas” shall have the meaning given that term in Section 4.08.
1.103    “Landlord Repair Failure” shall have the meaning given that term in Section 4.08.
1.104    “Landlord’s Contribution” shall have the meaning given that term in Paragraph 9 of Exhibit B.
1.105    “Landlord’s Determination” shall have each of the meanings given that term in Sections 2.06(f), 3.02(c) and 3.03(c).
1.106    “Landlord’s Statement” shall have the meaning given that term in Section 3.10.

1.107    “Landlord’s Work” shall mean that work necessary to place each of the Phases in the Delivery Condition for that Phase.
1.108    “Late Charge” shall have the meaning given that term in Section 7.10.
1.109    “Lease Month” shall mean a period commencing as of a particular date and continuing to and including the date immediately preceding the same date of the next calendar month (or, if the next calendar month does not contain such a same date due to it being shorter in duration, then continuing to and including the last day of such next calendar month). The First (1st) Lease Month shall commence as of the Phase One Rent Commencement Date, and successive Lease Months shall be consecutively numbered. The foregoing notwithstanding, the last Lease Month shall not expire until the Term Expiration Date.
1.110    “Leased Premises” shall mean the floor area more particularly shown on the Exhibit A floor plan attached hereto, containing the Net Rentable Area described on the Basic Lease Information sheet.
1.111    “Letter of Credit” shall mean either an Initial Letter of Credit or a Replacement Letter of Credit.
1.112    “LOC Repudiation Date” shall mean the date, if any, upon which the issuer of a Letter of Credit, the Federal Deposit Insurance Corporation, an agency of the United States of America, or any other governmental agency with authority to do so, or any agent acting on behalf of any of them, repudiates, terminates, withdraws, extinguishes, refuses to honor or revokes the Letter of Credit then held by Landlord prior to the scheduled expiry date of such Letter of Credit.
1.113    “Major Vertical Penetrations” shall mean the area or areas within Building stairs (excluding the landing at each floor), elevator shafts, flues, vents, stacks, pipe shafts and vertical ducts and the like, that service more than one floor of the Building. The area with Major Vertical Penetrations shall be bounded and defined by the mid-point of the perimeter walls thereof (or the extended plane of such walls over areas that are not enclosed). Major Vertical Penetrations shall exclude, however, areas for the specific use of Tenant or installed at the request of Tenant, such as special stairs or elevators.
1.114    “Material Changes” shall have the meaning given that term in Paragraph 22(iv) of Exhibit B.
1.115    “Minimum Improvement Investment” shall mean any one of the Second Floor Premises Minimum Improvement Investment, the Third Floor Premises Minimum Improvement Investment, the Fourth Floor Premises Minimum Improvement Investment, the Fifth Floor Premises Minimum Improvement Investment, the Sixth Floor Premises Minimum Improvement Investment and the Seventh Floor Premises Minimum Improvement Investment, without inherent specificity as to which of them.
1.116    “MPOE” shall have the meaning given that term in Section 4.01.

1.117    “Named Tenant” shall mean Chime Financial, Inc., a Delaware corporation.
1.118    “Necessary Holdover” shall have the meaning given that term in Section 2.05(b).
1.119    “Net Rentable Area” shall mean the area of the Leased Premises specified on the Basic Lease Information Sheet, subject to adjustment upon the final determination of the Podium Roof Deck Premises pursuant to Section 2.04(b) and subject to further adjustment upon an extension of the Term, as herein provided.
1.120    “Occupiable Area” shall have the meaning given that term in Section 3.07(c).
1.121    “OFAC” shall have the meaning given that term in Section 7.39(a).
1.122    “Option Exercise Notice” shall have the meaning given that term in Section 3.02(b).
1.123    “Parent Entity” shall mean any corporation, partnership or limited liability company owning, directly or indirectly, not less than fifty percent (50%) of all classes of the then outstanding stock of Tenant, if Tenant is a corporation, or fifty percent (50%) of all classes of the profit interests in Tenant, if Tenant is a partnership or a limited liability company.
1.124    “Parking Privileges” shall have the meaning given that term in Section 4.03.
1.125    “Permitted Hazardous Materials” shall mean Hazardous Materials which are contained in ordinary office, maintenance, kitchen or cleaning supplies of a type and in quantities typically used in the ordinary course of business by tenants similar to Tenant within Comparable Buildings, but only if and to the extent that such supplies are transported, stored and used in full compliance with Applicable Laws and otherwise in a safe and prudent manner. Hazardous Materials which are contained in ordinary office, maintenance, kitchen or cleaning supplies but which are transported, stored and used in a manner which is not in compliance in all material respects with Applicable Laws or which is not in any respect safe and prudent shall not be deemed to be “Permitted Hazardous Materials” for the purposes of this Lease.
1.126    “Permitted Occupants” shall have the meaning given that term in Section 5.06.
1.127    “Permitted Use” shall mean general office uses in the Leased Premises (which may include a commissary kitchen, a warming kitchen, a server room, an all-hands space and an invitation-only customer engagement area for its individually invited guests); provided, however, that for the purpose of limiting the type of use permitted by Tenant, or an assignee of Tenant, but without limiting Landlord’s right to lease any portion of the Building to a tenant of Landlord’s choice, “Permitted Use” shall not include: (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign government or political subdivision thereof; (iii) offices of any health care professionals or service organization, except for administrative offices where no diagnostic, treatment or laboratory services are performed; (iv) schools or other training facilities that are not ancillary to a primary office use by Tenant; (v) retail or restaurant uses, other than a commissary kitchen or warming kitchen serving only Tenant’s employees, employees of subtenants and invited guests of either of them; (vi) broadcast studios or other broadcast production facilities, such as radio and/or television stations, unless ancillary to the primary use of the Leased Premises in accordance with the foregoing; (vii) the licensing or subleasing of space within the Leased Premises to others as a primary business, including executive suite operations; (viii) product display or demonstration facilities, unless ancillary to the primary use of the Leased Premises in accordance with the foregoing; (ix) offices at which deposits or bills are regularly paid in person by customers; (x) personnel agencies, except offices of executive search firms; and (xi) laboratories performing biological research or testing.
1.128    “Phase” shall mean Phase One, Phase Two, Phase Three or Phase Four, without inherent specificity as to which of them.
1.129    “Phase Four” shall mean the Podium Roof Deck Premises.
1.130    “Phase Four Delivery” shall mean the delivery of possession of the entire Podium Roof Deck Premises by Landlord to Tenant with the Podium Roof Deck Improvements Substantially Complete.
1.131    “Phase Four Rent Commencement Date” shall mean the later of: (i) the Phase Four Delivery; or (ii) the Phase Three Rent Commencement Date.
1.132    “Phase One” shall mean the Third Floor Premises, the Fourth Floor Premises, the Fifth Floor Premises and the Sixth Floor Premises, taken together.
1.133    “Phase One Delivery” shall mean the delivery of possession of the entire Phase One Premises by Landlord to Tenant in the Delivery Condition.
1.134    “Phase One Premises” shall have the same meaning as “Phase One” and is used interchangeably with that term in this Lease for clarity.
1.135    “Phase One Rent Commencement Date” shall mean the two hundred tenth (210th) day after the Phase One Delivery.
1.136    “Phase One Target Delivery Date” shall mean the day which is five (5) months following the Effective Date of this Lease, subject to any modifications required by Addendum I to the extent that Paragraph 8 of Exhibit B or Addendum I provides that such modifications would apply.
1.137    “Phase Three” shall mean the Remaining Seventh Floor Premises.
1.138    “Phase Three Delivery” shall mean the delivery of possession of the entire Phase Three Premises by Landlord to Tenant in the Delivery Condition.
1.139    “Phase Three Premises” shall have the same meaning as “Phase Three” and is used interchangeably with that term in this Lease for clarity.

1.140    “Phase Three Rent Commencement Date” shall mean the two hundred tenth (210th) day after the Phase Three Delivery.
1.141    “Phase Three Target Delivery Date” shall mean October 1, 2022, subject to any modifications required by Addendum I to the extent that Paragraph 8 of Exhibit B or Addendum I provides that such modifications would apply.
1.142    “Phase Two” shall mean the Second Floor Premises and the Initial Seventh Floor Premises.
1.143    “Phase Two Delivery” shall mean the delivery of possession of the entire Phase Two Premises by Landlord to Tenant in the Delivery Condition.
1.144    “Phase Two Premises” shall have the same meaning as “Phase Two” and is used interchangeably with that term in this Lease for clarity.
1.145    “Phase Two Rent Commencement Date” shall mean the two hundred tenth (210th) day after the Phase Two Delivery.
1.146    “Phase Two Target Delivery Date” shall mean March 1, 2022, subject to any modifications required by Addendum I to the extent that Paragraph 8 of Exhibit B or Addendum I provides that such modifications would apply.
1.147    “Planned Lobby and Plaza Project” shall have the meaning given that term in Section 4.09.
1.148    “Podium Area” shall mean the portion of the Building consisting of the Second Floor Premises, the Third Floor Premises, the Fourth Floor Premises, the Fifth Floor Premises, the Sixth Floor Premises, the Seventh Floor Premises and the Podium Roof Deck Premises.
1.149    “Podium Elevator Lobby” shall mean that portion of the ground floor of the Building which is immediately adjacent to the Podium Elevators, as such portion is shown on Exhibit A-1.
1.150    “Podium Elevator Lobby Renovations” shall have the meaning given that term in Paragraph 4 of Exhibit B.
1.151    “Podium Elevators” shall mean the four (4) passenger elevators exclusively serving the Podium Area.
1.152    “Podium Infrastructure Work” shall have the meaning given that term in Paragraph 5 of Exhibit B.
1.153    “Podium Roof Deck” shall mean that portion of the roof of the Podium Area above the Seventh Floor Premises shown on Exhibit A.

1.154    “Podium Roof Deck Designs” shall have the meaning given that term in Paragraph 5(a) of Exhibit B.
1.155    “Podium Roof Deck Improvements” shall mean those improvements and landscaping to be designed and constructed by Landlord on the Podium Roof Deck pursuant to Exhibit B, including the Decking Work and the Podium Infrastructure Work.
1.156    “Podium Roof Deck Premises” shall mean the portion of the Leased Premises located within the Podium Roof Deck, the Net Rentable Area of which shall be determined by the measurement process described in Section 2.04(b).
1.157    “Podium Roof Deck Working Drawings” shall have the meaning given that term in Paragraph 5(c) of Exhibit B.
1.158    “Podium Security Turnstiles” shall have the meaning given that term in Paragraph 4(e) of Exhibit B.
1.159    “Pre-Approved Qualified Issuer” shall mean U.S. Bank National Association.
1.160    “Primary Expansion Space” shall have the meaning given that term in Section 2.05(a).
1.161    “Proceeds of Encashment” shall mean, collectively, all proceeds of an encashment of, or one or more draws against, any Letter of Credit.
1.162    “Project” shall mean the Building and other improvements located on the block bounded by California, Davis, Pine, and Front Street, San Francisco, California, together with the parcel or parcels of real property on which the Building and related improvements are located.
1.163    “Qualified Issuer” shall mean, with respect to any Letter of Credit, an issuer: (i) which is approved by Landlord in the exercise of its reasonable discretion at the time such Letter of Credit is issued; (ii) as to which the deposits held by such issuer are insured by the Federal Deposit Insurance Corporation, an agency of the United States of America; (iii) for which the long-term, unsecured and unsubordinated debt obligation issuer rating by Moody’s Investors Service, Inc. is within or above the second highest general category (as of the Effective Date, a minimum rating of A3), and the long term issuer credit rating by Standard & Poor’s Ratings Services is within or above the second highest general category (as of the Effective Date, a minimum rating of A-); and, (iv) for which the short term deposit rating by Moody’s Investors Service, Inc. is in the highest category (as of the Effective Date, a rating of P-1) and the short term deposit rating by Standard & Poor’s Ratings Services is in the highest category (as of the Effective Date, a rating of A-1). The criteria set forth in this Section 1.163 are applicable with respect to the issuer of a particular Letter of Credit both as of the delivery of such Letter of Credit to Landlord and at all times thereafter prior to the expiry date of such Letter of Credit. In addition, an issuer shall cease, immediately and without notice, to be a Qualified Issuer upon the first occurrence of: (A) the withdrawal or revocation of the charter of such issuer by the chartering authority; (B) the issuer becoming insolvent or unable or unwilling to honor any letter of credit issued by it to any beneficiary promptly and in accordance with the terms of such letter of credit (without reference to the time for performance by such issuer set forth in ISP 98); (C) the issuer being placed (voluntarily or involuntarily) into conservatorship or receivership by any governmental authority; (D) the issuer being placed on any “watchlist” (however then denominated) of Moody’s Investors Service, Inc. as under review for a downgrade, unless the then-current ratings of the issuer during the period such issuer is present on such “watchlist” in all cases exceeds the minimum standards set forth in subparts (ii) and (iii) of the first sentence of this Section 1.163, such that a downgrade could be made without causing a violation of any such minimum standard; or (E) the issuer failing to meet any of the minimum standards set forth in subparts (ii) through and including (v) of the first sentence of this Section 1.163. Within three (3) Business Days of the receipt by Landlord of a written request from Tenant, Landlord shall inform Tenant in writing whether or not Landlord, as of the date of the written request from Tenant, regards a particular bank specified in the request to be a Qualified Issuer. The foregoing notwithstanding, the Pre-Approved Qualified Issuer shall be a Qualified Issuer for purposes of this Lease, provided, however, that any Qualified Issuer (including the Pre-Approved Qualified Issuer) shall immediately and automatically cease to be a Qualified Issuer for purposes of this Lease upon the occurrence of an LOC Repudiation Date (if any) with respect to any Letter of Credit issued by such Qualified Issuer.
1.164    “Real Property Taxes” shall mean those taxes described in Section 3.08(a)(x).
1.165    “Reimbursable Costs” shall have the meaning given that term in Paragraph 9 of Exhibit B.
1.166    “REIT” shall mean a real estate investment trust under IRC Sections 856 through 860.
1.167    “Remaining Seventh Floor Premises” shall mean the portion of the Leased Premises located on the Seventh Floor of the Podium Area depicted as “Tenant A” on Exhibit R and containing Nineteen Thousand Nine Hundred Seventy-Nine (19,979) square feet of Net Rentable Area.
1.168    “Rent” shall mean Gross Rent plus Additional Rent, together comprising all of Tenant’s monetary obligations arising under this Lease.
1.169    “Rent Commencement Date” shall mean the Phase One Rent Commencement Date, the Phase Two Rent Commencement Date, the Phase Three Rent Commencement Date, or the Phase Four Rent Commencement Date, without inherent specificity as to which of them.
1.170    “Rent Formula Notice” shall have the meaning given that term in Section 5.06.
1.171    “Replacement Expansion Space” shall have the meaning given that term in Section 2.05(g).
1.172    “Replacement Letter of Credit” shall mean a letter of credit in the form and amount described in Section 5.16(b).

1.173    “Restroom Expansion Contribution” shall have the meaning given that term in Paragraph 11 of Exhibit B.
1.174    “Retention Amount” shall have the meaning given that term in Paragraph 14 of Exhibit B.
1.175    “Right of First Opportunity” shall have the meaning given that term in Section 2.06.
1.176    “Right of First Refusal” shall have the meaning given that term in Section 2.05(a).
1.177    “ROFO Acceptance Notice” shall have the meaning given that term in Section 2.06(f).
1.178    “ROFR Acceleration Notice” shall have the meaning given that term in Section 2.05(a).
1.179    “ROFR Period” shall have the meaning given that term in Section 2.05(a).
1.180    “Roof Deck Elevator” shall have the meaning given that term in Paragraph 5(b) of Exhibit B.
1.181    “Second Extended Term” shall have the meaning given that term in Section 3.03.
1.182    “Second Floor Premises” shall mean the portion of the Leased Premises located on the Second Floor of the Podium Area and containing Twenty-Three Thousand Five Hundred Fifteen (23,515) square feet of Net Rentable Area.
1.183    “Second Floor Premises Minimum Improvement Investment” shall mean the sum of Three Million One Hundred Seventy-Four Thousand Five Hundred Twenty-Five Dollars ($3,174,525.00).
1.184    “Second Option to Extend” shall have the meaning given that term in Section 3.03.
1.185    “Secured Areas” shall have the meaning given that term in Section 5.12.
1.186    “Seventh Floor Premises” shall mean the Initial Seventh Floor Premises and the Remaining Seventh Floor Premises.
1.187    “Seventh Floor Premises Minimum Improvement Investment” shall mean the sum of Four Million Three Hundred Seventy-Seven Thousand Two Hundred Forty Dollars ($4,377,240.00).

1.188    “Signage Specifications” shall have the meaning given that term in Section 4.07(d).
1.189    “Sixth Floor Premises” shall mean the portion of the Leased Premises located on the Sixth Floor of the Podium Area and containing Thirty-Three Thousand Six Hundred Forty-Four (33,644) square feet of Net Rentable Area.
1.190    “Sixth Floor Premises Minimum Improvement Investment” shall mean the sum of Four Million Five Hundred Forty-One Thousand Nine Hundred Forty Dollars ($4,541,940.00).
1.191    “SNDA” shall have the meaning given that term in Section 5.14.
1.192    “Space Plan Contribution” shall have the meaning given that term in Paragraph 13 of Exhibit B.
1.193    “Specialty Improvements” shall have the meaning given that term in Section 5.21.
1.194    “Specified ROFR Transaction” shall have the meaning given to that term in Section 2.05(a).
1.195    “Stevenson PRD Measurement” shall have the meaning given that term in Section 2.04(b).
1.196    “Subject Space” shall have the meaning given that term in Section 5.06.
1.197    “Substantial Completion” shall mean that a particular item of work (and that work shall be deemed “Substantially Complete”) when that particular work is complete to a degree that allows its use for its intended purpose. Substantial Completion shall be deemed to have occurred notwithstanding a requirement to complete “punchlist” or similar corrective work.
1.198    “Successor” shall mean: (i) a corporation into which or with which Tenant, its corporate successors or assigns, is merged or consolidated in accordance with the applicable statutory provisions for merger or consolidation of corporations, but only if, by operation of law or by effective provisions contained in the instruments of merger or consolidation, the liabilities of the corporations participating in such merger or consolidation are assumed by the corporation surviving the merger or created by such consolidation; (ii) any partnership or limited liability company into which Tenant is merged in accordance with the applicable statutory provisions for the merger of partnerships or limited liability companies and agrees in writing that it has unconditionally assumed for the benefit of Landlord all of the obligations and liabilities of Tenant under this Lease; and, (iii) any corporation, partnership or limited liability company acquiring the leasehold interest of Tenant under this Lease and substantially all of the other property and assets of Tenant or its Successor and agrees in writing that it has unconditionally assumed for the benefit of Landlord all of the obligations and liabilities of Tenant under this Lease. Acquisition by Tenant or its successors of substantially all of the assets, together with the assumption of all or substantially all of the obligations and liabilities of any corporation, shall be deemed a merger of such corporation into Tenant for purposes of this Lease.
1.199    “Successor Occupants” shall mean: (i) any Successor, but only through and including the date which is the first (1st) anniversary of the date upon which such entity became a Successor of Tenant; or (ii) a Successor which engages in the Conduct of Business in the lesser of: (A) four (4) Floors of the Leased Premises, or (B) the then entirety of the Floors of the Leased Premises in which Tenant Improvements have been Substantially Completed by Tenant, in either case subject to (x) interruptions in such occupancy resulting from Force Majeure Delays, including Casualties, natural disasters, utility interruptions, pandemics and epidemics, and (y) to interruptions in occupancy for the convenience of such Successor which do not continue for (or aggregate to) more than one (1) year during any period of three (3) consecutive years.
1.200    “Supervision Fee” shall have the meaning given that term in Section 5.07.
1.201    “Supplemental HVAC Unit” shall have the meaning given that term in Section 4.13.
1.202    “Surrender Space” shall have the meaning given that term in Section 2.08.
1.203    “Tenant Delay” shall mean any material delay to the completion of Landlord’s Work to the extent due to: (i) delays in the completion of plans, specifications or drawings by Tenant or its architects, landscape architects or engineers providing, or cooperating in the formulation of, plans, specifications or drawings necessary to obtaining permits or bids for the Podium Roof Deck Improvements, but only to the extent that Landlord can provide reasonable evidence of the cause of such a delay; (ii) the failure of Tenant to timely approve or disapprove any matter requiring Tenant’s approval relating to Landlord’s Work; (iii) material (when judged in accordance with industry custom and practice) interference by Tenant or its contractors in the performance of Landlord’s Work, except as expressly otherwise permitted by Exhibit B attached hereto, but taking into account the duties of the contractors of Landlord and Tenant to cooperate with one another set forth in this Lease, including Exhibit B; (iv) requests by Tenant for changes in Landlord’s Work; or (v) any delay in receipt of permits for, or performance of, construction of the Podium Infrastructure Work or the Podium Roof Deck Improvements to the extent attributable solely to the review by the City of the seismic or exiting conditions of the Building (whether or not Landlord ultimately performs or is required to perform any seismic work at the Building) due to any concern that Tenant’s floor loadings may exceed design live loads and superimposed dead loads per the original structural drawings or that Tenant’s projected occupancies may exceed the existing exiting facilities of the Leased Premises or any portion thereof, all only to the extent that Landlord provides reasonable evidence that such delay was attributable solely to the review by the City of such matters. Landlord shall use commercially reasonable efforts in good faith (which need not include the use of overtime labor) to avoid foreseeable delays, to remedy the cause of any delay and to minimize the duration of any delay.
1.204    “Tenant Extra Improvements” shall mean the extent to which the alterations, additions and improvements in the Leased Premises, whether existing as of the Effective Date or constructed or installed on or following the date of this Lease, exceed or would exceed in quality or quantity the Building Grade Improvements, had the Building Grade Improvements been constructed in the Leased Premises. In instances where this Lease refers to Tenant Extra Improvements as a standard for the provision of insurance, taxes, services, maintenance, repair or replacement by Tenant or Landlord, such reference shall be to the difference in required insurance, taxes, services, maintenance, repairs or replacements between the Tenant Improvements as constructed in the Leased Premises and the Building Grade Improvements, had the Building Grade Improvements been constructed in the Leased Premises.
1.205    “Tenant Improvements” shall mean the Building Grade Improvements and Tenant Extra Improvements (if any) existing in the Leased Premises as of the Effective Date or installed or to be installed by Tenant as approved by Landlord pursuant to Exhibit B.
1.206    “Tenant’s Antennae” shall mean the telecommunications, data, or satellite antennae installed by Tenant pursuant to Section 5.10, including: (i) all power connections, lines and wiring; (ii) all switches and other control equipment; (iii) all mountings; (iv) all antennae poles and masts; (v) all roof jacks and penetrations; and (vi) all power supplies and monitoring devices.
1.207    “Tenant’s Architect” shall have the meaning given that term in Paragraph 20 of Exhibit B.
1.208    “Tenant’s Audit” shall have the meaning given that term in Section 3.11.
1.209    “Tenant’s Determination” shall have the meaning given that term in Section 2.06(f).
1.210    “Tenant’s Exterior Signage” shall have the meaning given that term in Section 4.07.
1.211    “Tenant’s Interior Signage” shall have the meaning given that term in Section 4.07.
1.212    “Tenant’s Lobby Signage” shall have the meaning given that term in Section 4.07.
1.213    “Tenant’s Property” shall have the meaning given that term in Section 5.08.
1.214    “Tenant’s Proportionate Share” is based on the percentage that the aggregate Net Rentable Area of the Second Floor Premises, the Third Floor Premises, the Fourth Floor Premises, the Fifth Floor Premises, the Sixth Floor Premises and the Seventh Floor Premises (but not including the Net Rentable Area of the Podium Roof Deck Premises) bears to the total Net Rentable Area of the Building. If the Net Rentable Area of the Leased Premises changes, either by the addition of space or the deletion of space, then Tenant’s Proportionate Share shall also be changed to reflect the Net Rentable Area after such change, effective as of the date of such change. In no event shall the Net Rentable Area of the Podium Roof Deck Premises be

considered in determining Tenant’s Proportionate Share, the intent of the parties being that Section 3.08(f) shall control as to the Podium Roof Deck Premises.
1.215    “Tenant’s Requested SNDA Changes” shall have the meaning given that term in Section 5.14(e).
1.216    “Tenant’s Security System” shall have the meaning given that term in Section 7.06.
1.217    “Tenant’s Signage” shall have the meaning given that term in Section 4.07.
1.218    “Tenant’s Terrace Property” shall have the meaning given that term in Section 4.04.
1.219    “Term” shall mean the period from the Term Commencement Date and ending on the Term Expiration Date, unless sooner terminated pursuant to the terms of this Lease (except in connection with any Event of Default by Tenant).
1.220    “Term Commencement Date” shall mean the Delivery Date of Phase One.
1.221    “Term Expiration Date” shall mean the last day of the period shown as the “Term” on the Basic Lease Information sheet, unless the Term (i) is extended pursuant to the provisions of Sections 3.02 or 3.03, in which event the Term Expiration Date shall be the last day of First Extended Term or the Second Extended Term, as applicable; or (ii) is sooner terminated pursuant to the terms of this Lease (except for terminations arising in connection with an Event of Default). Except to the extent and in the manner otherwise expressly provided in this Lease, Tenant shall not have any right to extend the Term.
1.222    “Third Floor Premises” shall mean the portion of the Leased Premises located on the Third Floor of the Podium Area and containing Thirty-Five Thousand Seven Hundred (35,700) square feet of Net Rentable Area.
1.223    “Third Floor Premises Minimum Improvement Investment” shall mean the sum of Four Million Eight Hundred Nineteen Thousand Five Hundred Dollars ($4,819,500.00).
1.224    “Tower” shall mean the portion of the Building consisting of forty-one (41) enclosed stories from floors Eight (8) through Forty-Eight (48) in the office tower located within the Project.
1.225    “Tower Passageway” shall have the meaning given that term in Section 2.07.
1.226    “Transfer” shall have the meaning given that term in Section 5.06(a).
1.227    “Transfer Notice” shall have the meaning given that term in Section 5.06.
1.228    “Transfer Reminder Notice” shall have the meaning given that term in Section 5.06.

1.229    “Treasury Regulations” shall mean the income tax regulations, including any temporary regulations and proposed regulations to the extent that their proposed effective date would cause them to be applicable as of the date of any determination, from time to time promulgated under the IRC.
1.230    “Unamortized Costs” shall have the meaning given that term in Section 2.08.
1.231    “Vendor Personnel” shall have the meaning given that term in Section 6.05.
1.232    “Vendors” shall have the meaning given that term in Section 6.05.
1.233    “Working Drawings” shall have the meaning given that term in Paragraph 20 of Exhibit B.
ARTICLE 2
LEASED PREMISES
2.01    Lease. Landlord leases to Tenant and Tenant leases from Landlord the Leased Premises upon all of the terms, covenants and conditions set forth herein.
2.02    Access to the Leased Premises. Tenant shall be granted access to the Leased Premises and Common Areas twenty-four (24) hours per day, every day of the year, provided that such access shall: (i) be in accordance with all reasonable security measures as may be imposed by Landlord from time to time and as are generally applicable to tenants of the Building and their invitees; and (ii) be subject to restrictions on access imposed or recommended as a result of an emergency.
2.03    Landlord’s Reserved Rights. Landlord reserves from the leasehold estate hereunder, in addition to all other rights reserved by Landlord under this Lease: (i) all exterior walls and windows bounding the Leased Premises, and all space located within the Leased Premises for Major Vertical Penetrations, conduits, electric and all other utilities, air conditioning, sinks or other Building facilities that do not constitute Tenant Improvements or Alterations, the use thereof and access thereto through the Leased Premises for operation, maintenance, repair or replacement thereof, and (ii) subject to Section 6.04 hereof, the right from time to time, without unreasonable interference with Tenant’s use, to install, remove or relocate any of the foregoing for service to any part of the Building to locations that will have no more than a de minimis effect upon Tenant’s use of the Leased Premises, to make alterations or additions to and to alter or relocate any other Common Area facility or any other common facility to make changes or alterations therein or enlargements thereof, and to restrict access to portions of the Common Areas in a manner which does not unreasonably interfere with Tenant’s access to the Leased Premises. Landlord shall have the sole and exclusive right to possession and control of the Common Areas and all other areas of the Project outside the Leased Premises, provided that Tenant shall have the right to the non-exclusive use of those portions of the Common Areas necessary for reasonable access to the Leased Premises or otherwise designated by Landlord from time to time for the non-exclusive use of Tenant. Landlord shall use commercially reasonable efforts (which need not include the use of overtime to the extent institutional landlords would not routinely use overtime for such purpose) in connection with its rights pursuant to this Section 2.03 to avoid material interference with the use of the Leased Premises by Tenant or with reasonable access thereto.
2.04    Net Rentable Area.
(a)    The Net Rentable Area of the Second Floor Premises, the Third Floor Premises, the Fourth Floor Premises, Fifth Floor Premises, the Sixth Floor Premises and the Seventh Floor Premises have been measured by an independent building measurement company, Stevenson Systems, Inc., in substantial accordance with the 2017 BOMA Standard and determined thereby to be One Hundred Ninety-Three Thousand Five Hundred Forty-Eight (193,548) square feet in the aggregate, which the parties hereby agree shall conclusively constitute the Net Rentable Area of those portions of the Leased Premises during the Initial Term of this Lease and for the First Extended Term and the Second Extended Term, but only if those terms occur by reason of the exercise by Tenant of the First Option to Extend or the Second Option to Extend in strict accordance with the terms of the First Option to Extend or the Second Option to Extend, as applicable, unaccompanied by any modifications to those terms due to negotiations between Landlord and Tenant.
(b)    As of the Effective Date, the final design of the Podium Roof Deck Improvements has not been determined, and therefore the Net Rentable Area of the Podium Roof Deck Premises cannot yet be ascertained. The Net Rentable Area of the Leased Premises shown on the Basic Lease Information sheet therefore does not contain the Net Rentable Area of the Podium Roof Deck Premises. Upon Substantial Completion of the Podium Roof Deck Improvements, the Net Rentable Area and the Occupiable Area of the Podium Roof Deck Premises will be determined in accordance with the 2017 BOMA Standard by Stevenson Systems, Inc. (such measurement, the “Stevenson PRD Measurement”). Landlord shall provide Tenant with such Stevenson PRD Measurement promptly upon completion. Following Tenant’s receipt of the Stevenson PRD Measurement, Tenant may, within ten (10) Business Days after receipt thereof, object by written notice to Landlord, which objection shall state in detail the designations or calculations to which Tenant objects. If Tenant does not provide such written notice within such ten (10) Business Day period, Tenant shall be deemed to have accepted the Stevenson PRD Measurement. If Tenant timely objects to the Stevenson PRD Measurement and Tenant and Landlord are unable to resolve such dispute within ten (10) Business Days after Tenant delivers notice of such objection to Landlord, the parties shall mutually select an independent third party space measurement professional to calculate the Net Rentable Area and the Occupiable Area of the Podium Roof Deck Premises using the 2017 BOMA Standard (such measurement, the “BOMA PRD Remeasurement”). The BOMA PRD Remeasurement (or, if no BOMA PRD Remeasurement is performed, the Stevenson PRD Measurement) shall be conclusively deemed the Net Rentable Area and the Occupiable Area of the Podium Roof Deck Premises during the Initial Term of this Lease and for the First Extended Term and the Second Extended Term, but only if those terms occur by reason of the exercise by Tenant of the First Option to Extend or the Second Option to Extend in strict accordance with the terms of the First Option to Extend or the Second Option to Extend, as applicable, unaccompanied by any modifications to those terms due to negotiations between Landlord and

Tenant. Landlord shall prepare, and Landlord and Tenant shall execute, an amendment to this Lease setting forth the Net Rentable Area of the Podium Roof Deck Premises and the aggregate Net Rentable Area of the Leased Premises as so determined (subject to Section 3.07(c) hereof), together with a revised Exhibit A, which revised Exhibit A shall thereupon be deemed to amend and replace the version of Exhibit A initially attached to this Lease, although no failure to execute such an amendment shall affect the adjustment of the Net Rentable Area to the amount as so determined. Such amendment shall also: (i) set forth the Phase Two Rent Commencement Date, Phase Three Rent Commencement Date and Phase Four Rent Commencement Date, (ii) contain a revised Exhibit D on which the “Dates” column denoting the first day of the Lease Months constituting the individual Base Rent periods are revised based upon the actual Term Commencement Date, which revised Exhibit D shall thereupon be deemed to amend and replace the version of Exhibit D revised pursuant to Section 3.01(b) hereof; and (iii) delete Addendum I from this Lease if the provisions of such Addendum I are no longer applicable. For the purposes of this Lease, the term “Net Rentable Area” shall mean: (x) until the determination of the Podium Roof Deck Improvements has been determined, the amount shown as Net Rentable Area on the Basic Information Sheet; and, (y) after such determination has been completed, the aggregate of Net Rentable Areas of the Second Floor Premises, the Third Floor Premises, the Fourth Floor Premises, the Fifth Floor Premises, the Sixth Floor Premises, the Seventh Floor Premises and the Podium Roof Deck Premises (subject to Section 3.07 hereof). The foregoing notwithstanding, if Tenant thereafter installs additional improvements or landscaping on the Podium Roof Deck with the consent of Landlord which expands the area subject to improvements or landscaping on the Podium Roof Deck, the Net Rentable Area of the Podium Roof Deck shall be redetermined as of the date such installation occurs in accordance with this Section 2.04 and Section 3.07.
2.05    Modified Right of First Refusal.
(a)    Provided Tenant has not subleased to third parties (excluding Affiliates or the Parent Entity) three (3) or more full Floors (which for the purposes hereof shall exclude the Podium Roof Deck) of the Leased Premises and no Event of Default then exists, Tenant will have a modified right of first refusal (the “Right of First Refusal”) on full Floors that become available for lease on the Eleventh (11th) through the Fourteenth (14th) Floors of the Tower (the “Primary Expansion Space”), beginning on February 1, 2022 and continuing through October 31, 2022 (the “ROFR Period”). The Right of First Refusal shall be made available to Tenant one-time as to each Floor of the Primary Expansion Space upon the terms hereof. Tenant shall have the unilateral right in its sole discretion to exercise the Right of First Refusal at any time during the ROFR Period by delivery of written notice to Landlord; provided that, at such time as Landlord concludes in Landlord’s good faith judgment that there is a reasonable probability that Landlord will execute a binding lease with a specific third party tenant (which Landlord shall not be required to identify) for any portion of the Primary Expansion Space within one hundred twenty (120) days in light of the bargaining positions of each of the parties (the “Specified ROFR Transaction”), Landlord shall give to Tenant a written notice (the “ROFR Acceleration Notice”) stating the location and Net Rentable Area of the Primary Expansion Space as to which such possible Specified ROFR Transaction may occur and that Tenant has a period of five (5) Business Days to elect to lease such portion of the Primary Expansion Space. Landlord shall not sign a lease with such third party tenant until such period of five (5) Business Days for the election by Tenant as described above shall have expired. The provisions of this Section 2.05(a) shall be subject to the provisions of Section 2.05(g) below regarding the space subject to the Right of First Refusal. Tenant shall have a period of five (5) Business Days from the receipt by Tenant of the ROFR Acceleration Notice within which to elect to lease such portion of the Primary Expansion Space on the terms and subject to the conditions set forth herein. Failure by Tenant to accept such an offer during such period of five (5) Business Days shall conclusively be deemed a rejection of that offer. The portion of the Primary Expansion Space identified in the ROFR Acceleration Notice shall again become subject to the Right of First Refusal during the remainder of the ROFR Period, and Landlord shall thereafter give another ROFR Acceleration Notice when appropriate, (i) if a lease for the space identified by Landlord in the ROFR Acceleration Notice has not been executed with the applicable specific possible tenant (as described in the ROFR Acceleration Notice) within one hundred twenty (120) days of the date of the ROFR Acceleration Notice, or (ii) at such time as Landlord determines in its good faith judgment that there is no longer a reasonable probability that a lease for the space identified by Landlord in the ROFR Acceleration Notice shall be executed with the applicable specific possible tenant referenced in the ROFR Acceleration Notice within one hundred twenty (120) days of the date of the ROFR Acceleration Notice. Landlord shall promptly deliver notice to Tenant that Tenant’s Right of First Refusal hereunder remains in full force and effect promptly following the occurrence of the circumstances described in items (i) and (ii) above. Landlord shall have the right to give to Tenant a second or successive ROFR Acceleration Notice with respect to all or part of the same space, but only after the first to occur of: (i) the expiration of the one hundred twenty (120) day period following the ROFR Acceleration Notice for the execution of a lease with the third party tenant has expired; or (ii) Landlord has given to Tenant a written notice terminating the prior ROFR Acceleration Notice. If Landlord executes a lease for the space identified by Landlord in a ROFR Acceleration Notice within the applicable one hundred twenty (120) day period following the date of a ROFR Acceleration Notice, Landlord shall deliver notice to Tenant promptly following the date that Landlord executes such lease stating the fact of its execution, and Tenant’s Right of First Refusal shall not be effective until that space again becomes available for lease. Tenant’s right to lease any Primary Expansion Space which is not identified in a ROFR Acceleration Notice shall continue in effect as provided herein.
(b)    The Right of First Refusal shall be subject and subordinate to the rights in effect on the Effective Date of each of the existing tenants of the Primary Expansion Space to renew their leases strictly in accordance with the terms thereof, and Landlord shall have no right to renew any lease with the tenant occupying the Primary Expansion Space on the Effective Date other than strictly pursuant to such tenant’s contractual right in its lease in effect as of the Effective Date, except that Landlord may grant either such tenant (or both such tenants) a right to holdover for a period of not more than one hundred twenty (120) days (a “Necessary Holdover”) necessitated by the inability of a current tenant to move into replacement space due to a delay in the availability of such space for occupancy. Landlord shall promptly notify Tenant in writing if any portion of the Primary Expansion Space is renewed by the existing tenant thereof strictly in accordance with the lease terms or for a Necessary Holdover, and in any case shall notify Tenant no later than fifteen (15) days after the period for exercise of their respective options by the existing tenants has expired (but no later than November 15, 2021) as to which full Floors of the Primary Expansion Space shall be available for lease by Tenant (an “Expansion Space Notice”). The Expansion Space Notice shall also contain an offer by Landlord to lease to Tenant for any and all full Floors of the Primary Expansion Space which are not renewed by the existing tenants in accordance with the Right of First Refusal and the Right of First Opportunity. Landlord shall specify in the Expansion Space Notice the anticipated Delivery Date for each full Floor of the Final Expansion Space. The Right of First Refusal shall be personal to the Named Tenant and its Affiliates, Parent Entity and Successor Occupants.
(c)    If Landlord grants a Necessary Holdover, the date “October 31, 2022” referred to in Section 2.05(a) above will be extended for all of the Primary Expansion Space one (1) day for each day that the applicable tenant remains in possession of such Primary Expansion Space under a Necessary Holdover. Landlord shall promptly notify Tenant of the date upon which such tenant vacates any Necessary Holdover space.
(d)    The Delivery Date for any Primary Expansion Space shall be five (5) months after such space is vacated by the existing tenant, but no earlier than April 1, 2023.
(e)    If Tenant exercises the Right of First Refusal during the period from February 1, 2022 to October 31, 2022, the lease of the Primary Expansion Space shall be on the same terms as the Phase Three Premises (with Base Rent remaining equal to the Base Rent of Phase Three as it escalates from time to time), except that: (i) the period for the forgiveness of Base Rent set forth in Section 3.07(d) and the Landlord’s Contribution shall each be prorated for the remaining Term; (ii) the Restroom Expansion Contribution, the Existing Restroom Upgrade Contribution and the Space Plan Contribution shall not apply; and (iii) Landlord shall provide to Tenant an amount (an “Existing Restroom Upgrade Allowance”) equal to the cost of the design, permitting and construction by Tenant of any upgrades to all existing restrooms in the space being taken necessary to cause them to be Code Compliant using Building standard materials and finishes and constructing to Building standard configuration or with such upgrades as are specifically required by the City (e.g., the provision of additional toilet and urinal fixtures) on its own initiative (i.e., without Tenant having requested any such requirement be imposed by the City) due to a change in City policy that previously recognized the hardship that exists with respect to restrooms in the Tower, but not requirements for upgrades imposed because of the projected density of Tenant or subtenant employees in such space. Landlord and Tenant shall confer in good faith in an effort to mutually agree upon the amount of the Existing Restroom Upgrade Allowance, based on the lowest of at least three (3) competitive bids from responsible contractors. If Tenant and Landlord in good faith do not agree to the amount of the Existing Restroom Upgrade Allowance either party may initiate: (x) an action for injunctive or declaratory relief; or (y) an expedited arbitration, under the “JAMS Streamlined Arbitration Rules & Procedures” (or their equivalent) of the Judicial Arbitration and Mediation Service, using a single arbitrator, solely for a determination of the amount of the Existing Restroom Upgrade Allowance. Landlord and Tenant shall cooperate reasonably with one another to expedite the resolution of such dispute, without waiving the rights of either of them. The Existing Restroom Upgrade Allowance shall not be a Basic Operating Cost hereunder. Landlord may elect by written notice delivered at the time of review and approval of the Alterations to the existing restrooms to require Tenant to remove any finishes to the existing restrooms which are not Building standard finishes for the Tower and replace such finishes with Building standard finishes. Except pursuant to the foregoing, Tenant shall have no obligation to restore the finishes to the existing restrooms in the Tower. Upon the expiration or earlier termination of this Lease, Tenant shall restore, to Building standard configuration, fixtures and any upgrades to the existing restrooms in the Tower performed by Tenant that are not specifically required by the City at the time of the issuance of permits for the associated Tenant Improvements or in the course of constructing such associated Tenant Improvements (and Tenant shall not request any such requirement by the City be imposed), although Tenant shall have no obligation to restore any portion of the upgrades performed by Tenant specifically required by the City at the time of the issuance of permits for the associated Tenant Improvements or in the course of constructing such associated Tenant Improvements (e.g., such as the provision of additional toilet and urinal fixtures). Should Tenant determine in its sole discretion that it requires additional toilet and urinal fixtures in excess of the amount required by the City, Tenant shall satisfy such requirement by adding additional restrooms in the Leased Premises at Tenant’s sole cost and expense.
(f)    Tenant shall be entitled to lease the Primary Expansion Space on a Floor by Floor basis, provided Tenant shall be permitted to lease only adjacent full Floors (to the extent adjacent Floors are available) starting from the Eleventh (11th) Floor and going higher up to and including to the Fourteenth (14th) Floor, unless Landlord, in the exercise of its sole discretion, designates in the Expansion Space Notice that Tenant shall be required to lease full Floors starting from the Fourteenth (14th) Floor and going lower down to and including the Eleventh (11th) Floor, which designation Landlord cannot thereafter change.
(g)    If either of the current tenants of the Primary Expansion Space decides to exercise its option to extend the term of its lease strictly in accordance with the terms thereof (excluding a Necessary Holdover), such that one or more Floors of the Primary Expansion Space is not available to lease by Tenant, then the Right of First Refusal and Right of First Opportunity shall apply instead to a number of Floors, up to a maximum of three (3), equal to the number of full Floors of the Primary Expansion Space as to which the option to extend was so exercised, such replacement full Floors to be selected by Landlord from among the Eighth (8th) through Tenth (10th) Floors (the “Replacement Expansion Space”) located in the Tower. Landlord shall notify Tenant in the Expansion Space Notice which Floors of the Primary Expansion Space are available for lease and which Floors of the Replacement Expansion Space is or will become available for lease and the date the Replacement Expansion Space is anticipated to become available. As used herein, the term “Final Expansion Space” means: (i) those full Floors of the Primary Expansion Space for which the existing tenant did not exercise its option to extend strictly in accordance with the terms thereof (excluding a Necessary Holdover); and (ii) if any of the Primary Expansion Space is unavailable for lease by Tenant because the existing tenant exercised its option to extend, the Replacement Expansion Space Floors elected by Landlord in substitution therefor. Tenant may exercise the Right of First Refusal as to the Replacement Expansion Space to the extent it is a part of the Final Expansion Space during the same period and on the same terms as the Right of First Refusal described above (including the right to lease less than all of the Final Expansion Space, but on a full Floor only basis) during the period when the Right of First Refusal is available to Tenant. If Landlord fails to deliver to Tenant an

Expansion Space Notice by November 15, 2021, the commencement and expiration of the ROFR Period shall be delayed one (1) day for each day until Landlord delivers to Tenant an Expansion Space Notice. Whenever the initial space becoming available within the Replacement Expansion Space is a partial Floor, acceptance by Tenant of such partial Floor shall also constitute an obligation by Tenant to take the remainder of that Floor when it next becomes available; provided that Landlord shall state by written notice to Tenant given at the time of the initial notice of the availability of space the termination date of the lease(s) affecting the remainder of such Floor and any extension options or other rights that could affect the date of such availability. In no event shall any Necessary Holdover with respect to the Replacement Expansion Space exceed sixty (60) days. If Tenant elects to take that partial Floor in response to the offer from Landlord set forth in the Expansion Space Notice, then Tenant may elect either to take possession of that space as soon as it is available (with Tenant being required to take the remainder of the entire Floor as it becomes available from time to time) or to defer taking possession of it until all of the remaining space on that Floor also becomes available (at which time Tenant will be required to take the entire Floor). If Tenant does not exercise its right, then such failure to exercise such right shall constitute a waiver of the right to take any space on that Floor.
(h)    For the avoidance of doubt: (i) any space taken by Tenant pursuant to the Right of First Opportunity shall be deleted from the Final Expansion Space and shall not be replaced; and (ii) the use of the term “Right of First Refusal” refers only to the rights set forth in this Section 2.05, and does not imply any other rights that might commonly be associated with the use of that term in the marketplace.
(i)    The provisions of this Section 2.05 shall be subject to any modifications required by Addendum I to the extent that Addendum I provides that such modifications would apply.
2.06    Right of First Opportunity.
(a)    Landlord hereby grants to Tenant a right (the “Right of First Opportunity”) to lease the Final Expansion Space on the terms and subject to the conditions set forth in this Section 2.06.
(b)    Landlord shall offer the Final Expansion Space to Tenant on January 1, 2022 on the same terms as the Right of First Refusal, except that: (i) a portion of the Replacement Expansion Space may not be available at the same time as the Primary Expansion Space, in which event Landlord shall specify in its Expansion Space Notice to Tenant when such portion will be available for lease to Tenant; and (ii) Tenant may elect to accept that offer by written notice to Landlord given on or before January 31, 2022. Failure by Tenant to accept that offer on or before January 31, 2022 shall conclusively be deemed a rejection of that offer. Landlord shall offer Tenant the Right of First Opportunity for all portions of the Primary Expansion Space which are not renewed by the existing tenants. The foregoing offer is to be in addition to offers to be made pursuant to the Right of First Refusal above, and there will be no effect upon the Right of First Refusal if Tenant does not accept such a Right of First Opportunity offer.

(c)    Tenant’s Right of First Opportunity right shall be subject and subordinate to the rights of each of the existing tenants of the Primary Expansion Space to renew their leases strictly in accordance with the terms thereof, and Landlord shall have no right to renew any lease with the tenant then occupying the Primary Expansion Space other than strictly pursuant to such tenant’s contractual right in its lease as of the Effective Date, although Landlord may grant a Necessary Holdover.
(d)    If after expiration of the ROFR Period any portion of the Primary Expansion Space (but not the Replacement Expansion Space) again becomes available during the Initial Term following Landlord’s releasing to a third party and any renewal of any such lease as to such portion of the Primary Expansion Space or following the renewal of the lease by one or both of the existing tenants of the Primary Expansion Space, Landlord will re-offer that portion of the Primary Expansion Space to Tenant when it next becomes available pursuant to an Expansion Space Notice, and Tenant shall have fifteen (15) Business Days in which to accept that offer by written notice to Landlord. Failure by Tenant to accept that offer within such period of fifteen (15) Business Days shall conclusively be deemed a rejection of that offer.
(e)    If Tenant exercises the Right of First Opportunity prior to the date which is thirty-six (36) months following the Phase Three Rent Commencement Date, the lease of the Primary Expansion Space (or, if applicable, the Final Expansion Space) shall be on the same terms as the Phase Three Premises (with Base Rent remaining equal to the Base Rent of Phase Three as it escalates from time to time), except that: (i) the period for the forgiveness of Base Rent set forth in Section 3.07(d) and the Landlord’s Contribution shall each be prorated for the remaining Term; (ii) the Restroom Expansion Contribution, the Existing Restroom Upgrade Contribution, the Deck Allowance and the Space Plan Contribution shall not apply; and (iii) Landlord shall provide to Tenant an Existing Restroom Upgrade Allowance equal to the cost of the design, permitting and construction by Tenant of any upgrades to all existing restrooms in the space being taken necessary to cause them to be Code Compliant using Building standard materials and finishes and constructing to Building standard configuration or with such upgrades as are specifically required by the City (e.g., the provision of additional toilet and urinal fixtures) on its own initiative (i.e., without Tenant having requested any such requirement be imposed by the City) due to a change in City policy that previously recognized the hardship that exists with respect to restrooms in the Tower, but not requirements imposed because of the projected density of Tenant or subtenant employees in such space. Landlord and Tenant shall confer in good faith in an effort to mutually agree upon the amount of the Existing Restroom Upgrade Allowance, based on at least three (3) competitive bids from responsible contractors. If Tenant and Landlord in good faith do not agree to the amount of the Existing Restroom Upgrade Allowance either party may initiate: (x) an action for injunctive or declaratory relief; or (y) an expedited arbitration, under the “JAMS Streamlined Arbitration Rules & Procedures” (or their equivalent) of the Judicial Arbitration and Mediation Service, using a single arbitrator, solely for a determination of the amount of the Existing Restroom Upgrade Allowance. Landlord and Tenant shall cooperate reasonably with one another to expedite the resolution of such dispute, without waiving the rights of either of them. The Existing Restroom Upgrade Allowance shall not be a Basic Operating Cost hereunder. Landlord may elect by written notice delivered at the time of review and approval of the Alterations to the existing restrooms to require Tenant to remove any finishes to the existing restrooms which are not Building standard finishes for the Tower and replace such finishes with Building standard finishes. Except pursuant to the foregoing, Tenant shall have no obligation to restore the finishes to the existing restrooms in the Tower. Upon the expiration or earlier termination of this Lease, Tenant shall restore, to Building standard configuration, fixtures and any upgrades to the existing restrooms in the Tower performed by Tenant that are not specifically required by the City at the time of the issuance of permits for the associated Tenant Improvements or in the course of constructing such associated Tenant Improvements (and Tenant shall not request any such requirement by the City be imposed), although Tenant shall have no obligation to restore any portion of the upgrades performed by Tenant specifically required by the City at the time of the issuance of permits for the associated Tenant Improvements or in the course of constructing such associated Tenant Improvements (e.g., such as the provision of additional toilet and urinal fixtures). Should Tenant determine in its sole discretion that it requires additional toilet and urinal fixtures in excess of the amount required by the City, Tenant shall satisfy such requirement by adding additional restrooms in the Leased Premises at Tenant’s sole cost and expense.
(f)    If Tenant exercises the Right of First Opportunity after the date which is thirty-six (36) months following the Phase Three Rent Commencement Date (the “Initial ROFO Deadline”), the terms for the Primary Expansion Space (or, if applicable, the Final Expansion Space) with respect to Fair Market Rent (Fair Market Rent shall be structured as Base Rent and Tenant’s Proportionate Share of the Basic Operating Cost described in this Lease), and concessions, length of construction period, condition of the Primary Expansion Space and any tenant improvement allowance or other allowances (if any) shall be market based (except for any Existing Restroom Upgrade Allowance, which shall be determined pursuant to Section 2.06(e) above and shall be a factor in determining Fair Market Rent); however, all other terms (including the Term Expiration Date) shall be the same as the Leased Premises, except that the space will be delivered in “as is” condition, which factor will be taken account in setting the Fair Market Rent for the space to the extent then appropriate. The terms described in this Section 2.06(f) are referred to herein as the “First Opportunity Terms.” The Expansion Space Notice, if delivered following the Initial ROFO Deadline, shall state Landlord’s initial proposal as to the First Opportunity Terms (including Landlord’s good faith determination of Fair Market Rent) applicable to the lease of the Primary Expansion Space. Within twenty (20) Business Days after receipt of the Expansion Space Notice from Landlord, Tenant shall have the right by written notice (the “ROFO Acceptance Notice”) to: (i) elect to accept Landlord’s determination of the First Opportunity Terms (a “Landlord’s Determination”); or (ii) elect to determine the First Opportunity Terms by arbitration pursuant to Section 7.11 of this Lease. If Tenant elects to arbitrate, the ROFO Acceptance Notice shall include initial Tenant’s proposal as to the First Opportunity Terms (“Tenant’s Determination”), and the parties shall endeavor to reach agreement as to the First Opportunity Terms for a period ten (10) Business Days before the arbitration commences. Failure on the part of Tenant to specify whether Tenant accepts Landlord’s Determination of the First Opportunity Terms shall constitute an election by Tenant to accept Landlord’s Determination of the First Opportunity Terms. For the avoidance of doubt, neither Landlord’s Determination nor Tenant’s Determination shall be binding on the party providing it or introduced as evidence or otherwise referred to in any arbitration proceeding pursuant to Section 7.11 below. Tenant’s failure to provide a ROFO Acceptance Notice within such twenty (20) Business Day period shall be deemed Tenant’s rejection of the Right of First Opportunity.
(g)    The Right of First Opportunity shall: (i) be personal to the Named Tenant and its Affiliates, Parent Entity and Successor Occupants; and (ii) shall no longer be available during the final three (3) years of the Initial Term unless Tenant exercises the First Option to Extend concurrently with electing to accept the Primary Expansion Space or Tenant has previously exercised the First Option to Extend. If Tenant exercises the First Option to Extend early, as provided in this Section 2.06(g), then: (i) Base Rent for the First Extended Term (but not the remainder of the Initial Term) shall be set at the time it would have been set had the First Option to Extend been exercised within the time period for regular exercise thereof set forth in Section 3.02(b) below, rather than at the earlier time that the First Option to Extend is in fact exercised; and (ii) the exercise of the First Option to Extend would also apply to the space taken by reason of the exercise of the Right of First Opportunity, such that the Term for that space would be co-terminus with the Term for the remainder of the Leased Premises.
(h)    Tenant shall be entitled to lease less than all of the Final Expansion Space pursuant to the Right of First Opportunity, provided that if the Primary Expansion Space is included in the Final Expansion Space, Tenant shall be permitted to lease only adjacent full Floors (to the extent the Expansion Space Notice states that adjacent Floors are available) starting from the Eleventh (11th) Floor and going higher up to and including to the Fourteenth (14th) Floor, unless Landlord, in the exercise of its sole discretion, designates in the Expansion Space Notice that Tenant shall be required to lease full Floors starting from the Fourteenth (14th) Floor and going lower down to and including the Eleventh (11th) Floor, which designation Landlord cannot thereafter change.
(i)    Whenever the initial space becoming available within the Replacement Expansion Space is a partial Floor, acceptance by Tenant of such partial Floor shall also constitute an obligation by Tenant to take the remainder of that Floor when it next becomes available; provided that Landlord shall state in the Expansion Space Notice the termination date of the lease(s) affecting the remainder of such Floor and any extension options or other rights that could affect the date of such availability. In no event shall any Necessary Holdover with respect to the Replacement Expansion Space exceed sixty (60) days. If Tenant elects to take that partial Floor in response to the offer from Landlord set forth in the Expansion Space Notice, then Tenant may elect either to take possession of that space as soon as it is available (with Tenant being required to take the remainder of the entire Floor as it becomes available from time to time) or to defer taking possession of it until all of the remaining space on that Floor also becomes available (at which time Tenant will be required to take the entire Floor). If Tenant does not exercise its right, then such failure to exercise such right shall constitute a waiver of the right to take any space on that Floor until all space on that Floor has been leased to other parties and thereafter again becomes available.
(j)    The provisions of this Section 2.06 shall be subject to any modifications required by Addendum I to the extent that Addendum I provides that such modifications would apply.

2.07    Direct Access to Tower. If Tenant leases a full Floor in the Tower, Landlord shall provide a direct, secured point for ingress to and egress from the Fourth Floor Premises to the Tower via a new passageway (the “Tower Passageway”) at Landlord’s cost. The Tower Passageway shall be Code Compliant and secured in a mutually agreed manner and Substantially Complete prior to rent commencement of the initial Floor leased by Tenant within the Tower. Landlord shall perform outside of Building Hours all work on the Tower Passageway causing noise or odors in the Leased Premises. In the event work on the Tower Passageway causing noise or odors is unavoidable during Building Hours due to logistical concerns or as mandated by the specific trade performing the work, Landlord shall notify Tenant no less than two (2) Business Days in advance and use best efforts to minimize any disruption to Tenant’s use of the Leased Premises. Prior to Substantial Completion of the Tower Passageway, Landlord shall install a card access system at Landlord’s cost to regulate access to the Tower Passageway. The other provisions of this Lease to the contrary notwithstanding, Tenant shall not be responsible for restoration of such new passageway at the expiration or earlier termination of this Lease.
2.08    Partial Termination as to Certain Tower Space.
(a)    If Tenant has leased space in the Tower pursuant to an exercise of either the Right of First Refusal or the Right of First Opportunity, Tenant shall have a one-time right (the “Contraction Right”) to terminate either one (1) or two (2) full Floors of the Leased Premises in the Tower (the “Surrender Space”), effective as of the last day of the Eighty-Fourth (84th) Lease Month (the “Contraction Date”); provided that the Surrender Space shall include all portions of the Leased Premises on a given Floor, and must either, at Landlord’s election, begin from Tenant’s highest Floor in the Tower or the lowest Floor in the Tower which includes the Leased Premises. Landlord’s election in that regard shall be made within ten (10) Business Days of the receipt by Landlord of a written request from Tenant given at the time of (or at any time following) the exercise by Tenant of either the Right of First Refusal or the Right of First Opportunity. To exercise the Contraction Right, Tenant shall provide Landlord with written notice (the “Contraction Notice”) on or before the last day of the Seventy-Second (72nd) Lease Month, together with the Early Termination Fee. The “Early Termination Fee” shall mean an amount equal to the sum of: (i) six (6) months of Gross Rent (Base Rent and Tenant’s Proportionate Share of Estimated Basic Operating Cost) in effect at the Eighty-Fourth (84th) Lease Month; plus (ii) an amount equal to the “Unamortized Costs” (as hereinafter defined), calculated as of the Contraction Date. For purposes of the preceding sentence, the term “Unamortized Costs”, shall mean an amount calculated by determining the outstanding principal balance of a loan calculated as of the Contraction Date, which loan has (A) an original principal balance equal to the sum of (1) Base Rent forgiven pursuant to Section 3.07(d) (if any), (2) Landlord’s Contribution, and (3) brokerage commissions, each as expended, given or incurred by Landlord (as reasonably allocated by Landlord to the Surrender Space) in connection with the lease of the Surrender Space, (B) an interest rate of eight percent (8%) per annum, (C) a term and full amortization period equal to the scheduled rental term of the lease for the Surrender Space occurring during the Initial Term (i.e., meaning the period beginning on the rent commencement date for the Surrender Space, and ending on the expiration of the Initial Term hereunder), and (D) payments of principal and interest made in equal monthly installments, with interest paid in arrears, and assuming that the loan was funded and the first payment was made as of the rent commencement date for the Surrender Space. Upon written request by Tenant, Landlord shall promptly provide Tenant with the precise calculation of the Early Termination Fee (including an amortization table) after all such costs are determined, except for the amount of Tenant’s Proportionate Share of Estimated Basic Operating Cost in effect at the Eighty-Fourth (84th) Lease Month, as to which Landlord shall provide a good faith estimate and which shall be used as the basis for Tenant’s payment of the Early Termination Fee. If the difference between the actual Basic Operating Cost in effect at the Eighty-Fourth (84th) Lease Month and Landlord’s good faith estimate is a positive number (i.e., actual cost exceeds estimated cost) (the “Early Termination Fee Adjustment”), Tenant shall pay to Landlord the Early Termination Fee Adjustment within thirty (30) days after the Early Termination Fee Adjustment is finally determined. If the Early Termination Fee Adjustment is a negative number (i.e., estimated cost exceeds actual cost), then Landlord shall pay Tenant’s Proportionate Share of the Early Termination Fee Adjustment to Tenant in cash, within thirty (30) days after the Early Termination Fee Adjustment is finally determined.
(b)    If Tenant exercises the Contraction Right: (i) Tenant shall surrender possession of the Surrender Space to Landlord in the condition described in Section 5.20 below on or before the Contraction Date; (ii) effective as of the later of the (x) Contraction Date and (y) the date upon which Tenant surrenders possession of the Surrender Space to Landlord in the condition described in Section 5.20 below (A) the Leased Premises shall be revised to exclude the Surrender Space, (B) this Lease shall be terminated as to the Surrender Space as if by expiration, (C) the Net Rentable Area of the Leased Premises shall be reduced by the Net Rentable Area of the Surrender Space and such reduced Net Rentable Area of the Leased Premises shall be used as the basis for determining the amount of Base Rent payable by Tenant in accordance with Section 3.07 and Tenant’s Proportionate Share shall be appropriately adjusted based on the subtraction of the Net Rentable Area of the Surrender Space from the Net Rentable Area of the Leased Premises; and (iii) Tenant shall continue to lease the Leased Premises (other than the Surrender Space) upon all of the terms and provisions of this Lease. If Tenant fails to surrender possession to the Surrender Space as provided under this Section 2.08(b) (including as to the condition thereof), then Landlord may, after ten (10) Business Days written notice to Tenant, perform the obligations which Tenant failed to perform, and Tenant shall reimburse Landlord for all expenses reasonably and actually incurred by Landlord (together with the administrative fee for an extra service, as calculated pursuant to Section 4.02) in performing such obligations, such reimbursement to be made within thirty (30) days of the receipt by Tenant of a written request from Landlord for such reimbursement, which request shall include reasonable evidence of the expenses incurred by Landlord. If Tenant fails to vacate the Surrender Space at the time or in the manner or condition required by this Section 2.08(b), then Tenant shall be deemed to be in holdover of the Surrender Space until Tenant vacates the Surrender Space in the manner and condition required, and the provisions of Section 7.14 shall apply to such holdover.
(c)    No termination of this Lease as to the Surrender Space shall terminate the obligations of Tenant under this Lease to indemnify, defend or hold Landlord harmless as to claims or liabilities arising in connection with events occurring prior to the date of the surrender of possession of the Surrender Space to Landlord.

(d)    After the giving of the Contraction Notice and payment of the Early Termination Fee, Landlord and Tenant shall confirm the exclusion of the Surrender Space from the Leased Premises, the Base Rent, Tenant’s Proportionate Share and the Net Rentable Area by executing an amendment reasonably satisfactory to Landlord and Tenant; provided that failure by Landlord and Tenant to execute such amendment shall not affect the exclusion of the Surrender Space from the Leased Premises in accordance with this Section 2.08.
ARTICLE 3
RENT, TERM, USE AND BASIC OPERATING COSTS
3.01    Term.
(a)    The Term shall commence upon the Term Commencement Date and shall continue in full force for the Term. If Landlord is unable for any reason to deliver possession of the Phase One Premises to Tenant on or before the Phase One Target Delivery Date, Landlord shall not be liable for any claims, damages or liabilities by reason thereof (except as expressly set forth herein with respect to certain possible forgiveness of Base Rent and termination rights granted in Paragraph 7 and Paragraph 8 of Exhibit B), but the Term Commencement Date shall be the Delivery Date of Phase One. Either Landlord or Tenant, at the request of the other, shall execute a declaration specifying the Term Commencement Date; provided, however, that failure to execute, or request execution of, such declaration shall not in any way alter the Term Commencement Date. Tenant’s obligations under this Lease shall commence upon the Term Commencement Date (except as expressly otherwise provided herein with respect to obligations arising earlier). The foregoing notwithstanding, the duration of the Term and the Term Expiration Date shall be subject to extension pursuant to the provisions of Paragraph 7(d) of Exhibit B.
(b)    Landlord shall prepare, and Tenant shall promptly execute and deliver to Landlord, a factually correct certificate containing a statement of the Term Commencement Date, together with a revised Exhibit D on which the “Dates” column denoting the first day of the Lease Months constituting the individual Base Rent periods are revised based upon the actual Term Commencement Date, which revised Exhibit D shall thereupon be deemed to amend and replace the version of Exhibit D initially attached to this Lease.
3.02    First Option to Extend.
(a)    Tenant shall have the option to extend the Term (“First Option to Extend”) for one (1) period of five (5) years (the “First Extended Term”) either as to the then entirety of the Leased Premises or as to the entire portion of the Leased Premises located in the Podium Area at Tenant’s election. The First Extended Term, if any, shall commence on the day following the last day of the Initial Term of this Lease and shall continue for a period of five (5) years thereafter. The First Option to Extend shall be upon all of the following conditions (each of which may be waived by Landlord in its sole discretion by written notice to Tenant): (i) if Tenant’s election is to extend the Term as to the entire Leased Premises, Tenant has not subleased to third parties (excluding Affiliates or the Parent Entity or any Successor) or as of the date of exercise is not then currently offering for sublease more than fifty percent (50%) of the

Net Rentable Area in the entire Leased Premises; or (ii) if Tenant’s election is to extend the Term as to the entire portion of the Leased Premises located in the Podium Area, Tenant has not subleased to third parties (excluding Affiliates or the Parent Entity or any Successor) or as of the date of exercise is not then currently offering for sublease more than three (3) full Floors (which for the purposes hereof shall exclude the Podium Roof Deck) of the Podium Area; and (iii) that no Event of Default exists hereunder at the time of the giving of the Option Exercise Notice. Base Rent per annum for the First Extended Term shall be shall be at the then current Fair Market Rent for the First Extended Term, as determined pursuant to Section 3.02(c).
(b)    To exercise the First Option to Extend, Tenant shall give Landlord written notice of its election to exercise (an “Option Exercise Notice”) at least fifteen (15) months but not more than eighteen (18) months prior to expiration of the Initial Term. The Option Exercise Notice shall state whether Tenant is electing thereby to extend as to the entire Leased Premises or as to the then current entire portion of the Leased Premises located in the Podium Area. If Tenant fails to designate which portion of the Leased Premises shall be renewed in the Option Exercise Notice, Tenant shall be deemed to have elected to renew solely as to the Leased Premises located in the Podium Area only. Tenant may request Landlord’s non-binding good faith estimate as to the Fair Market Rent with thirty (30) days prior written notice given not before twenty (20) months but not after the expiration of nineteen (19) months prior to expiration of the Initial Term, which estimate shall not be admitted in evidence or otherwise referred to in any subsequent arbitration of Fair Market Rent.
(c)    By the thirtieth (30th) day following receipt of Tenant’s election to extend for the First Extended Term, Landlord shall notify Tenant of Landlord’s determination of Base Rent for the First Extended Term (a “Landlord’s Determination”). Within thirty (30) days after receipt of such notice from Landlord, Tenant shall have the right to: (i) elect to accept Landlord’s Determination of Base Rent for the First Extended Term; or (ii) elect to determine Fair Market Rent for the First Extended Term by arbitration pursuant to Section 7.11 of this Lease. Failure on the part of Tenant to accept Landlord’s Determination of Base Rent within the thirty (30) day period shall constitute an election by Tenant to require arbitration of Fair Market Rent for the First Extended Term.    The arbitration shall commence in accordance with the provisions of
Section 7.11(a) below.
(d)    From and after commencement of the First Extended Term, if any, all of the other terms, covenants and conditions of the Lease shall apply, and references to the Term shall be deemed to include the First Extended Term; provided, however, that: (i) Base Rent shall be revised as herein provided; (ii) the Net Rentable Area of the Leased Premises shall be adjusted to reflect the Net Rentable Area of the Leased Premises during the First Extended Term; (iii) Tenant’s Proportionate Share shall be appropriately adjusted; and (iv) Tenant shall have no option or right to further extend the Term, except as expressly provided in Section 3.03.
(e)    The First Option to Extend contained in this Section 3.02 shall be personal to the Named Tenant, Affiliates, the Parent Entity and Successors, and shall not be exercisable by any other party, including any other assignee of any interest in or to this Lease or any subtenant of the Leased Premises.
3.03    Second Option to Extend.
(a)    Provided that Tenant exercised the First Option to Extend, Tenant shall have the option to extend the Term (“Second Option to Extend”) for one (1) period of five (5) years (the “Second Extended Term”) either as to the then entirety of the Leased Premises or as to the entire portion of the Leased Premises located in the Podium Area at Tenant’s election. The Second Extended Term, if any, shall commence on the day following the last day of the First Extended Term of this Lease and shall continue for a period of five (5) years thereafter. The Second Option to Extend shall be upon all of the following conditions (each of which may be waived by Landlord in its sole discretion by written notice to Tenant): (i) if Tenant’s election is to extend the Term as to the entire Leased Premises, Tenant has not subleased to third parties (excluding Affiliates or the Parent Entity or any Successor) or as of the date of exercise is not then currently offering, for sublease more than fifty percent (50%) of the Net Rentable Area in the entire Leased Premises; or (ii) if Tenant’s election is to extend the Term as to the entire portion of the Leased Premises located in the Podium Area, Tenant has not subleased to third parties (excluding Affiliates or the Parent Entity or any Successor) or as of the date of exercise is not then currently offering for sublease more than three (3) full Floors (which for the purposes hereof shall exclude the Podium Roof Deck) of the Podium Area; and (iii) that no Event of Default exists hereunder at the time of the giving of the Option Exercise Notice. Base Rent per annum for the Second Extended Term shall be shall be at the then current Fair Market Rent for the Second Extended Term, as determined pursuant to Section 3.03(c) below.
(b)    To exercise the Second Option to Extend, Tenant shall give Landlord an Option Exercise Notice at least fifteen (15) months but not more than eighteen (18) months prior to expiration of the First Extended Term. The Option Exercise Notice shall state whether Tenant is electing thereby to extend as to the entire Leased Premises or as to the then current entire portion of the Leased Premises located in the Podium Area. If Tenant fails to designate which portion of the Leased Premises shall be renewed in the Option Exercise Notice, Tenant shall be deemed to have elected to renew solely as to the Leased Premises located in the Podium Area. Tenant may request Landlord’s non-binding good faith estimate as to the Fair Market Rent with thirty (30) days prior written notice given not before twenty (20) months but not after the expiration of nineteen (19) months prior to expiration of the First Extended Term, which estimate shall not be admitted in evidence or otherwise referred to in any subsequent arbitration of Fair Market Rent.
(c)    By the thirtieth (30th) day following receipt of Tenant’s election to extend for the Second Extended Term, Landlord shall notify Tenant of Landlord’s determination of Base Rent for the Second Extended Term (a “Landlord’s Determination”). Within thirty (30) days after receipt of such notice from Landlord, Tenant shall have the right to: (i) elect to accept Landlord’s Determination of Base Rent for the Second Extended Term; or, (ii) elect to determine Fair Market Rent for the Second Extended Term by arbitration pursuant to Section 7.11 of this Lease. Failure on the part of Tenant to accept Landlord’s Determination of Base Rent within the thirty (30) day period shall constitute an election by Tenant to require arbitration of Fair Market Rent for the Second Extended Term. The arbitration shall commence in accordance with the provisions of Section 7.11(a) below.
(d)    From and after commencement of the Second Extended Term, if any, all of the other terms, covenants and conditions of the Lease shall apply, and references to the Term shall be deemed to include the Second Extended Term; provided, however, that: (i) Base Rent shall be revised as herein provided; (ii) the Net Rentable Area of the Leased Premises shall be adjusted to reflect the Net Rentable Area of the Leased Premises during the Second Extended Term; (iii) Tenant’s Proportionate Share shall be appropriately adjusted; and (iv) Tenant shall have no option or right to further extend the Term.
(e)    The Second Option to Extend contained in this Section 3.03 shall be personal to the Named Tenant, Affiliates, the Parent Entity and Successors, and shall not be exercisable by any other party, including any other assignee of any interest in or to this Lease or any subtenant of the Leased Premises.
3.04    Use.
(a)    Tenant shall use the Leased Premises solely for the Permitted Use and for no other use or purpose. Subject to limitations on occupancy imposed by Applicable Laws and imposed or required by any orders or directives of any government authority having jurisdiction of which Tenant or its consultants has knowledge, there shall be no limitation on the number of people who may occupy the Leased Premises at any one time; provided, however, that all loads resulting from such occupancy, the Tenant Improvements, any Alterations and all furniture, fixtures and equipment shall not exceed the design live loads and superimposed dead loads per the original structural drawings for the Leased Premises or cause the capacity of any of the Building Systems (as such capacity is equitably allocated to the Leased Premises) to be exceeded. Any such failure of the Building Systems to perform as required shall neither be a breach of this Lease by Landlord nor impose upon Landlord any obligations to make any improvements or alterations to the Building Systems or constitute a breach of this Lease by Landlord, it being agreed that if Tenant elects, in its sole discretion, to improve or alter the Building Systems due to Tenant exceeding the occupancy limitations of such systems, such improvements or alterations shall be at the sole expense of Tenant and subject to reasonable approval of Landlord (which may take into consideration whether or not the proposed improvement or alteration could have more than a de minimis adverse impact on any such system or interfere to more than a de minimis extent with the ability of such system to provide required services to other tenants of the Building or the Common Areas).
(b)    In no event shall Tenant’s use of the Leased Premises cause Tenant’s floor loadings to exceed design live loads and superimposed dead loads per the original structural drawings (taking into account any structural improvements Tenant makes as a part of the construction of its Tenant Improvements) or exceed the existing exiting capacity of the Leased Premises or any portion thereof.

(c)    The provisions of Sections 1.127 and 3.04(a) above notwithstanding, the balconies overlooking the Atrium Area shall be used only for the installation and routine maintenance of decorative plants consistent with the design live loads and superimposed dead loads per the original structural drawings of such balconies to be located by Tenant thereon, and for no other purpose. Tenant shall limit its use of such balconies to such purposes, and shall keep all of the points of entry into such balconies locked at all times when they are not being used for such plant installation or maintenance.
(d)    Tenant may allow employees to bring into the Leased Premises a limited number of pet dogs, but only strictly in accordance with policies set forth in Exhibit L hereto.
3.05    Use of Stairwells. To the extent permitted by Applicable Law, Tenant shall have the ability to utilize the existing internal stairwells located within the Podium Area (and Tower if any of the Leased Premises is within the Tower) for travel to and from the floors of the Leased Premises and for egress from the Leased Premises to the ground floor of the Building. Subject to Landlord’s approval, Tenant will have the right to make cosmetic Alterations to such stairwells and add security readers. Such system shall be compatible with the Building’s main security system. Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, promptly cause all such cosmetic Alterations and security systems to be removed and shall use commercially reasonable efforts to restore the underlying surfaces to match the appearance and condition of such surfaces prior to the Alterations or installation of the security system. If Tenant fails to promptly remove such Alterations and security systems or restore the underlying surface (or both), Landlord may, at its election, undertake that work, and Tenant shall reimburse Landlord upon demand for all costs incurred by Landlord in connection with such removal and restoration.
3.06    Use of Elevators in the Podium Area. Tenant shall have exclusive use of the Podium Elevators throughout the Term (as may be extended as herein provided) during any time in which Tenant leases the entirety of the Podium Area. The exclusive Podium Elevators and the Roof Deck Elevator shall not include any media screens or other advertising installed by Landlord. Upon a written request by Tenant, Landlord shall reconfigure the software and/or system for the Podium Elevators, including without limitation to handle employee usage patterns and to permit only certain employees as designated by Tenant to have access to designated Podium Elevators or Floors. Tenant shall have the right to direct the programming of the Podium Elevators at its election during any time in which Tenant leases the entirety of the Podium Area. Landlord shall perform the initial programming of the Podium Elevators at Landlord’s cost based on Tenant’s input and subject to Tenant’s approval. If subsequent reprogramming is requested by Tenant, then Tenant shall promptly reimburse Landlord for Landlord’s reasonable and actual third party costs and expenses of such reprogramming within thirty (30) days of request therefor from Landlord.

3.07    Payment of Base Rent and Tenant’s Proportionate Share of Estimated Basic Operating Cost. Tenant shall pay the Base Rent with adjustments and in the manner hereinafter set forth.
(a)    Tenant’s obligation to pay Base Rent and Tenant’s Proportionate Share of Basic Operating Cost shall commence as to each Phase upon the Rent Commencement Date for such Phase. The foregoing notwithstanding, if Tenant occupies any part of any Floor of the Leased Premises for the Conduct of Business, then Tenant shall commence to pay Base Rent and Tenant’s Proportionate Share of Basic Operating Cost as to the Net Rentable Area of such Floor, with the amount of such Base Rent being the product of: (i) the “Rental Rate” set forth in Exhibit D attached hereto; multiplied by (ii) the Net Rentable Area of such Floor. Such requirement for the payment of Gross Rent before the occurrence of the Rent Commencement Date applicable with respect to such Floor shall not, however, affect the date upon which such Rent Commencement Date occurs.
(b)    Commencing as provided in Section 3.07(a) above, and continuing to and including the date of expiration of the Initial Term of this Lease, Tenant shall, subject to the remaining provisions of this Section 3.07, pay Base Rent at the rates set forth on Exhibit D attached hereto.
(c)    The amount of Base Rent shown as “Phase 4 Podium Roof Deck” in Exhibit D attached hereto is an estimate, as Base Rent for the Podium Roof Deck Premises cannot be determined until the Net Rentable Area of the Podium Roof Deck Premises has been determined. When such determination has been made in accordance with the provisions of Section 2.04(b), Landlord shall determine the Base Rent for the Podium Roof Deck Premises for each twelve (12) Lease Month period during the Initial Term, which shall be the product of: (i) the “Base Rent Rate” set forth in Exhibit D attached hereto; multiplied by (ii) the Net Rentable Area of the Podium Roof Deck Premises as so determined. If the Occupiable Area is less than seventy percent (70%) of the total Net Rentable Area of Podium Roof Deck Premises, then Landlord and Tenant shall make a proportionate modification of the Base Rent and the Deck Allowance to reflect the amount by which the Occupiable Area of the Podium Roof Deck Premises is less than seventy percent (70%) of the total Net Rentable Area of Podium Roof Deck Premises. For the purposes hereof, “Occupiable Area” shall mean that portion of area on the Podium Roof Deck that is a surface which may be used by Tenant for purpose of walking or sitting (such as decking, lawn, landscaping features suitable for sitting, benches, low walls with tops suitable for sitting and ingress and egress paths), by virtue of a load bearing surface and, if applicable, a certificate of occupancy by local authorities having jurisdiction. Areas on the Podium Roof Deck that have lush vegetation or otherwise cannot be used for walking or sitting are not Occupiable Area. As an example, if Net Rentable Area of the Podium Roof Deck Premises were Ten Thousand (10,000) square feet before adjustment, then the threshold would be Seven Thousand (7,000) square feet (i.e., 10,000 square feet multiplied by 70%). If the Occupiable Area, as determined pursuant to Section 2.04(b) and this Section 3.07(c), were only Six Thousand (6,000) square feet of Net Rentable Area, then the adjustment would be a reduction to Net Rentable Area of the Podium Roof Deck Premises of One Thousand Four Hundred Twenty-Nine (1429) square feet (calculated as the measured Six Thousand (6,000)

square feet divided by the Seven Thousand (7,000) square foot threshold multiplied by Ten Thousand (10,000) square feet before adjustment), resulting in the adjusted Net Rentable Area of the Podium Roof Deck Premises being Eight Thousand Five Hundred Seventy-One (8,571) square feet. Landlord shall then prepare and Landlord and Tenant shall execute an amendment to this Lease setting forth the annual and monthly Base Rent of the Podium Roof Deck Premises and the aggregate Net Rentable Area of the Leased Premises, as so determined.
(d)    The foregoing notwithstanding, provided no Event of Default exists under this Lease (and no event or condition exists (i) which could constitute an Event of Default but for a requirement of notice or expiration of a period of grace and (ii) either (A) for which Landlord has provided notice to Tenant or (B) for which commercially reasonable efforts by Landlord to give such a notice would not result in the giving of such notice) and subject to the provisions of this Section 3.07(d), Tenant shall not be required to pay Base Rent and Tenant’s Proportionate Share of Basic Operating Cost with respect to the following portions of the Leased Premises during the two (2) periods of Lease Months indicated for each of them: (1) with respect to the Third Floor Premises, the Fourth Floor Premises, the Fifth Floor Premises and the Sixth Floor Premises, during the First (1st) Lease Month through and including the Eighth (8th) Lease Month and the Thirteenth (13th) Lease Month through and including the Eighteenth (18th) Lease Month following the Phase One Rent Commencement Date; (2) with respect to the Second Floor Premises, during the First (1st) Lease Month through and including the Eighth (8th) Lease Month and the Thirteenth (13th) Lease Month through and including the Eighteenth (18th) Lease Month following the Phase Two Rent Commencement Date; (3) with respect to the Seventh (7th) Floor Premises, during the First (1st) Lease Month through and including the Eighth (8th) Lease Month and the Thirteenth (13th) Lease Month through and including the Eighteenth (18th) Lease Month following the Phase Three Rent Commencement Date; and (4) with respect to the Podium Roof Deck Premises, during the First (1st) Lease Month through and including the Eighth (8th) Lease Month and the Thirteenth (13th) Lease Month through and including the Eighteenth (18th) Lease Month following the Phase Four Rent Commencement Date. For the purposes of this Section 3.07(d), “commercially reasonable efforts” to give a notice do not include any requirement of seeking the permission of any governmental authority to give such a notice, it being agreed that the right of Tenant to receive a notice is expressly conditioned on the unconstrained right of Landlord to give such a notice pursuant to Applicable Laws. In the event of the occurrence either of any such Event of Default hereunder or of an event or condition exists (i) which could constitute an Event of Default but for a requirement of notice or expiration of a period of grace and (ii) either (A) for which Landlord has provided notice to Tenant or (B) for which commercially reasonable efforts by Landlord to give such a notice would not result in the giving of such notice, and without notice or demand by Landlord: (x) all such forgiveness shall terminate as to the period commencing on and during the occurrence of such Event of Default; and (y) the Base Rent and Tenant’s Proportionate Share of Basic Operating Cost shall immediately return to the amount which would be payable under this Lease in the absence of such forgiveness, from the date of the first occurrence of such Event of Default, event or condition. Landlord and Tenant hereby acknowledge and agree that the requirement of the payment of such Base Rent and Tenant’s Proportionate Share of Basic Operating Cost does not constitute a penalty or forfeiture, but rather only the reinstatement of Base Rent and Tenant’s Proportionate Share of Basic Operating Cost otherwise due. In the event that Landlord contends that the forgiveness of Base Rent and Tenant’s Proportionate Share of Basic Operating Cost is terminated by reason of the existence of an Event of Default hereunder (or an event or condition which could constitute an Event of Default but for a requirement of notice or expiration of a period of grace), then Tenant may reinstate such forgiveness by curing the Event of Default, event or condition for which: (i) if notice was delivered, then within the cure period provided under Section 7.10(a), (ii) if no notice was required to be given, then within what would have been the applicable cure period under Section 7.10(a) measured from the first occurrence of such event or condition without any requirement of notice under that Section, or after such cure period if Landlord thereafter accepts Tenant’s cure in the exercise of its sole discretion. If Tenant cures any event or condition within the cure period specified in the immediately preceding clauses “(i)” or “(ii), as applicable (or if Landlord accepts Tenant’s cure following an Event of Default in the exercise of its sole discretion), the forgiveness of Base Rent and Tenant’s Proportionate Share of Basic Operating Cost shall be reinstated as of the date such forgiveness had previously been terminated and Tenant shall be entitled to the full amount of forgiveness described in this Section 3.07(d) (including for the period during which Tenant’s right to such forgiveness was suspended).
(e)    Base Rent and Tenant’s Proportionate Share of Estimated Basic Operating Cost for the first full calendar month following the first and second of the periods for the forgiveness of Gross Rent provided in Section 3.07(d) above shall be paid on the first day of such full calendar month. Subject to the provisions of Section 3.07(d) above, commencing with the first day of the calendar month following immediately thereafter for each Phase, Tenant shall pay Gross Rent (consisting of Base Rent plus Tenant’s Proportionate Share of Estimated Basic Operating Cost) in twelve (12) equal installments on the first day of each calendar month during the Term and any extensions or renewals thereof, in advance, without demand and without reduction, abatement, counterclaim or setoff except as expressly set forth herein, at the address specified on the Basic Lease Information sheet or at such other address as may be designated by Landlord in the manner provided for giving notice under Section 7.20 hereof. If any Lease Month for the forgiveness of Gross Rent provided in Section 3.07(d) above expires on other than the first day of a calendar month, then Gross Rent (subject to the provisions of Section 3.07(d) above) provided for the remaining portion of such partial calendar month shall be prorated and the prorated installment shall be paid on the first day of the next succeeding calendar month, together with the other amounts payable on that day, deducting from the amount to be paid any sums previously paid in respect of those obligations by Tenant. If the Term terminates on other than the last day of a calendar month, then Gross Rent provided for such partial calendar month shall be prorated. If the rate at which Base Rent is payable under this Lease changes on a day other than the first day of a calendar month, then the Base Rent for such partial calendar month shall be prorated on a daily basis to take such change into account, and any additional amount due as a result of such proration shall be paid on the first day of the calendar month for which the proration occurs.
(f)    Tenant acknowledges that the Building is indirectly owned by a REIT. Landlord and Tenant agree that the Base Rent, Additional Rent and any other Rent or amounts paid to Landlord under this Lease shall qualify as “rents from real property” within the meaning of IRC Sections 856(d) and 512(b)(3) and the applicable Treasury Regulations. If Landlord, in its sole discretion, determines that there is any risk that all or part of any Rent shall not qualify as “rents from real property” for the purposes of IRC Section 856(d) or 512(b)(3) and the applicable Treasury Regulations, Tenant shall cooperate with Landlord to modify this Lease and any sublease so as to cause all Rent to so qualify as “rents from real property”, so long as any such modifications to this Lease do not result in more than a de minimis increase in Tenant’s obligations under this Lease or de minimis reduction in Tenant’s rights under this Lease and this provision is enforced on a nondiscriminatory basis against all tenants in the Project to which the same requirement is applicable pursuant to their respective leases.
(g)    Notwithstanding anything to the contrary set forth in this Lease, if both: (i) Landlord fails to pay or reimburse Tenant when due any portion of Landlord’s Contribution, the Restroom Expansion Contribution, the Existing Restroom Upgrade Contribution or the Space Plan Contribution after submission of all documents and information required by this Lease, within ten (10) Business Days of the receipt by Landlord of a written notice from Tenant of such failure (a “Contribution Failure Notice”) stating that Tenant intends to invoke the remedy set forth in this Section 3.07(g), and (ii) Tenant has not received from Landlord a Contribution Dispute Notice within ten (10) Business Days of the receipt by Landlord of such Contribution Failure Notice from Tenant; then, Tenant shall have the right, in addition to all other remedies available to Tenant at law or in equity by statute or otherwise, to offset against Rent due under this Lease an amount equal to (A) the applicable amounts owed to Tenant plus (B) interest on the amounts owed to Tenant from the date incurred until such offset occurs at a rate of ten percent (10%) per annum. For the purposes of the Section 3.07(g), the term “Contribution Dispute Notice” shall mean notice from Landlord disputing whether the amount which Tenant claimed in its Contribution Failure Notice is due and stating in reasonable detail the reasons why Landlord believes such sums are not then due. Notwithstanding the foregoing, Landlord hereby agrees that if Landlord delivers a Contribution Dispute Notice disputing a portion of the amount set forth in Tenant’s Contribution Failure Notice, in order for the Contribution Dispute Notice to be valid, Landlord shall pay to Tenant, concurrently with the delivery of the Contribution Dispute Notice, the undisputed portion of the amount set forth in the Contribution Failure Notice. Nothing in this Section 3.07(g) shall, however, constitute a defense to the occurrence of an Event of Default if Tenant wrongfully invokes this remedy and fails to pay the full amount of Rent then due. The rights of Tenant pursuant to this Section 3.07(g) shall expire and be of no further force or effect upon the first to occur of: (i) the third (3rd) anniversary of the Final Construction and Reimbursement Date; or (ii) the payment by Landlord to Tenant of all of that portion of the Landlord’s Contribution, the Restroom Expansion Contribution, the Existing Restroom Upgrade Contribution or the Space Plan Contribution which has been properly requested by Tenant in accordance with Exhibit B prior to the Final Construction and Reimbursement Date. The preceding sentence notwithstanding, if Landlord gives to Tenant a Contribution Dispute Notice, either side may seek to have the dispute resolved by declaratory relief. Upon the payment by Landlord to Tenant of all of that portion of the Landlord’s Contribution, the Restroom Expansion Contribution, the Existing Restroom Upgrade Contribution or the Space Plan Contribution which has been properly requested by Tenant in accordance with Exhibit B prior to the Final Construction and Reimbursement Date, Landlord may request that Tenant execute a commercially reasonable certificate acknowledging that all such sums have been paid in full and that Landlord has no further obligation with respect to the payment of the Landlord’s

Contribution, the Restroom Expansion Contribution, the Existing Restroom Upgrade Contribution or the Space Plan Contribution, and Tenant shall execute and return such certificate to Landlord within ten (10) Business Days of the receipt by Tenant of such request from Landlord.              Anything in this Section 3.07(g) or elsewhere in this Lease to the contrary notwithstanding, the rights of Tenant under this Section 3.07(g) shall not be available to Tenant against a First Mortgage Lender exercising its rights pursuant to the encumbrance it holds or any designee of the First Mortgage Lender exercising such rights (e.g., a receiver) or against any Foreclosure Purchaser.
3.08    Basic Operating Cost.
(a)    “Basic Operating Cost” shall mean, subject to the provisions of this Section 3.08, all expenses and costs (but not specific costs that are separately billed to and paid by specific tenants, except as provided in Sections 3.08(a) and 3.08(c)) of every kind and nature that Landlord shall have paid or incurred or become obligated to pay or incur (including costs incurred by managers and agents that are reimbursed by Landlord) because of or in connection with the management, maintenance, preservation, ownership, and operation of the Project and its supporting facilities directly servicing the Project (as allocated to the Project in accordance with sound accounting principles generally accepted in the real estate industry, consistently applied) in a first class manner. Without limiting the generality of the foregoing, but subject to the remaining provisions of this Section 3.08, Basic Operating Cost shall include all of the following:
(i)    Wages, salaries and reimbursable expenses and benefits of all on-site and off-site personnel engaged in the operation, maintenance and security of the Project and the direct costs of training such employees, limiting such charges only to amounts directly allocable to services rendered by the employees and personnel for the benefit of the Project.
(ii)    Costs of a property management office not exceeding Two Thousand (2,000) square feet of Net Rentable Area and of office operation.
(iii)    All supplies, materials and rental equipment used in the operation and maintenance of the Project, including temporary lobby displays and events, the cost of erecting, maintaining and dismantling art work and similar decorative displays commensurate with operation of a first-class office building.
(iv)    Utilities, including water, power, gas, sewer, waste disposal, communication and cable T.V. facilities, heating, cooling, lighting and ventilation of the Project. If any tenant pays directly for utility or other services described in the immediately preceding sentence which would have been a Basic Service under this Lease, the cost of such service if it had been provided by Landlord shall be included in Basic Operating Cost under this Lease.
(v)    All maintenance, janitorial and service agreements for the Project and the equipment therein, including alarm service, window cleaning, elevator maintenance, and maintenance and repair of sidewalks, landscaping, Building exterior and service areas.
(vi)    A management cost recovery equal to three percent (3%) of all gross revenue (excluding such management cost recovery) derived from the Project, as calculated for each calendar year of the Term, including all Rent hereunder, all rent and other payments derived from other tenants in the Building, parking revenues and other revenues derived from licensees of any other part of or right in the Building; provided that if the daily average of the amount of Net Rentable Area leased in the Building during the calendar year is less than ninety-five percent (95%) of the total Net Rentable Area of the Building, Landlord shall gross up the gross revenue as if the Building were leased to ninety-five percent (95%) of the total Net Rentable Area.
(vii)    Legal and accounting services for the Project, including the costs of audits by certified public accountants of Basic Operating Cost records; provided, however, that legal expense shall not include the cost of (i) negotiating lease terms with prospective tenants, (ii) negotiating termination or extension of leases with existing tenants, (iii) addressing disputes with tenants, (iv) proceedings against any other specific tenant relating solely to the collection of rent or other sums due to Landlord from such tenant, or (v) legal costs incurred in connection with development and/or construction of the Project or the Planned Lobby and Plaza Project, but Basic Operating Cost shall include legal costs related to any maintenance, repair, replacement or improvement of all or a portion of the cost of which is includable in Basic Operating Cost.
(viii)    All insurance premiums and costs, including the premiums and cost of fire, casualty, liability, rental loss and earthquake insurance applicable to the Project and Landlord’s personal property used in connection therewith (and all amounts paid as a result of loss sustained that would be covered by such policies but for “deductible” or self-insurance provisions); provided, however, that Landlord may, but shall not be obligated to, carry earthquake insurance, but only so long as the cost of the same is commercially reasonable in the context of premiums for comparable policies and the scope and amount of coverage is within the range of Institutional Owner Practices.
(ix)    Repairs, replacements and general maintenance.
(x)    All real estate or personal property taxes, possessory interest taxes, business or license taxes or fees, service payments in lieu of such taxes or fees, annual or periodic license or use fees, including all of the following: (i) all real estate taxes and assessments, and all other taxes relating to, or levied, assessed or imposed on, the Project, or any portion thereof, or interest therein; (ii) all taxes, assessments, charges, levies, fees, excises or penalties, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature imposed, levied upon, measured by or attributable to Landlord’s equipment, furniture, fixtures and other property located in, or used in connection with, the Project, or levied upon, measured by or reasonably attributable to the cost or value of any of the foregoing; (iii) all other taxes (including value added taxes), assessments, charges, levies, fees, or penalties, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature imposed, levied, assessed, charged or collected by any governmental authority or other entity either directly or indirectly (A) for or in connection with public improvements, user, maintenance or development fees, transit, parking, housing, employment, schools, childcare, police, fire, open space, streets, sidewalks, utilities, job training, child care or other governmental services or benefits, (B) upon or with respect to the development, possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of, or business operations in, the Project, (C) upon, against or measured by the area of the Project, or uses made thereof, or leases made to tenants thereof, or all or any part of the rents or other charges collected or collectible from tenants or other users thereof, (D) for environmental matters or as a result of the imposition of mitigation measures, including parking taxes, employer parking regulations, or fees, charges or assessments as a result of the treatment of the Project, or any portion thereof or interest therein, as a source of pollution or storm water runoff, and (E) impositions of any kind related to Proposition C for Childcare and Early Education and Homelessness Services or other City of San Francisco and State of California taxes relating to education, childcare or homelessness, for which Landlord is directly or indirectly responsible; (iv) any tax or excise, however described, imposed in addition to, or in substitution partially or totally of, any or all of the foregoing taxes, assessments, charges or fees; and (v) any and all commercially reasonable costs, expenses and attorneys’ fees paid or incurred by Landlord in connection with any proceeding or action to contest in whole or in part, formally or informally, the imposition, collection or validity of any of the foregoing taxes, assessments, charges or fees (all of the foregoing, “Real Property Taxes”). If by law any Real Property Taxes may be paid in installments at the option of the taxpayer, then Landlord shall include within Real Property Taxes only those installments (including interest, if any) which would become due by exercise of such option. Real estate taxes shall not include (x) inheritance or estate taxes imposed upon or assessed against the Project, or any part thereof or interest therein, or (y) taxes computed upon the basis of the net income (as distinguished from, among other things, gross receipts) derived from the Project by Landlord or the owner of any interest therein. In the event Landlord actually receives any reduction or refund of the taxes paid or reimbursed by Tenant to Landlord, Tenant shall receive Tenant’s Proportionate Share of such reduction or refund.
(xi)    Amortization of capital improvements made to the Project (i) to comply with the requirements of Applicable Laws first imposing the requirement for the particular capital improvement on or after the applicable Phase Delivery Date (even if other similar improvements had been required in other circumstances); (ii) to comply with the requirements of Applicable Laws first imposing the requirement for the particular capital improvement prior to the applicable Phase Delivery Date, but only to the extent that the amortizing amount of the cost of such capital improvements have been included in Basic Operating Cost projections payable by other tenants of the Building for the period prior to the Effective Date; (iii) to replace items which Landlord would be obligated to maintain under this Lease; or (iv) to improve the operating efficiency of the Project; provided, however, that in the case of improvements made solely for efficiency purposes, the amount chargeable as a Basic Operating Cost in any year shall not exceed Landlord’s reasonable determination of the efficiency achieved either in direct cost savings, avoidance of cost increases or a combination of both. As used in this Section 3.08(a)(xi), “amortization” shall mean allocation of the cost (together with interest thereon at the rate of eight percent (8%) per annum or such actual rate as may have been paid by Landlord on funds borrowed for the purpose of funding such improvements) equally to each year of useful life of the items being amortized or a shorter period equal to the number of years required to recover the cost of said item of capital improvement out of the savings in operating efficiency derived therefrom. Notwithstanding the foregoing, however, Landlord may treat as expenses (chargeable in the year incurred) and not as capital costs items that are less than two percent (2%) of Estimated Basic Operating Cost for the year in question in the aggregate for all such capital costs.
(b)    Notwithstanding any other provision herein to the contrary, if the Project is not fully occupied during any expense year of the Term, an adjustment to those components which vary directly with the level of tenant occupancy shall be made in computing Basic Operating Cost for such year (in accordance with sound accounting principles generally accepted in the real estate industry, consistently applied) so that Basic Operating Cost shall be computed as though the Project had been ninety-five percent (95%) occupied during such year; provided, however, that in no event shall Landlord collect in total, from Tenant and all other tenants of the Project, an amount greater than one hundred percent (100%) of the actual Basic Operating Cost during any year of the Term.
(c)    The provisions of Section 3.08(a) notwithstanding, Basic Operating Cost shall not include:
(i)    Expenses in connection with services provided to other tenants which would not be Basic Services under this Lease and which are of a type for which Tenant would be charged directly under this Lease but which are provided to such other tenant or occupant of the Building without direct charge (or, if provided to such other tenant as a direct charge which does not reasonably approximate the actual cost to Landlord of the provision of such services, then the increment of difference between the actual cost of such services and the charge made to such tenant).

(ii)    Subject to the provisions of Section 3.08(a)(xi), payment of principal, finance charges, interest or similar sums on debt, or otherwise under any loan documents, including amortization on any mortgage or other debt and any penalties, interest or other sums assessed as a result of Landlord’s late payments of such amounts.
(iii)    Depreciation or amortization of the Project.
(iv)    Ground rents paid under any ground lease covering the Project or any portion thereof, provided that such exclusion shall not apply to the expenses of maintaining or making improvements on street right of ways or other public land which is the subject of any encroachment.
(v)    The cost of the design, construction, or tenant improvement allowance to design and construct tenant improvements for Tenant or other tenants of the Building (other than with respect to the property management office), including permit, license and inspection fees and the cost of any space planning or other professional design services.
(vi)    Costs for which, and to the extent, Landlord is reimbursed by a tenant under the provisions of its lease (other than through payment of a proportionate share of Basic Operating Cost or other similar general operating expense reimbursement procedure).
(vii)    All expenses in connection with the marketing, renting or leasing of space in the Building (other than with respect to the property management office), leasing commissions, finder’s fees, architect’s fees, space planning fees, advertising expenses and other expenses incurred in connection with leasing or renting negotiations and transactions with present or prospective tenants or other occupants of the Building.
(viii)    Except for the management cost recovery fee set forth above in Section 3.08(a)(vi), any sum paid to any subsidiary or other affiliate of Landlord for services on or to the Project, to the extent that the costs of such services exceed competitive costs for comparable services rendered by persons or entities of similar skill, competence and experience, other than a subsidiary or other affiliate of Landlord.
(ix)    Costs incurred by Landlord which are associated with the operation of the business of the legal entity which constitutes Landlord as the same is separate and apart from the cost of the management, maintenance, repair, preservation, ownership and operation of the Project, including (A) legal entity formation and legal entity accounting, (B) costs of defending any lawsuits with any mortgagee (except to the extent the same are directly attributable to the actions of the Tenant and such actions are in violation of this Lease), (C) costs incurred in selling, syndicating, financing, mortgaging or hypothecating any interest in the Project or any portion thereof, and (D) costs incurred in connection with any disputes between Landlord and its partners, between Landlord and its employees, between Landlord and any other owner or interest holder in the Project, between constituent partners of Landlord, and/or between Landlord and Project management or its employees.
(x)    Costs for which Landlord is reimbursed by insurance proceeds from policies the premiums for which were included in Basic Operating Cost or which Landlord was expressly required to carry by the terms of this Lease, to the extent to which Landlord receives such reimbursement.
(xi)    Costs of advertising and public relations and promotional costs associated with the Building’s promotion, leasing, or tenant retention efforts, except that costs related to holiday events to which employees of Tenant are invited shall not be excluded from Basic Operating Cost.
(xii)    Costs arising from Landlord’s charitable or political contributions.
(xiii)    Costs for the acquisition of sculpture, paintings, or other items of fine art, as distinguished from decorative items, but not excluding costs related to the display, maintenance or protection of objects of fine art.
(xiv)    Repairs and replacements (i) paid for from the proceeds of insurance, (ii) paid for directly by Tenant, other tenants or any third party, (iii) for the benefit solely of tenants of the Project other than Tenant to the extent that Tenant could not obtain similar services from Landlord or its affiliate without an obligation to reimburse Landlord or such affiliate for the cost thereof under the provisions of this Lease, or (iv) made to comply with the requirements of Applicable Laws first imposing the requirement for the particular repair or replacement prior to the applicable Phase Delivery Date, even if other similar improvements had been required in other circumstances, except to the extent that the amount (or, if applicable, the amortizing amount) of the cost of prior repairs, replacements and general maintenance have been included in Basic Operating Cost projections payable by other tenants of the Building for the period prior to the Effective Date, which costs shall not be excluded from Basic Operating Costs in future years.
(xv)    The amount by which the amortized cost of capital replacements (but not including repairs or general maintenance) under Section 3.08(a)(ix), included in Basic Operating Cost in any year exceeds five percent (5%) of Estimated Basic Operating Cost for that year (exclusive of such amortized capital costs), except for improvements reasonably expected to reduce Basic Operating Cost, which improvements shall not be included for the purpose of calculating the foregoing limitation but the reimbursement of which shall be limited to the amount Basic Operating Cost is actually reduced as a result thereof.

(xvi)    Costs which would be treated as capital costs in accordance with accounting principles generally accepted in the real estate industry, except as provided in Section 3.08(a)(ix), Section 3.08(a)(x) or Section 3.08(a)(xi).
(xvii)    Any penalties incurred as a result of any violation of Applicable Laws.
(xviii)    Cost incurred to comply with the requirements of Applicable Laws first imposing the requirement for the particular repair or replacement prior to the applicable Phase Delivery Date (even if other similar improvements had been required in other circumstances), except for the cost for such specified repairs or replacements which have been included in Basic Operating Cost projections payable by other tenants of the Building for the period prior to the Effective Date, which specific included costs shall not be excluded from Basic Operating Costs in future years.
(xix)    Legal fees and disbursements incurred for collection of tenant accounts or negotiation of leases, or relating to disputes between Landlord and other tenants of the Project.
(xx)    Any marketing costs, legal fees, space planners’ fees, advertising and promotional expenses, and brokerage fees and expenses incurred in connection with the development, or leasing, financing or sale of the Project.
(xxi)    Any bad debt loss, or any reserves for bad debts or rent loss, or similar losses.
(xxii)    Any wages, benefits or related expenses of any employee who does not devote substantially all of his or her employed time to the management, operation or maintenance of the Project unless such wages, benefits and expenses are equitably prorated (which may be on an estimated basis) to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided Basic Operating Cost shall not include wages and/or benefits attributable to personnel above the level of Vice President of property management.
(xxiii)    Any costs, including permit, license and inspection costs, incurred with respect to the installation of improvements for the exclusive use or benefit of a tenant in the Project or otherwise incurred in renovating or otherwise improving, decorating, painting or redecorating vacant leasable space (but not Common Areas) for tenants of the Project.
(xxiv)    Any compensation paid to clerks, attendants or other persons in commercial concessions (other than parking) operated or subsidized by Landlord or operated by others in the Project.

(xxv)    Any rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment, which if purchased, the cost of which would be entirely excluded from Basic Operating Cost, except for reasonable amounts of equipment which is used in providing janitorial, window washing, decoration or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project, but only to the extent required in connection with such emergency.
(xxvi)    Any costs of electric power or other services to a particular tenant for which such tenant directly contracts with the local public service or utility company or other provider, but only to the extent that such cost was in excess of the cost of such services if provided by Landlord and would not have been a Basic Service under this Lease.
(xxvii)    Any cost, interest or tax penalty incurred as a result of Landlord’s failure to make tax payments (or to file tax filings or returns) when due, except to the extent that such interest or penalties were incurred in connection with a good faith contest of the amount or applicability of the tax.
(xxviii)    Any costs of acquisition or maintenance of signs in or on the Buildings or the Project identifying other tenants (provided that costs of maintaining signs identifying the Project and signs equivalent to those provided to Tenant shall not be excluded from Basic Operating Cost).
(xxix)    Any rent or related expenses for any office space occupied by Project management personnel to the extent the rental rate applicable to such space exceeds the Fair Market Rent of such space at the time the lease for such space was executed.
(xxx)    Any costs of repairs, alterations, additions, improvements or replacements made to rectify or correct damage to the extent caused by the gross negligence or willful misconduct of (x) Landlord or (y) Landlord’s agents or employees.
(xxxi)    Any costs incurred (A) to comply with Applicable Laws relating to the removal of Hazardous Materials which were in existence in or under the Project on the date of this Lease, and was of such a nature that a federal, State or municipal governmental authority, if it had, as of the date of this Lease, had knowledge of the presence of such Hazardous Materials (and applied statutes, ordinances, rules and regulations in effect as of the date of this Lease) in the state, and under the conditions under which they then existed in the Buildings or in the Project, would have then required the removal or remediation of such Hazardous Materials; (B) to remove, remedy, contain, or treat Hazardous Materials, which Hazardous Materials are voluntarily brought into the Project after the date of this Lease by Landlord or Landlord’s agents, employees or contractors and are of such a nature that, at that time, a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Materials (and applied statutes, ordinances, rules and regulations in effect as of the date of this Lease) in the state and under the conditions under which they then existed in the Buildings or in the Project, would have then required the removal or remediation of such Hazardous Materials (for the avoidance of doubt, the term “voluntarily brought into the Project” does not mean released by others but brought into the Project by Landlord or the HVAC or other systems operated by Landlord).
(xxxii)    Any reserves of any kind, including replacement reserves, operating reserves and reserves required by lenders or partners.
(xxxiii)    Any costs or expenses incurred in removing and storing the personal property of former tenants or occupants of the Project.
(xxxiv)    Any advertising expenditures.
(xxxv)    Any costs or expenses of installing, operating and maintaining any broadcasting facility or luncheon club, except to the extent that such facility is required by Applicable Law.
(xxxvi)    Any and all direct and indirect costs or expenses of the initial design, permitting (including legal fees), landscaping, construction of improvements associated with a new athletic or recreational club and capital costs arising from the initial acquisition (but not installation, maintenance or replacement) of equipment for a fitness center.
(xxxvii)    Any costs or expenses to the extent actually reimbursed to Landlord under any warranty, rebate, guarantee or service contract (which shall not prohibit Landlord from passing through the costs of any such service contract if otherwise includable in Basic Operating Cost).
(xxxviii)    Takeover costs or expenses incurred by Landlord with respect to space located in another building of any kind or nature in connection with the leasing of space in the Project.
(xxxix)    Any costs incurred by Landlord due to the violating by Landlord or any affiliate thereof of the terms and conditions of any lease of space in the Project and which would not have been a part of Basic Operating Cost if incurred in the absence of such violation.
(xl)    Any costs incurred as a result of voluntary energy or water conservation projects, unless such projects would reasonably be expected to reduce Basic Operating Cost incurred in subsequent years. For the purposes of this Section 3.08(c)(xl), the term “voluntary” does not include projects implemented at the direction or request of a governmental authority, whether or not such projects would be strictly required under any Applicable Law.

(xli)    Any costs of furnishing and installing non-Project standard replacement bulbs and ballasts in tenant spaces.
(xlii)    Except for any deductibles set forth above in Section 3.08(a)(viii) and costs incurred due to Tenant’s floor loadings exceeding the design live loads and superimposed dead loads per the original structural drawings for the Leased Premises, any costs relating to the replacement of structural components of the Project.
(xliii)    Any costs of electric power or other utilities to any portion of the Project other than Common Areas to the extent Tenant directly pays for such electric power or utilities based upon its own usage as separately metered or submetered.
(d)    In addition to those costs to be excluded from Basic Operating Cost pursuant to Section 3.08(c), Basic Operating Cost shall exclude any and all direct and indirect costs of administrating, managing, designing, permitting (including legal fees), landscaping and constructing all upgrades and improvements associated with the Planned Lobby and Plaza Project, including such modifications to such improvements as Landlord may elect at its sole discretion at or proximately following the installation of such upgrades and initial improvements. Any cost to any portion of the Project associated with changes to the scope of the Planned Lobby and Plaza Project, whether or not located within the area of the Planned Lobby and Plaza Project, as required by and directed by city, state and federal authorities, shall also be excluded from Basic Operating Cost.
(e)    Basic Operating Cost shall be reduced by all cash discounts, trade discounts, or quantity discounts received by Landlord or Landlord’s managing agent in the purchase of any goods, utilities, or services (the cost of which is includable in Basic Operating Cost) in connection with the operation of the Project. Any administration fee charged to Tenant or other tenants of the Project shall reduce Basic Operating Costs and such administration fees shall not be included in “gross revenue” for purposes of calculating Landlord’s management cost recovery under Section 3.08(a)(vi). Any costs or expenses that are treated on an accrual basis or cash basis for the first expense year shall be treated consistently for subsequent expense years and each such initial treatment decision shall be reasonable under the circumstances.
(f)    Because of the more limited range of Basic Services to be provided to the Podium Roof Deck Premises: (i) the Net Rentable Area of the Podium Roof Deck Premises is not taken into account in calculating Tenant’s Proportionate Share of Basic Operating Cost; and (ii) Landlord shall invoice Tenant directly for: (A) all services (such as electricity, water, janitorial, elevator maintenance and landscape maintenance) provided to the Podium Roof Deck Premises; and (B) any other costs or increases in other costs specifically and equitably allocated by Landlord to the Podium Roof Deck Premises provided such costs would have been eligible to be included in Basic Operating Costs under this Section 3.08, which allocation Landlord shall describe to Tenant in the invoice. Any additional services to or for the Podium Roof Deck Premises at the request of Tenant shall constitute an Extra Service for the purposes of this Lease. Landlord may allocate to the Podium Roof Deck real property taxes or insurance only to the extent that there is reasonable evidence that the Podium Roof Deck Improvements or the use by Tenant of the Podium Roof Deck increased the amount of such taxes or insurance over what would have been charged in the absence of such improvements or use. Landlord shall not impose an administrative fee with respect to taxes, insurance, or any other costs to the extent allocated by Landlord to the Podium Roof Deck under clause “(ii)” of this Section 3.08(f), except in connection with Extra Services provided at the request of Tenant.
3.09    Adjustment for Variation Between Estimated and Actual. If the Basic Operating Cost Adjustment for any calendar year is a positive number (i.e., actual cost exceeds estimated cost), Tenant shall pay to Landlord, as Additional Rent, pursuant to Landlord’s billing therefor (submitted pursuant to Section 3.10), Tenant’s Proportionate Share of the Basic Operating Cost Adjustment within thirty (30) days after presentation of Landlord’s Statement. If the Basic Operating Cost Adjustment for any calendar year is a negative number (i.e., estimated cost exceeds actual cost), then Landlord at Landlord’s option shall pay Tenant’s Proportionate Share of the Basic Operating Cost Adjustment to Tenant in cash, within ten (10) days after the Basic Operating Cost Adjustment is finally determined, or credit said amount against future installments of Estimated Basic Operating Cost payable by Tenant hereunder; provided that if the Term has ended, such amount shall be paid in cash to Tenant. Should the Term commence or terminate at any time other than the first day of a calendar year, Tenant’s Proportionate Share of the Basic Operating Cost Adjustment shall be prorated for the exact number of calendar days during such calendar year that fall within the Term.
3.10    Computation of Basic Operating Cost Adjustment. Landlord shall use commercially reasonable efforts to deliver to Tenant within ninety (90) days after the close of each calendar year or as soon thereafter as is practicable, a statement of that year’s Basic Operating Costs and Tenant’s Proportionate Share of actual Basic Operating Costs payable for such calendar year pursuant to Section 3.08, as determined by Landlord in accordance with the provisions of this Lease (the “Landlord’s Statement”) and such Landlord’s Statement shall be binding upon Landlord and Tenant except as otherwise provided in this Section 3.10 or Section 3.11. Landlord’s failure to give such a notice within three hundred sixty-five (365) days of the last day of the calendar year to which such notice applies shall, however, constitute a waiver of the right to do so thereafter, except for items the amount or proper inclusion of which could not have been finally ascertained through the exercise of reasonable diligence within such period of three hundred sixty-five (365) days and which are determined within seven hundred thirty (730) days of the last day of the calendar year to which such notice applies. Such items (and any items omitted for a like reason from a statement given during such period) Landlord may later invoice to Tenant when the required information is available to Landlord. Landlord’s Statement shall contain or be accompanied by a statement of the Basic Operating Cost during such calendar year, and a computation of the Basic Operating Cost Adjustment.
3.11    Tenant’s Right to Inspect Records. If Tenant objects in writing to an annual statement from Landlord given pursuant to Section 3.10 within one hundred eighty (180) days of the receipt of such statement by Tenant, Landlord shall permit Tenant to examine for a period of only ninety (90) days following the date of such written objection notice, at the offices of Landlord in the State of California and during regular Building Hours, such of Landlord’s books and records pertaining directly to the determination of Basic Operating Cost as are relevant to the Landlord’s Statement in question. In making such examination, Tenant agrees, and shall cause its agents and employees conducting the examination to agree in writing, to keep confidential any and all information contained in such books and records, save and except that Tenant may disclose such information to a trier of fact in the event of any dispute between Tenant and Landlord with regard to Basic Operating Cost or as otherwise required by Applicable Law; provided, however, that Tenant shall stipulate to such protective or other orders in any proceeding as may be reasonably required to preserve the confidentiality of such information. Such inspection may be made either by employees of Tenant or by a nationally or regionally recognized certified public accounting firm that is not compensated on a contingent fee basis. If Tenant fails to give such objection notice within the one hundred eighty (180) day period following receipt of Landlord’s Statement or fails to complete such examination within the one hundred twenty (120) day period following the date of such objection notice, then Landlord’s Statement, as furnished by Landlord, shall be conclusive and binding upon Tenant as to the Basic Operating Cost shown thereon. All costs and expenses of any such examination or audit (“Tenant’s Audit”) shall be paid by Tenant. If Landlord rejects Tenant’s Audit and the parties are unable to resolve any dispute as to the correctness of Landlord’s annual statement, an audit to determine the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant who has not represented Landlord or Tenant or any of their affiliates in the preceding five (5) years (the “Accountant”) selected by Landlord and subject to Tenant’s reasonable approval, and such determination by the Accountant shall be binding on Landlord and Tenant. If it is finally determined that the amount of Basic Operating Cost, as shown on Landlord’s Statement for the year as to which the inspection is undertaken, was overstated, and as a result thereof, Tenant overpaid Tenant’s Proportionate Share of Basic Operating Cost in respect of such year, then Landlord shall refund to Tenant the amount of such overpayment within thirty (30) days of such final determination, and if the amount of such overstatement exceeded three percent (3%) of the Basic Operating Cost shown thereon, then Landlord shall promptly reimburse to Tenant the commercially reasonable actual cost of Tenant’s Audit. If it is finally determined that the amount of Basic Operating Cost, as shown on Landlord’s Statement for the year as to which the inspection is undertaken, was understated, and as a result thereof, Tenant underpaid Tenant’s Proportionate Share of Basic Operating Cost in respect of such year, then Tenant shall pay to Landlord the amount of such underpayment within thirty (30) days of such final determination. The foregoing notwithstanding, Tenant shall not have the right to inspect such books and records during any period when there exists an Event of Default under this Lease.
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ARTICLE 4
LANDLORD COVENANTS
4.01    Basic Services. Landlord shall:
(a)    Furnish Tenant during Tenant’s occupancy of the Leased Premises for the Permitted Use the following services, which the parties acknowledge are ordinary and customary:
(i)    Hot and cold water at those points of supply within each Floor of the Leased Premises provided for general use of other tenants in the Project.
(ii)    Subject to limitations imposed by all Applicable Laws pertaining thereto, Landlord shall provide during Building Hours heating, ventilating and air conditioning (“HVAC”) for normal comfort for Tenant’s use of each Floor the Leased Premises and in a manner within the range of similar services offered by Comparable Buildings.
(iii)    Maintenance, repairs, structural and exterior maintenance (including both exterior and Atrium Area glass and glazing), painting and electric lighting service for all public areas and special service areas of the Project in accordance with Section 4.08.
(iv)    Janitorial service on all Business Days in accordance with the specifications for such services set forth on Exhibit G, as such specifications may be changed from time to time by reasonable modifications to the applicable labor agreements or Building-wide service contracts. Landlord shall also provide window washing services within the range of similar services offered by Comparable Buildings.
(v)    Electrical power, as delivered by public utility providers selected by Landlord, in a total allowance of four and three-tenths (4.3) watts per square foot of Net Rentable Area in the aggregate for the entire Leased Premises (excluding lighting and mechanical systems) (the “Electrical Capacity”). If Tenant’s electrical requirements or usage, as reasonably estimated by Landlord based upon rated capacity (or based upon metered consumption, at Landlord’s option and at Tenant’s expense), exceeds the Electrical Capacity, and Tenant fails to decrease its usage of electrical power below the Electrical Capacity within thirty (30) days of written notice from Landlord, Tenant shall pay the full amount of such excess together with any additional cost necessary to provide such excess capacity as Additional Rent. If Tenant requests additional air conditioning capacity above that ordinarily provided for Building Grade Improvements, then the additional air conditioning installation and operating costs shall be paid by Tenant as Additional Rent. Tenant shall have the right to transfer the Electrical Capacity within the Leased Premises provided that the electrical usage does not exceed four and three-tenths (4.3) watts per square foot of Net Rentable Area in the Leased Premises in the aggregate. However, if transfer of electrical usage among Floors of the Leased Premises requires additional capacity on a Floor due to the transfer, the cost of providing that capacity shall be paid in advance by Tenant.
(vi)    Initial lamps, bulbs and ballasts used in the Leased Premises. Landlord shall replace Building standard lamps, bulbs and ballasts in the Leased Premises at no direct cost to Tenant (but such costs shall be included in Basic Operating Costs), and Tenant shall bear the cost of replacement of lamps, bulbs and ballasts for non-Building standard lighting fixtures within the Leased Premises.
(vii)    Limited security services for the Project, subject to the provisions of Section 7.06.
(viii)    Full (and, for so long as all of the Net Rentable Area of the Podium Area is a part of the Leased Premises, exclusive), non-attended automatic passenger elevator service to and from the Leased Premises from all Podium Elevators during Building Hours, and at all other times in consultation with Tenant an adequate number of Podium Elevators, provided that at least one (1) Podium Elevator shall be operational twenty-four (24) hours a day, seven (7) days a week, subject to the effects of equipment breakdowns and Force Majeure Delay. Full (and, for so long as all of the Podium Roof Deck is a part of the Leased Premises, exclusive) non-attended automatic passenger elevator service to and from the Podium Roof Deck Premises twenty-four (24) hours a day, seven (7) days a week, subject to the effects of equipment breakdowns and Force Majeure Delay. Full, non-exclusive, non-attended automatic passenger elevator service to and from the Leased Premises in the Tower, if any, from a reasonable number of elevators twenty-four (24) hours a day, seven (7) days a week, subject to the effects of equipment breakdowns and Force Majeure Delay.
(ix)    Non-exclusive use of the freight elevators and loading dock serving the Building throughout the Term (as may be extended in accordance with this Lease), subject to Landlord’s scheduling of service in connection with conflicting demands of the other tenants in the Building and of Landlord and its service or goods providers on a reasonable and nondiscriminatory basis and to the effects of utility interruptions, repairs, restoration, maintenance or damage from casualty.
(b)    The provisions of Section 4.01(a) above notwithstanding, Basic Services provided by Landlord to the Podium Roof Deck Premises may be limited as hereafter agreed to by Landlord and Tenant in writing in each of their sole discretions, but shall include repair and maintenance of the roof itself, janitorial, electricity, water, insurance and payment of all real property taxes that are not assessed separately from (or not separately listed as a component of) the real property taxes applicable to the Project.

(c)    Tenant, any Affiliates occupying the Leased Premises and/or Tenant’s telecommunications provider shall be permitted access to the Building’s riser system or alternative space in the Building designated by Landlord (which alternative space shall be reasonably acceptable to Tenant and its telecommunications provider) for the installation of telecommunications cabling and other equipment, and in order to install, maintain, operate and remove telecommunications cabling or other equipment to the Leased Premises. Landlord shall use commercially reasonable efforts to arrange for Landlord’s riser manager to be available at the time specified by Tenant for the entry in its notice to Landlord. Tenant may, at its sole expense, install, maintain, replace, remove or use any communications or computer wires, cables and related devices at the Building exclusively serving the Leased Premises, provided: (i) Tenant shall obtain Landlord’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, and shall use an experienced and qualified contractor, (ii) any such installation, maintenance, replacement, removal or use shall comply with all Applicable Laws and (iii) Tenant shall pay all reasonable and actual out-of-pocket third party costs in connection with such access. Tenant shall indemnify, defend, protect and hold Landlord, its property manager and its riser manager and their respective officers and employees harmless of and from any claim, loss or liability arising from or in connection with any entry by Tenant, any Affiliate’s or Tenant’s telecommunications provider into any riser closet or other point of access or other portion of the Building riser system, including any claim, loss or liability asserted by any other user of the riser system for damage caused by the acts or omissions of Tenant, any Affiliate’s or Tenant’s telecommunications provider in connection with such entry.
(d)    Subject to the provisions of Section 4.01(e) and Section 4.10, Landlord shall not be liable for damages to either person or property, nor for injury to or interference with Tenant’s business (including interruptions or inconveniences in business operations and loss of profits), nor shall Landlord be deemed to have evicted Tenant, nor shall there be any abatement of Rent, nor shall Tenant be relieved from performance of any covenant on its part to be performed hereunder by reason of (i) subject to the provisions of this Section 4.01(d), a deficiency in the provision of Basic Services, unless such deficiency is the result of an intentional breach of this Lease by Landlord that continues for an unreasonable time following notice from Tenant that Tenant believes such services are deficient, which notice shall specify with reasonable particularity the nature of the alleged deficiency (in which event Tenant shall only have a right to an abatement of Gross Rent pursuant to Section 4.01(e) below); (ii) a breakdown or malfunction of lines, cables, wires, pipes, equipment or machinery utilized in supplying or permitting Basic Services or telecommunications, or (iii) the effects of Applicable Laws, the effects of emergencies, any interruption of utility services, and the effects of mechanical breakdowns or any damage to, or destruction of, the Building or Building Systems, except where any of the foregoing is due to the gross negligence or intentional misconduct of Landlord or any of its affiliates, agents or employees. If a good faith dispute arises between Landlord and Tenant as to any deficiency in the provision of Basic Services after written notice of such deficiency from Tenant, Landlord shall not be liable to Tenant for such deficiency until a reasonable time for the correction of such deficiency in future Basic Services has elapsed without such correction occurring following a resolution of the dispute. Landlord shall use reasonable diligence to make such repairs as may be required to lines, cables, wires, pipes, equipment or machinery within the Project to provide restoration of Basic Services and, where the cessation or interruption of Basic Service has occurred due to circumstances or conditions beyond Project boundaries, to cause the same to be restored, by diligent application or request to the provider thereof. In no event shall any mortgagee or the beneficiary under any deed of trust referred to in Section 5.14 be or become liable for any default of Landlord under this Section 4.01(d).
(e)    The provisions of Section 4.01(d) notwithstanding, in the event that a full Floor of the Leased Premises in its entirety ceases to be tenantable for regular business use due to a continuous interruption of Basic Services within the control of Landlord or by Landlord’s activities in the Building, and Tenant does cease to use such portion of the Leased Premises by reason of such interruption or interference, then Tenant shall be entitled to an abatement in Gross Rent due under this Lease allocable to such full Floor of the Leased Premises so rendered untenantable, provided that such abatement shall (i) commence upon the fifth (5th) day after the latter to occur of (A) written notice of such interruption or interference from Tenant to Landlord or (B) cessation of use by Tenant by reason of such interruption or interference, and (ii) continue until such interruption or interference has been corrected. Anything in this Section 4.01(e) to the contrary notwithstanding, the entitlement of Tenant, if any, to an abatement of the Rent or any part thereof following damage to or destruction of the Leased Premises or the Project shall be governed by the provisions of Section 7.09 and not by the provisions of this Section 4.01(e).
(f)    Landlord shall use commercially reasonable efforts to maintain throughout the Term multiple independent fiber providers at the Building available to Tenant. Upon written request by Tenant, Landlord shall grant, upon commercially reasonable terms, a license coterminous with the Term to one or more reputable telecommunications utility provider(s) designated by Tenant (any such utility, an “Approved Fiber Provider”), to permit any such Approved Fiber Provider: (i) to bring such Approved Fiber Provider’s conduit and fiber into the Building from locations outside the Building, (ii) to provide connectivity from the Building’s main point of entry (“MPOE”) to the Leased Premises and (iii) to permit any such Approved Fiber Provider to maintain and operate such conduit and fiber in the Leased Premises and Building. The installation of wires, cables and equipment by any fiber provider to Tenant shall be deemed an installation by Tenant and shall be subject to the provisions of Section 4.01(c). Tenant shall be granted a license coterminous with the Term to locate a reasonable amount of telecommunications equipment required for fiber service in the MPOE. The amount of such telecommunications equipment and cabling shall be proportionate to the average amount of space in the MPOE used by other tenants of the Building on the basis of the Net Rentable Area in the Leased Premises and the Net Rentable Area in the respective premises of such other tenants.
(g)    Tenant shall have access to the MPOE twenty-four (24) hours per day, seven (7) days per week, subject to Landlord’s reasonable access control procedures, including the presence of Landlord’s riser manager.
4.02    Extra Services. Landlord, or its affiliate, shall provide to Tenant at Tenant’s sole cost and expense (and subject to the limitations hereinafter set forth) the following services (such services to be provided by Landlord only to the extent such services are usually, ordinarily and customarily rendered to tenants in connection with the rental of space in Comparable Buildings, otherwise such services will be provided by Landlord’s affiliate):
(a)    Maintaining and replacing lamps, bulbs, and ballasts after initial installation by Tenant upon the request of Tenant.
(b)    If Tenant shall require HVAC outside of the Building Hours, Landlord shall furnish such service upon receiving notice from Tenant, and Tenant shall pay to Landlord as Additional Rent a charge of One Hundred Twenty Dollars ($120.00) per hour per Floor as of the Effective Date, which shall be subject to increase or decrease to the extent of Landlord’s actual increase or decrease in the charge of such service then prevailing in the Building.
(c)    Repair and maintenance service which is the obligation of Tenant hereunder.
(d)    Services provided and other expenses allocated to the Podium Roof Deck Premises pursuant to the provisions of Section 3.08(f).
(e)    Any Basic Service used by Tenant in amounts determined by Landlord to exceed the amounts required to be provided under Section 4.01(a), but only if: (i) Tenant requests such service (except in the case of electricity, where no such request shall be required); and (ii) Landlord elects to provide or to cause its affiliate to provide such additional or excess service.
Tenant shall pay Landlord or its affiliate the cost of providing such additional services (or an amount equal to Landlord’s or such affiliate’s reasonable estimate of such cost, if the actual cost is not readily ascertainable), together with an administration fee equal to five percent (5%) of such cost (except to the extent otherwise provided in Section 5.04(b)) within thirty (30) days following presentation of an invoice therefor by Landlord or its affiliate to Tenant. The cost chargeable to Tenant for all extra services shall, if paid to Landlord, constitute Additional Rent. Such fee is intended to reimburse Landlord (or Landlord’s property manager or affiliate) for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s (or Landlord’s property manager’s or affiliate’s) involvement in the provision of such services, and shall, if paid to Landlord (or Landlord’s property manager), be considered Additional Rent for all purposes under this Lease.
4.03    Parking and Transportation.
(a)    During the Term, Tenant shall have the right to use sixteen (16) unreserved vehicle parking privileges in the Building parking garage designated by Landlord for the use of tenants of the Building (the “Parking Privileges”). In addition, if Tenant exercises its Right of First Refusal or its Right of First Opportunity or if additional Net Rentable Area is hereafter added to the Leased Premises by an amendment to this Lease, then Tenant shall have the right to two (2) additional spaces for each full Floor added to the Leased Premises. Tenant shall pay to Landlord or its parking operator the prevailing market rate, as such rate is established by Landlord or such operator from time to time, for the Parking Privileges. Tenant shall be permitted to reduce its Parking Privileges below the maximum from time to time at its election; provided that upon such election, Tenant shall thereafter have no further rights hereunder to any relinquished Parking Privileges. The Parking Privileges shall, at all times, be subject to: (i) timely payment of such prevailing market rate; (ii) such terms and conditions and rules and regulations as Landlord or its parking operator may from time to time reasonably establish; and (iii) such other conditions as may be imposed by any Applicable Laws. Landlord may assign any unreserved and unassigned parking spaces or designate all or a portion of such spaces reserved or institute an attendant-assisted tandem parking program or valet parking program if Landlord determines in its sole discretion that such is necessary for orderly parking. Landlord shall be fully liable to Tenant for any acts or omissions of any parking operator within the Project as if such act or omission had been made directly by Landlord.
(b)    Tenant may permit its employees and contractors to use the Parking Privileges. Tenant shall use all reasonable efforts to cause its employees and contractors to comply with such reasonable rules and regulations as Landlord or its parking operator may establish from time to time and with all Applicable Laws. Tenant shall not use, or permit its employees or contractors to use, any spaces which have been or are hereafter designated by Landlord for use only by persons or vehicles qualifying to use handicapped, vanpool, carpool, electric vehicle charging or other restricted categories of use (except to the extent that employees or contractors or their vehicles are qualified to use such designated spaces) or assigned to other tenants. Only passenger cars, light trucks and motorcycles may be parked in the Building parking garage by Tenant or its employees and contractors, and no vehicle shall be permitted to remain there for a period of more than twenty-four (24) consecutive hours.
(c)    Landlord may refuse to permit any person who violates the parking rules and regulations to park at the Project, and any violation of the rules and regulations shall subject the car to removal at the expense of the owner. Any user of the Parking Privileges shall retain all responsibility for damages to cars or other property arising from or in connection with such user’s use of the Parking Privileges, and Landlord shall have no responsibility for any property damage or personal injury resulting from use of the Building parking garage, except to the extent the same is caused by the negligent operation of vehicles by the employees of Landlord or its parking operator. Tenant shall repair or cause to be repaired at its sole cost and expense any and all damage to the Project or any part thereof or other vehicles caused by Tenant or its employees or contractors or resulting from vehicles of its employees and contractors.
(d)    If, pursuant to the provisions of this Section 4.03, Landlord would be liable to Tenant for the act or omission of Landlord’s parking operator, Tenant shall use commercially reasonable efforts to obtain compensation for such act or omission directly from the parking operator before seeking compensation from Landlord.
(e)    On or before December 31, 2022, Landlord shall increase the number of electric vehicle charging stations to a number selected by Landlord, but not less than twenty-one (21). Reasonable charges may be imposed for the use of such electric vehicle charging stations.
(f)    Tenant may, at its sole cost, convert some or all of its Parking Privileges to secured bicycle parking facilities in locations specified by Landlord in the exercise of its reasonable discretion. All plans and specifications to the conversion shall be subject to the prior written approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed. One (1) Parking Privilege will be deducted from the number to which Tenant is otherwise entitled under this Section 4.03 for each parking stall or portion thereof that is so converted to bicycle parking. Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, promptly cause all such secured bicycle parking facilities to be removed and use commercially reasonable efforts to restore the underlying surfaces to match the appearance and condition of surrounding surfaces, such that the resulting parking spaces appear identical to those around them. If Tenant fails to promptly remove such facilities or restore the underlying surface (or both), Landlord may, at its election, undertake that work, and Tenant shall reimburse Landlord upon demand for all costs incurred by Landlord in connection with such removal and restoration.
(g)    The Building parking garage contains (i) a cardkey secured bicycle parking room with sixty (60) bicycle parking spaces and (ii) additional bicycle racks located on the ramp of the Building parking garage (collectively, the “Common Area Bike Parking”). Landlord shall maintain the Common Area Bike Parking with the same or greater capacity throughout the Term. Tenant shall have non-exclusive access to the Common Area Bike Parking at no additional cost for the Term (as may be extended herein).
(h)    Tenant shall comply with all traffic systems management programs which are hereafter imposed on the Project by any local, state or federal governmental agency or authority, of which Tenant receives notice from Landlord.
4.04    Podium Roof Deck Premises. Tenant shall be permitted to install and place on the Podium Roof Deck Premises furniture, fixtures, plants, graphics, wayfinding signage or other similar items (collectively, “Tenant’s Terrace Property”), without Landlord’s prior consent, provided that all of Tenant’s Terrace Property shall be affixed so as to not create a dangerous or hazardous condition or damage to the Podium Roof Deck or the associated roof membrane, and shall not be affixed to the exterior wall, roofing materials or glass of the Building and shall not be placed outside the boundaries of the Podium Roof Deck Premises without the prior express written consent of Landlord.
4.05    Podium Elevator Lobby. For so long as the Leased Premises contain all of the Net Rentable Area within the Podium Area, Landlord hereby grants to Tenant the exclusive right to use the Podium Elevator Lobby, including the reception desk and guard station therein, throughout the Term (as may be extended herein). Tenant shall have the right, at its sole cost and expense, to place and maintain furniture, equipment and personal property (including Tenant branding) within the Podium Elevator Lobby, subject to Landlord’s reasonable approval, which approval shall not be withheld for reasons inconsistent with Section 7.06 below. Tenant shall have the right to staff and operate the Podium Elevator Lobby in a manner subject to the reasonable approval of Landlord. Tenant shall not pay Base Rent for the Podium Elevator Lobby, nor shall the Podium Elevator Lobby be used to determine any allowances, abatements or concessions based on the Net Rentable Area. Landlord shall renovate the existing guard station and reception desk in the Podium Elevator Lobby as part of, and in accordance with the

Landlord’s plans for, the Planned Lobby and Plaza Project. The specific design of the Podium Elevator Lobby is shown on Exhibit J attached hereto. If Tenant no longer leases the entire Podium Area, Landlord may, by not less than thirty (30) days written notice to Tenant, require that Tenant, at Tenant’s expense, remove Tenant-specific elements within the Podium Elevator Lobby and restore the underlying surfaces to match exactly the appearance and condition of the surrounding surfaces.
4.06    Window Coverings. All window coverings shall be provided by Landlord in the manner described in Paragraph 4(d) of Exhibit B (“Landlord Designated Window Coverings”). Tenant shall not place or maintain any window coverings, blinds or drapes on any exterior window (other than those supplied by Landlord) without Landlord’s prior written approval which Landlord shall have the right to grant or withhold in its absolute and sole discretion. Tenant acknowledges that breach of this covenant will directly and adversely affect the exterior appearance of the Project or the operation of the heating, ventilation or air conditioning systems or both. Notwithstanding the foregoing, Tenant shall have the right to install blackout curtains (or equivalent window coverings) on the interior side of any of Landlord Designated Window Coverings, provided that at no time shall such blackout curtains (or equivalent window coverings) be operated in a manner (such as by being closed when the Landlord Designated Window Coverings behind them are not also closed) that they are visible from the exterior, or otherwise change the appearance, of the Building.
4.07    Tenant’s Signage.
(a)    Landlord shall provide Tenant with its prorata share of strips on the Building lobby directory board to be used (if at all) at Tenant’s cost, together with Building standard graphics at Landlord’s cost identifying Tenant in the elevator lobby of the Tower Floors upon which any portion of the Leased Premises are located and at the entrance to such portions of the Leased Premises. If Tenant so elects, Tenant may install custom signage in the elevator lobby on any Floor of the entire Net Rentable Area of which is a part of the Leased Premises at its sole expense and with the approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall remove such custom signage, if any, at its sole expense at the expiration or earlier termination of this Lease and shall restore the underlying surfaces to exactly match the appearance and condition of surrounding surfaces. Except to the extent otherwise provided in this Section 4.07, all other signs, notices and graphics of every kind or character, visible in or from public corridors, the Common Area or the exterior of the Leased Premises shall be subject to Landlord’s prior written approval, which Landlord shall have the right to withhold in its absolute and sole discretion. Tenant may install signage anywhere in the interior of the Leased Premises, including in the elevator lobby of any full Floor of the Leased Premises (collectively, “Tenant’s Interior Signage”) that is not visible from outside the Leased Premises without prior approval from Landlord; provided, however, that Tenant shall remove such custom signage, if any, at its sole expense at the expiration or earlier termination of this Lease and shall restore the underlying surfaces to match the appearance and condition of surrounding surfaces.

(b)    Landlord hereby grants to Tenant during the Term (as may be extended as provided herein), the exclusive right to install a sign identifying Tenant’s name and/or logo (or, if Tenant is entitled in accordance with this Section 4.07(b) to obtain signage in the Podium Elevator Lobby for a subtenant, then up to two (2) signs) on the areas of the Podium Elevator Lobby wall shown and prioritized in order of use for a single sign (or, if applicable, for two (2) signs) on Exhibit H (“Tenant’s Lobby Signage”). Such signage shall be subject to the prior written approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed and which shall not be withheld if in accordance with the sign design and Signage Specifications or solely due to the location of such signage that is wholly within the signage area shown on Exhibit H. For the avoidance of doubt and without limiting other possible inconsistencies, any change of, or deviation from, the specific name, appearance, illumination or size shown on the Signage Specifications shall be deemed not to be in accordance with those specifications. The right to Podium Elevator Lobby signage shall be personal to: (i) the Named Tenant, Affiliates, the Parent Entity and Successors, although the prior written reasonable consent of Landlord to the appearance and content of such signage upon such transfer shall be required (but Landlord shall not have approval over any sign that is the result of a rebranding of the core business of the Named Tenant); and (ii) other assignees consented to by Landlord and any subtenant who subleases two (2) or more full Floors in the Podium Area, although such signage for such other assignees and subtenants shall be subject to the prior written approval of Landlord, which may be given, withheld or conditioned in good faith and may be based on either or both aesthetic judgments or concerns regarding the public reputation and standing of the assignee or subtenant. It shall be reasonable for Landlord to withhold its approval to any proposed Tenant’s Lobby Signage not shown on the Signage Specifications if Landlord objects in good faith based on aesthetic judgments or concerns regarding the public reputation and standing of any assignee or subtenant requesting a modification to Tenant’s Lobby Signage. If Landlord rejects any request to modify Tenant’s Lobby Signage, Landlord shall include with its notice of disapproval the specific reasons for such disapproval. Landlord shall not be liable for any withholding or conditioning of such approval made in good faith; provided that, if Tenant disputes Landlord’s determination, Tenant shall be entitled to file: (x) an action for injunctive or declaratory relief; or (y) an expedited arbitration, under the “JAMS Streamlined Arbitration Rules & Procedures” (or their equivalent) of the Judicial Arbitration and Mediation Service, using a single arbitrator, solely for a determination of whether or not such failure to approve was not reasonable in the circumstances, as to which Tenant shall bear the burden of proof. Landlord and Tenant shall cooperate reasonably with one another to expedite the resolution of such dispute, without waiving the rights of either of them. Tenant’s exclusive right to Tenant’s Lobby Signage will be in effect upon the earlier of Tenant’s occupancy for the Conduct of Business of any portion of the Leased Premises and the Phase One Rent Commencement Date; provided that Tenant shall be permitted to commence installation prior to such date to allow Tenant’s Lobby Signage to be fully installed by the earlier of (a) Tenant’s occupancy for the Conduct of Business of any portion of the Leased Premises or (b) the Phase One Rent Commencement Date. Tenant shall use commercially reasonable diligence to complete the installation of such signage as promptly as feasible after such installation commences. Tenant shall have no obligation to install, and Tenant shall be permitted to remove at any time, Tenant’s Lobby Signage; provided, however, that Tenant shall remove such Tenant’s Lobby Signage and any subtenant signage, if any, at its sole expense at the expiration or earlier termination of this Lease and shall restore the underlying surfaces to exactly match the appearance and condition of surrounding surfaces. If Tenant is subleasing five (5) or more full Floors (which for the purposes hereof shall exclude the Podium Roof Deck) in the Podium Area to third parties (excluding Affiliates and the Parent Entity and Successors) then Landlord may require Tenant to remove Tenant’s Lobby Signage upon not less than sixty (60) days’ notice from Landlord, effective no earlier than the commencement date of the sublease of five (5) or more full Floors (which for the purposes hereof shall exclude the Podium Roof Deck) in the Podium Area to such third parties. Tenant shall be permitted to install signage identifying any subtenant who subleases two (2) or more full Floors in the Podium Area provided, however, that such subtenant’s signage shall be located within the area shown on Exhibit H and provided further that Tenant relocates or modifies Tenant’s Lobby Signage (if retained in addition to the subtenant’s signage) to conform to the signage location set forth in Exhibit H if two (2) signs are to be installed. In no event shall Tenant place more than two (2) signs within the Podium Elevator Lobby.
(c)    Tenant will have during the Term (as may be extended herein) the exclusive right to install four (4) Building façade signs on the exterior of Podium Area identifying Tenant’s name and/or logo (“Tenant’s Exterior Signage”). Such exterior signage will be subject to Landlord’s reasonable approval to the extent not set forth on Exhibit I and approval by the City and shall be in compliance with all City ordinances. Landlord’s approval of Tenant’s Exterior Signage which is inconsistent in any respect with the Signage Specifications may be based in good faith on aesthetic judgments and the compatibility, in Landlord’s judgment, with the general appearance and design of the Podium façade. For the avoidance of doubt and without limiting other possible inconsistencies, any change of, or deviation from, the specific name, appearance, illumination or size shown on the Signage Specifications shall be deemed not to be consistent with those specifications. If Landlord rejects any request to modify Tenant’s Exterior Signage, Landlord shall include with its notice of disapproval the specific reasons for such disapproval. Landlord shall not be liable for any withholding or conditioning of such approval made in good faith; provided that, if Tenant disputes Landlord’s determination, Tenant shall be entitled to file (x) an action for injunctive or declaratory relief; or (y) an expedited arbitration, under the “JAMS Streamlined Arbitration Rules & Procedures” (or their equivalent) of the Judicial Arbitration and Mediation Service, using a single arbitrator, solely for a determination of whether or not such failure to approve was not reasonable in the circumstances. Landlord and Tenant shall cooperate reasonably with one another to expedite the resolution of such dispute, without waiving the rights of either of them. Tenant’s exclusive right to Tenant’s Exterior Signage will be in effect upon the earlier of Tenant’s occupancy for the Conduct of Business of any portion of the Leased Premises and the Phase One Rent Commencement Date; provided that Tenant shall be permitted to commence installation prior to such date to allow Tenant’s Exterior Signage to be fully installed by the earlier of (i) Tenant’s occupancy for the Conduct of Business of any portion of the Leased Premises or (ii) the Phase One Rent Commencement Date. Tenant shall use commercially reasonable diligence to complete the installation of such signage as promptly as feasible after such installation commences. Tenant’s Exterior Signage shall be installed in, and limited to, the areas identified on Exhibit I attached hereto, with the specific locations to be mutually and reasonably determined by Landlord and Tenant; provided, however, that if the City prohibits installation of Tenant’s Exterior Signage on the locations identified in Exhibit I, Tenant and Landlord shall cooperate to seek approval from the City for the right to install Tenant’s Exterior Signage on other locations on the exterior of the Podium Area mutually agreed upon by Landlord and Tenant. If the City will only allow Tenant’s Exterior Signage at a single location on any façade of the Podium Area, Landlord hereby approves of such location on such façade if Tenant elects to install Tenant’s Exterior Signage at such location. Tenant shall have no obligation to install, and Tenant shall be permitted to remove at any time, Tenant’s Exterior Signage. If Tenant subleases two (2) or more full Floors (which for the purposes hereof shall exclude the Podium Roof Deck) in the Podium Area to third parties (excluding Affiliates and the Parent Entity), Landlord may require Tenant to remove Tenant’s Exterior Signage upon not less than sixty (60) days’ notice from Landlord, effective no earlier than the commencement date of the sublease of two (2) or more full Floors (which for the purposes hereof shall exclude the Podium Roof Deck) in the Podium Area to such third parties. The right to Tenant’s Exterior Signage shall be personal to the Named Tenant, Affiliates, the Parent Entity and Successor Occupants.
(d)    Tenant’s Lobby Signage and Tenant’s Exterior Signage are collectively referred to herein as “Tenant’s Signage”. Landlord hereby pre-approves Tenant’s use of Tenant’s name and logo and the graphics, content, materials, color, design, lettering, lighting, illumination, and specifications (not including the method of attachment or the location) of Tenant’s Signage to the extent set forth on Exhibit H and Exhibit I attached hereto (collectively, the “Signage Specifications”). Tenant may also seek Landlord’s approval for signs that vary from the Signage Specifications in accordance with the terms of this Section 4.07. Any name, logo, graphics, content, materials, color, design, lettering, lighting, illumination, and specifications (including the method of attachment and the location) of Tenant’s Signage not set forth on Exhibit H or Exhibit I attached hereto shall be subject to Landlord’s reasonable approval. Tenant shall have the right, at Tenant’s sole cost and expense, and subject to Landlord’s reasonable approval, to change any of Tenant’s Signage once installed within the locations set forth in Exhibit H and Exhibit I hereof. Landlord’s approval of signs inconsistent in any respect with the Signage Specifications may be based in good faith on aesthetic judgments and the compatibility in Landlord’s judgment with the general appearance and design of the Building lobby and the Podium Elevator Lobby. Tenant’s Signage shall be installed, operated, maintained and, when necessary, promptly repaired in excellent condition, appearance and repair at Tenant’s sole cost and expense.
(e)    Upon the expiration or earlier termination of this Lease or the occurrence of an event that terminates Tenant’s right to maintain Tenant’s Signage, Tenant shall, at Tenant’s sole cost and expense, promptly cause all (or the applicable portion) of Tenant’s Signage to be removed and restore the underlying surfaces to exactly match the appearance and condition of the surrounding surfaces. If Tenant fails to promptly remove Tenant’s Signage or restore the underlying surface (or both), as and when required, Landlord may, at its election, undertake that work, and Tenant shall reimburse Landlord within thirty (30) days following demand for all reasonable costs incurred by Landlord in connection with such removal and restoration.
(f)    The provisions of this Section 4.07 shall be subject to any modifications required by Addendum I to the extent that Addendum I provides that such modifications would apply.

4.08    Repair Obligation. Landlord shall operate the Project and maintain the Project and its constituent elements and system in first-class order, repair and condition in accordance with Institutional Owner Practices (as part of Basic Services) including, without limitation: (i) the structural portions of the Building and Project, including the foundation, floor/ceiling slabs, roof, curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts); (ii) the exterior walls of the Building, including glass and glazing; (iii) the roof (including membrane, insulation and flashing, except to the extent damaged by Tenant or its employees, contractors or invitees); (iv) mechanical, electrical, plumbing and life safety systems or facilities; (v) stairs; (vi) parking areas, including bicycle parking; (vii) landscaping; (viii) exterior Project signage; (ix) elevator systems and cabs (including the Podium Elevators and the Roof Deck Elevator); (x) the Project plazas; (xi) art work and sculptures; (xii) public washrooms; and (xiii) Common Areas (collectively, the “Landlord Maintenance Areas”). For the avoidance of doubt, the Landlord Maintenance Areas and Landlord’s repair obligations with respect thereto shall include the outside air systems for the Building, including those systems and pieces of equipment to be originally installed by Tenant pursuant to Paragraph 20(b) of Exhibit B attached hereto following the installation thereof; provided that, at Landlord’s request Tenant will cooperate with Landlord to enforce any warranties provided to Tenant with respect to such systems and equipment. Landlord shall not be deemed to have breached any obligation with respect to the condition of any part of the Project under this Section 4.08 or Section 4.12 below, unless either Tenant or a governmental agency having jurisdiction has given to Landlord written notice of any required repair and Landlord has not made such repair within a reasonable time following the receipt by Landlord of such notice and, in the case of a notice from a governmental agency, any rights of appeal have been exhausted or have expired, provided, however, that in the event of an exigent circumstance which presents an imminent threat to the health or safety of persons, Landlord shall promptly take such measures as would appropriately mitigate such threat without awaiting the outcome of any pending or possible appeal (a “Landlord Repair Failure”).        The           foregoing notwithstanding: (x) Landlord shall use commercially reasonable efforts to repair damage to any of the foregoing to the extent caused by the acts or omissions of Tenant or its agents, employees or contractors, (to the extent covered by insurance carried by Landlord), and Tenant shall reimburse Landlord for all direct and indirect costs arising in connection with such damage within thirty (30) days of the receipt by Tenant of an invoice (or, at Landlord’s discretion, multiple invoices delivered from time to time) accompanied by reasonable evidence of the costs so incurred; and (y) the obligations of Landlord pertaining to damage or destruction by casualty shall be solely governed by the provisions of Section 7.09.
4.09    Renovation of Portions of the Project. Landlord is planning to undertake a renovation of portions of the Project (the “Planned Lobby and Plaza Project”) that is currently estimated to begin in the Summer of 2021. The design, extent, construction methods and timing of construction of the Planned Lobby and Plaza Project shall be at the sole discretion of Landlord. Notwithstanding the foregoing, once the Planned Lobby and Plaza Project is commenced, Landlord shall use commercially reasonable efforts to prevent the Planned Lobby and Plaza Project from materially disrupting or delaying (x) the construction of Tenant Improvements in the Leased Premises in accordance with Exhibit B, or (y) Tenant’s occupancy of the Leased Premises for the Permitted Use as provided in this Lease. Landlord shall maintain twenty-four (24) hours per day, seven (7) days per week access to the elevators to the Leased

Premises during the entire period of the renovation, as required by Section 4.01(a)(viii). The Planned Lobby and Plaza Project includes, but is not limited to: (i) renovation of the plaza of the Project, including the installation of a retail pavilion building; (ii) a renovation of the California Street lobby; (iii) a renovation of the Pine Street lobby; (iv) creation of a two-story tenant amenity center for both public and private functions; (v) installation of a fitness center at the first parking level, near the existing lockers and showers; (vi) elevator cab refresh, in addition to the already completed modernization to destination dispatch elevators; and (vii) installation of security turnstiles at the entrance of each elevator bank. The Planned Lobby and Plaza Project is presently anticipated to take approximately twenty (20) months from commencement of construction. A general description of the Planned Lobby and Plaza Project and the anticipated construction schedule with respect thereto is attached hereto as Exhibit K. Landlord will prioritize the California Street lobby renovation and the plaza renovation and use commercially reasonable efforts to complete both areas prior to the Phase One Rent Commencement Date, subject to Force Majeure Delay, but no failure to do so shall constitute a breach of this Lease by Landlord. Landlord may elect to make such additions thereto or deletions therefrom as Landlord may determine in its sole discretion. The Planned Lobby and Plaza Project shall be reasonably divided by Landlord into three separate areas for determination of when that project is completed - the ground floor lobbies, the plaza and the elevators - and the Planned Lobby and Plaza Project shall be deemed to have been completed with respect to each of them separately, on an area by area basis.
4.10    Peaceful Enjoyment. Tenant shall peacefully have, hold and enjoy the Leased Premises, subject to the other terms hereof, provided that Tenant pays the Rent and performs all of Tenant’s covenants and agreements herein contained.
4.11    Restriction as to Location of Certain Competitors. Landlord shall not, without the prior written consent of Tenant in Tenant’s sole and absolute discretion, enter into any lease, license or other agreement, or permit any tenant, subtenant, licensee or other occupant to assign or sublease its lease, license or other agreement, relating to any retail premises in the exterior portion of the Project facing or within the California Street outdoor plaza (including any kiosks or temporary structures), with any financial services provider (including banks and brokerage firms).
4.12    Landlord’s Compliance with Laws.
(a)    Landlord shall comply with all Applicable Laws relating to the Building, the Project and Common Areas provided that such compliance is not the responsibility of Tenant under this Lease, and provided further that Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Leased Premises (including the failure to obtain building permits), or would materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees. Landlord shall be permitted to include in Basic Operating Cost any costs or expenses incurred by Landlord under this Section 4.12 to the extent allowed under Section 3.08 above. Landlord shall be solely responsible for compliance with Applicable Laws related to the seismic condition of the Tower, Podium Area and any other portion of the Project and in no event shall Tenant have any obligation to make any repairs or replacements due to the failure of the Tower, Podium Area or any other portion of the Project to comply with Applicable Laws related to seismic conditions, except to the extent Tenant’s floor loadings exceed the design live loads and superimposed dead loads per the original structural drawings. The foregoing notwithstanding, Landlord shall in no event be deemed in breach of the provisions of this Section 4.12 unless and until: (i) Landlord has received a written notice from Tenant or a governmental agency of any violation of Applicable Laws and has failed to use commercially reasonable efforts to remedy such violation within a reasonable period of time; and (ii) except in the event of a circumstance presenting an imminent threat to the health of persons or the safety of property, if Landlord contests in good faith the applicability of any Applicable Law or its interpretation, such contest has been finally determined with all appeal rights exhausted or expired and Landlord has not used commercially reasonable efforts to remedy such violation within a reasonable period of time following such determination, provided, however, that in the event of an exigent circumstance which presents an imminent threat to the health or safety of persons, Landlord shall promptly take such measures as would appropriately mitigate such threat without awaiting the outcome of any pending or possible contest.
(b)    Subject to the provisions of Section 4.12(a) above, if Landlord has received any written notice from a governmental agency having jurisdiction over the Project that, as of the date of this Lease, there exists any violation of Applicable Laws which remains uncured as of that date, then Landlord shall take all actions necessary to remedy such violation at its sole expense, and all such expenses shall be excluded from Basic Operating Cost.
4.13    Supplemental HVAC. Notwithstanding anything to the contrary contained in this Lease, at any time during the Term, Tenant shall have the right but not the obligation to install in the Leased Premises, at Tenant’s sole cost and expense, one (1) or more Supplemental HVAC Units in order to provide chilled water in the Leased Premises twenty-four (24) hours a day, seven (7) days a week. As used herein, the term “Supplemental HVAC Unit” shall mean a self-enclosed electric heating and cooling unit of the size and tonnage, and having the specifications, approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall have access to and use of the Building’s condenser and chilled water for such facilities subject to such reasonable charges as Landlord may impose from time to time. Notwithstanding anything contained herein to the contrary, at the end of the Term, at Landlord’s option and at Tenant’s expense, Tenant shall either: (1) remove, at Tenant’s sole cost and expense, any Supplemental HVAC Unit and restore all portions of the Leased Premises and the Building affected by such removal to their condition immediately prior to the installation of such equipment, ordinary wear and tear excepted; or (2) leave any such Supplemental HVAC Unit in place, in which event the Supplemental HVAC Unit shall be the property of Landlord.
4.14    Tenant’s Right to Make Repairs. If an Emergency Situation or an Adverse Condition occurs and Landlord fails to comply with any of Landlord’s obligations set forth in this Lease within two (2) Business Days after receipt of notice of such failure provided by Tenant to Landlord, Tenant may, but shall not be obligated to, perform any such obligation on behalf of, and for the account of, Landlord, and Landlord shall within thirty (30) days after receipt of invoice from Tenant reimburse Tenant for (i) all costs and expenses paid or incurred by Tenant on behalf of Landlord in connection with performing the obligations of Landlord set forth herein, and (ii) an administration fee equal to five percent (5%) of such costs and expenses. For the purposes hereof, “Emergency Situation” shall mean a situation in the Leased Premises caused by a failure by Landlord to make a repair within the Leased Premises or as to the Podium Elevators which Landlord was required to make under this Lease and which poses an imminent threat: (a) to the physical wellbeing of persons in the Leased Premises, or (b) of widespread damage to Tenant’s personal property in the Leased Premises. “Adverse Condition” shall mean a claimed default, breach or other failure by Landlord to fulfill any obligation set forth hereunder with respect to repairs in the Leased Premises or to the Podium Elevators will have a material, adverse impact on Tenant’s ability to conduct its business in the Leased Premises or any portion thereof. If Tenant undertakes any action pursuant to this Section 4.14, Tenant shall (i) proceed in accordance with all Applicable Laws; (ii) retain to effect such actions only such reputable contractors and suppliers as are duly licensed in the State of California and previously approved by Landlord for other work in the Building provided Landlord promptly provides, in response to a request from Tenant, Tenant with its then-current approved list of contractors and suppliers; (iii) as to any required repair to the Podium Elevators, use Landlord’s elevator service contractor for the Building or, if Landlord so directs, Otis Elevator, but only if such contractor agrees to perform the required repairs at commercially reasonable rates and times; (iv) effect such repairs or perform such other actions in a good and workmanlike and commercially reasonable manner; and (v) use new or like new materials. Nothing contained in this Section 4.14 shall be interpreted to mean that Tenant shall be excused from paying Rent or any other amount due under this Lease in the event of any alleged default by Landlord. The foregoing notwithstanding: (I) Tenant’s rights to repair pursuant to this Section 4.14 shall be limited to the Leased Premises and the Podium Elevators themselves, and not to any other part of the Common Areas; (II) prior to invoking the rights of Tenant under this Section 4.14, Tenant shall give to Landlord a written notice stating (A) the grounds upon which Tenant claims an Emergency Situation or an Adverse Condition exists, (B) the repair which Tenant believes Landlord was required to make to the Leased Premises, and (C) the names of the contractors Tenant proposes to use to resolve the Emergency Situation or an Adverse Condition; and (III) damage to the Leased Premises or damage to or destruction of the Project shall be governed by the provisions of Section 7.09 and not by the provisions of this Section 4.14.
ARTICLE 5

TENANT’S COVENANTS
5.01    Payments by Tenant. Tenant shall pay Rent at the times and in the manner herein provided. All obligations of Tenant hereunder to make payments to Landlord shall constitute Rent, and failure to pay the same when due shall give rise to the rights and remedies provided for in Section 7.10.
5.02    Construction of Tenant Improvements. All building permit and municipal inspection fees payable with respect to the Tenant Improvements installed by Tenant pursuant to Exhibit B shall be paid by Tenant in accordance with Exhibit B. All Tenant Improvements shall be and become the property of Landlord and shall be surrendered to Landlord upon termination of this Lease by lapse of time or otherwise, subject to Tenant’s rights or Landlord’s requirements of removal with respect thereto in the same manner as provided in Section 5.07 hereof; provided, however, that: (i) Landlord shall be deemed an owner of the Tenant Improvements to the extent funded by the Landlord’s Contribution; and (ii) the Tenant Improvements and Alterations shall be sole property of Landlord following the expiration or earlier termination of this Lease without the necessity of any additional conveyance. The ownership interest of Tenant in the Tenant Improvements shall not be deemed to affect the allocation of insurance proceeds following damage or destruction or proceeds of any condemnation, which allocation shall be governed by the other provisions of this Lease. The foregoing notwithstanding, Tenant shall reimburse Landlord upon the expiration or earlier termination of the Term of this Lease for the reasonable cost of removing all telecommunications and data cabling installed in the Leased Premises by, or for the use of, Tenant that Tenant fails to remove as required pursuant to Section 5.20. Although Tenant Improvements become the property of Landlord as herein provided, they are intended to be for the convenience of Tenant and are not intended to be a substitute for Rent or any part thereof.
5.03    Taxes on Personal Property and Tenant Extra Improvements. In addition to, and wholly apart from its obligation to pay Tenant’s Proportionate Share of Basic Operating Costs, Tenant shall be responsible for and shall pay prior to delinquency taxes or governmental service fees, possessory interest taxes, fees or charges in lieu of any such taxes, capital levies, or other charges imposed upon, levied with respect to or assessed against its personal property, on the value of its Tenant Extra Improvements or Alterations, on its interest pursuant to this Lease or on any use made of the Leased Premises or the Common Areas by Tenant in accordance with this Lease. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as reasonably invoiced to Tenant by Landlord. The foregoing notwithstanding, if Landlord pays any such taxes or service fees for a substantial number of other tenants in the Project, Landlord shall also pay them for Tenant and shall not seek reimbursement from Tenant for Tenant’s share thereof to the extent such taxes and fees are included in Basic Operating Cost.
5.04    Repairs by Tenant.
(a)    Tenant shall maintain and repair the Leased Premises and keep the same in good condition, reasonable wear and tear excepted. Tenant’s obligation shall include the obligation to maintain and repair all walls, floors, entry doors, ceilings and fixtures and to reimburse Landlord, as provided in Section 4.08 above for the repair all damage caused by Tenant, its agents, employees, invitees and licensees to the utility outlets and other installations in the Leased Premises. Tenant shall repair all damage caused by removal of Tenant’s movable equipment or furniture or the removal of any Tenant Improvements or Alterations permitted or required by Landlord, all as provided in Section 5.20. At the request of Tenant and with the consent of Landlord, Landlord shall perform or shall cause its affiliate to perform the work of maintenance and repair constituting Tenant’s obligation pursuant to this Section 5.04 and as an “extra service” to be rendered pursuant and subject to Section 4.02 at Tenant’s sole cost and expense, including the administration fee referred to therein. Any work of repair and maintenance performed by or for the account of Tenant by persons other than Landlord or its affiliate shall be performed by contractors approved by Landlord prior to commencement of the work, which approval shall not be unreasonably withheld, conditioned or delayed, and in accordance with commercially reasonable procedures Landlord shall from time to time establish. All such work shall also be performed in compliance with all Applicable Laws and Tenant shall provide to Landlord copies of all permits and records of inspection issued or obtained by Tenant in connection therewith to establish such compliance. Tenant shall also comply with all Landlord’s reasonable construction procedures and requirements for the Project (including Landlord’s requirements relating to insurance set forth in this Lease); provided, however, that neither the Named Tenant nor any Affiliate of the Named Tenant shall be required to provide any lien and completion (or other) bond or security in connection with any such work or Alteration, although all such work shall be subject to the provisions of Section 5.08 below. Nothing herein contained, however, shall be deemed to impose upon Tenant the obligation to perform work of maintenance or repair required by reason of Landlord’s negligence or wrongful acts or those of Landlord’s agents or employees. Landlord may require by written notice to Tenant that Tenant shall install and maintain all required intrabuilding network cable and other communications wires and cables necessary to serve the Leased Premises from the point of presence in the Building of a telecommunications provider.
(b)    If there is a material breach by Tenant in performing its repair obligations under this Lease, and such breach continues for twenty (20) days following written notice to Tenant, Landlord shall have the right, but not the obligation, to undertake work of repair that Tenant is required to perform under this Lease and that Tenant fails or refuses to perform within such twenty (20) day period (or, as to work which cannot feasibly be completed within such period, that Tenant fails or refuses to commence such work within such twenty (20) day period or thereafter diligently pursue the same to completion), or if there is damage to any part of the Project to the extent caused by the acts or omissions of Tenant or its agents, employees or contractors, then, Landlord shall have the right, but not the obligation, to undertake the required work of repair. All costs incurred by Landlord in performing any such repair for the account of Tenant shall be repaid by Tenant within thirty (30) days of demand to Landlord, together with an administration fee equal to ten percent (10%) of such costs. Any administration fee charged to Tenant for the provision of such repair services is intended to reimburse Landlord (or Landlord’s property manager) for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s (or Landlord’s property manager) involvement in the provision of such repairs, and shall be considered Additional Rent for all purposes under this Lease.
5.05    Waste. Tenant shall not commit or allow any waste or damage to be committed in any portion of the Leased Premises.
5.06    Assignment or Sublease.
(a)    If Tenant intends to assign this Lease or sublet the Leased Premises or any part thereof (any such assignment or subletting, a “Transfer”), Tenant shall give Landlord written notice of such intent (“Transfer Notice”), which Transfer Notice shall include: (i) an exact copy of the proposed agreements between Tenant and the proposed assignee or subtenant; (ii) the proposed effective date of the Transfer; (iii) a description of the portion of the Leased

Premises to be transferred (the “Subject Space”); (iv) a statement of the name and legal form of the proposed assignee, subtenant or other transferee; (v) a description of the business to be conducted at and from the Leased Premises by the proposed assignee or sublessee following the proposed assignment or subletting; and (vi) a balance sheet as of a date not more than six (6) months preceding the delivery of the balance sheet to Landlord and operating statements for the last two (2) fiscal years of the proposed assignee or sublessee. Landlord shall have a reasonable opportunity to meet and interview the proposed assignee, if requested.
(b)    In the case of a Transfer, Landlord shall then have a period of ten (10) Business Days following such interview (if required) and receipt of such additional information within which to notify Tenant in writing that Landlord elects either to (i) terminate this Lease as to the Subject Space, in which event Tenant will be relieved of all further obligations hereunder as to the Subject Space, or (ii) grant or deny its consent to the proposed assignment or subletting. If Landlord fails to respond to a Transfer Notice within ten (10) Business Days, then Tenant may send Landlord a reminder notice setting forth such failure containing the following sentence at the top of such notice in bold, capitalized font at least twelve (12) points in size: “LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN LANDLORD’S DEEMED APPROVAL OF TENANT’S REQUEST FOR TRANSFER” (the “Transfer Reminder Notice”). If Landlord fails to respond within five (5) Business Days after delivery of a Transfer Reminder Notice, then Tenant’s Transfer for which Tenant requested Landlord’s approval shall be deemed approved by Landlord. Landlord shall not, however, have the right to so terminate this Lease under Clause (i) above: (1) as to a sublease, unless the sublease is for the entire Leased Premises and the term of the sublease expires less than three (3) months prior to the then scheduled expiration of the Term; (2) as to a sub-sublease of a portion of the Leased Premises previously sublet by Tenant; or (3) as to any Transfer to an Affiliate or Successor or the Parent Entity or which occurs in connection with an initial public offering, merger or other acquisition of Tenant. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer.
(c)    Failure by Landlord to approve a proposed subtenant or assignee in a Transfer shall not cause a termination of this Lease, and the sole remedy of Tenant shall be either (at Tenant’s election of either, but not both, of them): (i) an action for injunctive or declaratory relief; or (ii) an expedited arbitration, under the “JAMS Streamlined Arbitration Rules & Procedures” (or their equivalent) of the Judicial Arbitration and Mediation Service, using a single arbitrator, solely for a determination of whether or not such failure to approve was not reasonable in the circumstances. A final determination in such arbitration that Landlord’s failure to approve was unreasonable under the circumstances and the provisions of this Lease shall constitute approval by Landlord. Landlord and Tenant shall cooperate reasonably with one another to expedite the resolution of such dispute, without waiving the rights of either of them.
(d)    Any Assignment or Sublease Excess Gross Revenue realized by Tenant under any such assignment or sublease shall be divided and paid seventy-five percent (75%) to Tenant and twenty-five percent (25%) to Landlord. In respect of a sublease (but not an assignment) “Assignment or Sublease Excess Gross Revenue” shall mean any rent or other consideration realized by Tenant under such sublease in excess of the Gross Rent payable hereunder for the same period (prorated on a per square foot of Net Rentable Area basis, in the case of a subletting of less than all of the Leased Premises). In respect of an assignment (but not a sublease) “Assignment or Sublease Excess Gross Revenue” shall mean any consideration realized by Tenant in connection with such assignment. If, in connection with any assignment or subletting, the consideration received by Tenant pertains both to the assignment or subletting and other assets or rights which Tenant is conveying or transferring to the assignee or subtenant, then such consideration with respect to such other assets or rights shall be excluded from the calculation of Assignment or Sublease Excess Gross Revenue and in no event shall the portion of such consideration allocated to the other assets or rights be more than the then fair market value of such other assets or rights. Within ten (10) Business Days following the end of any calendar month during which Tenant receives any payment of Assignment or Sublease Excess Gross Revenue, Tenant shall: (i) deliver to Landlord a copy of any instrument by which such payment was made, together with an accounting of any Assignment or Sublease Excess Gross Revenue arising in connection with such payment of Assignment or Sublease Excess Gross Revenue; and (ii) pay to Landlord Landlord’s share (as calculated in accordance with this Section 5.06(d)).
(e)    Without limiting the other events which may constitute a Transfer of this Lease, the following shall be deemed a Transfer of this Lease: (i) the pledging, mortgaging or encumbering of Tenant’s interest in this Lease, or the Leased Premises or any part thereof; (ii) any occupancy of the Leased Premises by any person, firm, partnership, or corporation, or any groups of persons, firms, partnerships, or corporations, or any combination thereof, other than Tenant, except as provided in Section 5.06(i) below; or (iii) the dissolution of Tenant, unless such dissolution is immediately followed by the reconstitution of a successor entity which continues the business of Tenant with substantially the same ownership of shares or constituent partnership or other interests as existed prior to such dissolution. Without limiting the other events which may constitute a subletting, any occupancy of less than all of the Leased Premises by any person, firm, partnership, or corporation, or any groups of persons, firms, partnerships, or corporations, or any combination thereof, other than Tenant and its employees, business guests and Permitted Occupants, shall be deemed a subletting of the Leased Premises.
(f)    Notwithstanding anything to the contrary contained herein, any transfer whether by sale, assignment, bequest, inheritance or other disposition of the corporate shares of, or partnership or other interests in, Tenant shall not be deemed a Transfer of this Lease.
(g)    Tenant shall provide to Landlord within ten (10) days following Landlord’s written demand, true and correct executed copies of the documents constituting such sublease or assignment and any amendments thereof during the Term.
(h)    The provisions of Sections 5.06(a), 5.06(b), 5.06(d), 5.06(e) and 5.06(f) notwithstanding, but subject to Section 5.06(o), Tenant may Transfer the Leased Premises or any part thereof to an Affiliate or Parent Entity or Successor of Tenant without the necessity of obtaining the consent of Landlord. In the event that Tenant sublets the Leased Premises or any part thereof to an Affiliate or Parent Entity or Successor of Tenant in accordance with this Section 5.06(h), Tenant shall remain primarily liable with respect to its obligations under this Lease. The other provisions of this Section 5.06(h) notwithstanding, Tenant shall provide

Landlord the notice required by Section 5.06(o) and shall otherwise comply with the requirements of that Section. The right of Tenant to make such Transfer without the consent of Landlord shall be conditioned upon there not existing hereunder at the time of such Transfer any monetary Event of Default on the part of Tenant under this Lease. The rights of Tenant pursuant to this Section 5.06(h) are personal to the Named Tenant and its Affiliates, Parent Entity and Successors, and no person or entity other than the Named Tenant and its Affiliates, Parent Entity and Successors may exercise such rights.
(i)    Notwithstanding the other provisions of this Section 5.06, Tenant shall have the right, without the necessity of obtaining Landlord’s consent and without payment to Landlord of any Assignment or Sublease Excess Gross Revenue and without Landlord’s right to recapture Subject Space, to permit the occupancy of up to seventeen percent (17%) of the Net Rentable Area of the Leased Premises to any individual(s) or entity (“Permitted Occupants”) that has an ongoing business relationship with Tenant, provided that (i) no demising walls are installed in the Leased Premises in connection with such occupancy, (ii) Permitted Occupants do not use a separate reception area, and (iii) Permitted Occupants comply with all of the terms of this Lease. Any occupancy permitted under this Section 5.06(i) shall not constitute a Transfer under this Lease. All Permitted Occupants shall be deemed employees of Tenant for the purposes of this Lease.
(j)    No assignment or subletting by Tenant shall relieve Tenant of any obligation under this Lease. Any assignment or subletting that conflicts with the provisions of this Section 5.06 shall, at Landlord’s option, be void. No consent by Landlord to any subletting or assignment shall constitute a consent to any other assignment or subletting nor shall it constitute a waiver of any of the provisions of this Section 5.06 as they apply to any such future sublettings or assignments.
(k)    Any assignee shall assume in writing, for the express benefit of Landlord, all of the obligations of Tenant under this Lease to be performed from and after the date of assignment, provided that no such assumption shall be deemed a novation or other release of the prior Tenant. Following any assignment, the obligations for which the prior Tenant remains liable under this Lease shall include any obligations arising in connection with any amendments to this Lease executed by Landlord and the assignee, whether or not such amendments are made with knowledge or consent of the prior Tenant; provided, however, that the aggregate monetary exposure of Tenant shall not exceed the amount of such monetary exposure as of the same point in time and under the same circumstances as Tenant would have had had this Lease not been assigned, the parties acknowledging that monetary exposure is not limited solely to payment of Gross Rent but does take into account the occurrence of possible events which had not yet occurred at the time of the assignment (such as a Casualty or an Event of Default).
(l)    If this Lease is assigned, whether or not in violation of the terms of this Lease, Landlord may collect Rent from the assignee. If the Leased Premises or any part thereof is sublet, Landlord may, upon the occurrence of and during the continuance of an Event of Default, collect Rent from the subtenant. In either event, Landlord shall apply the amount collected from the assignee or subtenant to Tenant’s monetary obligations hereunder. Collecting

Rent from the assignee or subtenant or applying that Rent to Tenant’s monetary obligations shall not be deemed to be an acceptance of the assignee or subtenant as a direct tenant of Landlord nor a waiver of any provision of this Section 5.06 nor an assumption by Landlord of any obligation of Tenant or any other party as an assignor or sublessor to such assignee or subtenant.
(m)    Any improvements, additions, or alterations to the Building or the Project (including the Leased Premises) that are required by any Applicable Law, or are reasonably deemed necessary or appropriate by Landlord as a result of any subletting or assignment hereunder, shall be installed and provided without cost or expense to Landlord and Landlord may condition its consent upon the making of such improvements, additions, or alterations to the Building or the Project.
(n)    Landlord may hire outside consultants to review all assignment and subletting documents and information. Tenant shall reimburse Landlord for the cost thereof, including reasonable attorneys’ fees relating to any Transfer not to exceed Three Thousand Dollars ($3,000.00) (as reasonably adjusted for the effects of inflation) within thirty (30) days after written request from Landlord for any request to a simple subletting, unaccompanied by other requests.
(o)    Notwithstanding anything to the contrary contained herein, in no event shall Tenant enter into any Transfer for the possession, use, occupancy or utilization (collectively for the purposes of this Section 5.06(o), “use”) of all or any portion of the Leased Premises which either (x) provides for a rental or other payment for such use based in whole or in part on the income or profits derived by any person from the Leased Premises (other than an amount based on a fixed percentage or percentages of gross receipts or sales), and Tenant agrees that all Transfers of any part of the Leased Premises shall provide that the person having an interest in the use of the Leased Premises shall not enter into any lease or sublease which provides for a rental or other payment for such use based in whole or in part on the income or profits derived by any person from the Leased Premises (other than an amount based on a fixed percentage or percentages of gross receipts of sales), or (y) could cause any portion of the amounts payable to Landlord hereunder to not constitute “rents from real property” within the meaning of IRC Sections 856(d) and 512(b)(3). Tenant shall give to Landlord at least fifteen (15) Business Days before the date of any subletting or assignment is to become effective (whether or not the consent of Landlord to the proposed subletting or assignment is required pursuant to the terms of this Section 5.06(o)), a written notice (“Rent Formula Notice”) stating: (i) the identity of the potential subtenant or assignee; (ii) whether or not the rent or other consideration is to be a stated amount or is to be calculated on a formula (other than a periodic percentage increase or increase solely related to the Consumer Price Index or a similar measure of national or regional monetary inflation); (iii) if the rent or other consideration is to be based on a formula, what the proposed formula is to be; and (iv) the proposed effective date of the proposed subletting or assignment. Tenant may give a Rent Formula Notice before binding agreements with the proposed subtenant or assignee are executed, but shall give a revised Rent Formula Notice to Landlord at least ten (10) Business Days before the date the proposed subletting or assignment is to become effective if any statement set forth in the original Rent Formula Notice to Landlord is no longer true and complete due to changes in the structure of the proposed transaction. If Landlord concludes in good faith, based on the information set forth in the Rent Formula Notice or other information available to Landlord, that the proposed Transfer could cause any portion of the amounts payable to Landlord hereunder to not constitute “rents from real property” within the meaning of IRC Sections 856(d) and 512(b)(3) or could result in Landlord receiving unrelated business taxable income, as that term is defined in IRC Section 512(a)(1) and the Treasury Regulations thereunder, Landlord shall so notify Tenant promptly after Landlord makes that determination, but in any event not less than ten (10) days prior to the effective date of the proposed Transfer stated in the Rent Formula Notice from Tenant, and Tenant shall either (x) not proceed with the proposed Transfer or (y) modify the proposed Transfer subject to the prior written consent of Landlord (which may be given, withheld or conditioned in the good faith discretion of Landlord taking into account avoidance of tax risk to Landlord or its constituent entities), whether or not the consent of Landlord to the proposed Transfer is required pursuant to the terms of this Section 5.06(o). Notwithstanding anything to the contrary contained herein, any Transfer entered into by Tenant shall be specifically conditioned on compliance, and shall comply, with the provisions of this Section 5.06(o).
(p)    Without liability to Tenant, but subject to the provisions of Section 4.11, Landlord shall have the right to offer and to lease space in the Building, or in any other property, to any party, including parties with whom Tenant is negotiating, or with whom Tenant desires to negotiate, concerning assignment or subletting the Leased Premises, or any portion thereof.
5.07    Alterations, Additions, Improvements.
(a)    Tenant shall not make or allow to be made any alterations, additions or improvements in or to the Leased Premises (collectively, “Alterations”) without obtaining the prior written consent of Landlord. Landlord’s consent shall not be withheld or delayed (but may be reasonably conditioned) with respect to proposed Alterations that: (i) comply with all Applicable Laws; (ii) do not, whether alone or taken together with other improvements, require the construction of any other improvements or alterations outside the Leased Premises; and (iii) do not present Design Problems. Landlord shall not unreasonably withhold (but may condition) its consent to any Alterations which include a Design Problem; provided that, with respect to a Design Problem which adversely affects the structural or mechanical systems or other facilities of the Project, Landlord may withhold its consent in its sole discretion. In determining whether or not to consent to proposed Alterations, Landlord shall have the right (without limitation) to review plans and specifications for proposed Alterations, construction means and methods, the identity of any contractor or subcontractor to be employed on the work of Alterations, and the time for performance of such work. Landlord shall give or withhold its consent within ten (10) Business Days of the receipt of the last of the information from Tenant required by Landlord. If Landlord fails to respond within such ten (10) Business Day period, then Tenant may provide to Landlord a second notice, reiterating the request that Landlord approve the plans and specifications for the proposed Alteration and containing the following sentence at the top of such notice in bold, capitalized font at least twelve (12) points in size: “LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN SEVEN (7) BUSINESS DAYS MAY RESULT IN LANDLORD BEING DEEMED TO HAVE APPROVED THE PROPOSED ALTERATION”. If Landlord fails to respond to Tenant’s second request with either approval or a statement of the reasons for its disapproval within such period of seven (7) Business Days, then Landlord shall conclusively be deemed to have approved the plans and specifications for the proposed Alteration. The foregoing deemed approval shall in no way absolve or reduce Tenant’s obligation hereunder not to perform any Alterations in violation of Applicable Laws or to perform any Alterations that are inconsistent with the structural capabilities of the Building or the capacities of the existing Building systems. Without limiting the other grounds upon which Landlord may refuse to approve any contractor or subcontractor, provided that disapproval of a particular proposed contractor or subcontractor is applied on a nondiscriminatory basis throughout the Building, Landlord may take into account the desirability of maintaining harmonious labor relations at the Project. Landlord may also require that all life safety related work be performed by the life safety contractor for the Building. Tenant shall supply to Landlord any documents and information reasonably requested by Landlord in connection with the exercise of its rights hereunder. Upon completion of any Alteration, Tenant shall provide Landlord, at Tenant’s expense, with a complete set of plans in reproducible form and specifications reflecting the actual conditions of the Leased Premises as affected by the Alteration, together with an electronic copy of such plans in the AutoCAD format or such other format as may then be in common use for computer assisted design purposes. If the nature of a particular Alteration requires consultant review in the reasonable opinion of Landlord, Landlord may hire outside consultants to review such documents and information and Tenant shall reimburse Landlord for the reasonable cost thereof, as Additional Rent, within thirty (30) days after receipt by Tenant of written request therefor from Landlord. All Alterations permitted hereunder shall be made and performed by Tenant, without cost or expense to Landlord, in a diligent and first-class workmanlike manner and in accordance with plans and specifications approved by Landlord, and shall comply with all Applicable Laws and Landlord’s commercially reasonable construction procedures and requirements for the Project (including Landlord’s requirements relating to insurance). Tenant shall pay Landlord or its affiliate, upon completion of any Alteration, a reasonable fee for Landlord’s or such affiliate’s supervision and administration of the installation thereof (“Supervision Fee”); provided, however, that the Supervision Fee shall not be deemed to be “gross revenue” for purposes of calculating management cost recovery under Section 3.08(a)(vi). The Supervision Fee shall be an amount equal to (x) for any project with hard construction costs less than One Hundred Fifty Thousand Dollars ($150,000.00), three percent (3%) of the hard construction costs, and (y) for all other projects, two percent (2%) of the hard construction costs. The Supervision Fee is intended to reimburse Landlord (or Landlord’s property manager or affiliate) for all overhead, general conditions, fees and other costs and expenses arising from Landlord (or Landlord’s property manager’s or affiliate’s) involvement in the provision of such supervision and administration services, and shall, if paid to Landlord (or Landlord’s property manager), be considered Additional Rent for all purposes under this Lease. The obligations of the parties with respect to removal of Alterations shall be controlled by Section 5.20.
(b)    The provisions of Section 5.07(a), notwithstanding, Landlord’s consent shall not be required for (i) any Alteration which consists solely of repainting, hanging wall paper or similar wall coverings, replacing carpeting or the installation of telecommunications or data cabling within the Leased Premises and below the ceiling; (ii) any and all Alterations to be located within the Leased Premises which (A) do not materially affect the Building Systems and could not reasonably be expected to affect the foundation, load bearing walls and structural components of the Building, (B) cost less than Two Hundred Fifty Thousand and No/100ths Dollars ($250,000) cumulatively during any period of twelve (12) consecutive calendar months, and (C) do not present Design Problems or (iii) any Alteration which does not require a building permit and which does not present a Design Problem. In the event that Tenant plans to make any Alterations without the prior written consent of Landlord pursuant to the provisions of this Section 5.07(b), Tenant shall, within fifteen (15) days prior to the commencement of any work in connection with the construction and/or installation of any such Alterations, (x) deliver to Landlord a copy of all plans and specifications for such Alterations, and (y) provide Landlord with the identity of any contractor or subcontractor to be employed on the work of such Alterations.
(c)    For purposes of this Lease, a “Design Problem” shall mean any aspect of a Tenant Improvement or Alteration as to which, and will be deemed to exist if, any portion of the Tenant Improvements or any Alteration: (i) affects the exterior appearance of the Project; (ii) affects the appearance of any of the Common Areas or any views from any of the Common Areas (but not including views into the Leased Premises through entry doors to the Leased Premises from the interior of Building elevator cabs or from Common Area corridors on multi-tenant Building floors); (iii) could, in the good faith opinion of Landlord, have a material adverse effect upon the efficiency, operation or available capacity of, or otherwise adversely affect, any part of structural, mechanical, electrical, plumbing, HVAC and life safety systems or facilities of the Project or any part thereof or require capacity (taking into account the reasonable requirements of other tenants or potential tenants) of which such systems are not capable as of the date of this Lease; (iv) exceeds the load bearing capacity of the floors of the Leased Premises; (v) requires Landlord to provide additional services (above and beyond Basic Services or extra services which Landlord routinely provides to other tenants of the Building) to the Leased Premises or to any other portion of the Project, or otherwise creates special maintenance problems at the Project; (vi) is reasonably expected to result in a materially greater probability of (or more severe) injuries or other harm to persons and/or damage to property; (vii) fails to comply with any Applicable Law or any limitations imposed or required by orders or directives of any government authority having jurisdiction of which Tenant or its consultants has knowledge; (viii) disturbs Hazardous Materials or hazardous substances existing in the Leased Premises or the Project, (ix) could reasonably be expected to materially interfere with the normal or customary business office operations of any other business office tenant or occupant of the Building, or reasonably be expected to materially annoy any other tenant or occupant of the Project; (x) involves or anticipates the inclusion of internal stairways, safes, vaults, fountains or raised flooring; (xi) would, whether alone or taken together with other improvements, require the construction of any other improvements or alterations outside the Leased Premises; (xii) could, in the good faith opinion of Landlord, have a material adverse effect upon any other aspect of the Building or the Project, but only if such standard is applied on a nondiscriminatory basis throughout the Building; or (xiii) is of materially lower quality than building standard specifications reasonably established by Landlord from time to time and consistently applied.

5.08    Liens.
(a)    Tenant shall keep the Leased Premises and the Project free from any liens arising out of any (i) work performed or material furnished to or for the Leased Premises by or on behalf of Tenant, and (ii) obligations incurred by or on behalf of Tenant or any person claiming through or under Tenant. Tenant shall, within ten (10) Business Days following receipt of notice of the imposition of any such lien, cause such lien to be released of record by payment or posting of a bond reasonably satisfactory to Landlord in form and substance. Landlord shall have the right at all times to post and keep posted on the Leased Premises any notices permitted or required by law, or that Landlord shall deem proper for the protection of Landlord, the Leased Premises, the Project and any other party having an interest therein, from mechanics’, materialmen’s and other liens. In addition to all other requirements contained in this Lease, Tenant shall give to Landlord at least ten (10) Business Days prior written notice before commencement of any construction on the Leased Premises.
(b)    Tenant’s equipment, fixtures, furnishings, furniture, accounts receivable, inventory or other personal property (“Tenant’s Property”), however installed or located on the Leased Premises, shall be and remain the property of Tenant and may be installed, modified, and removed at any time and from time to time during the Term. In no event (including an Event of Default under this Lease) shall Landlord have any lien or other security interest in any of Tenant’s Property located in the Leased Premises or elsewhere (except for a judgment lien), and Landlord hereby expressly waives and releases any lien (except for a judgment lien) or other security interest however created or arising. Notwithstanding the foregoing, in no event shall Landlord enforce a judgment lien against any of Tenant’s computers, servers or other electronic equipment which may contain proprietary or private data.
5.09    Compliance with Laws and Insurance Standards.
(a)    Subject to the provisions of this Section 5.09, Tenant shall not do anything in or about the Leased Premises, Building or the Project which will in any way conflict with any Applicable Laws. Subject to the provisions of Exhibit B and this Section 5.09(a), at its sole cost and expense, Tenant shall promptly comply with all Applicable Laws which relate to any of the following: (i) Tenant’s use of the Leased Premises; (ii) the Tenant Improvements or any Alteration in the Leased Premises; (iii) Tenant’s personal property in the Leased Premises; (iv) the health or safety of Tenant’s members, employees, contractors, suppliers while in the Leased Premises or while using the Common Areas in connection with the construction of Tenant Improvements or Alterations in the Leased Premises; (v) the mechanical, electrical, plumbing, HVAC and life safety systems or facilities serving and located within the Leased Premises, but only to the extent such obligations are triggered by Tenant’s Alterations or Tenant Improvements (and would not otherwise be triggered by alterations, tenant improvements or uses that are common in headquarter-type office projects for technology companies); (vi) as to the Leased Premises and the use of the Common Areas in connection with construction in the Leased Premises, all applicable federal, state and local laws, regulations or ordinances pertaining to air and water quality, Hazardous Materials, waste disposal, air emissions and other environmental matters; and (vii) as to the Leased Premises, the Americans with Disabilities Act of 1990 and other Applicable Laws relating to access by handicapped persons. Notwithstanding the foregoing, Landlord shall be solely responsible for compliance with and any conflicts with Applicable Laws in connection with the structural, mechanical, electrical, plumbing, HVAC and life safety systems or facilities to the extent applicable to the Podium Roof Deck as of the Phase Four Delivery Date, and Tenant shall thereafter be responsible for such compliance. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations, provided that in no event shall Tenant be required to comply with Applicable Laws with respect to the structural components of the Building or the mechanical, electrical, plumbing, HVAC and life safety systems or facilities outside the Leased Premises as a result of such occupational, health or safety standards except to the extent required pursuant to the second sentence of this Section 5.09(a) (in which event Landlord may, at its election, make the required improvements at the expense of Tenant). Tenant waives any rights now or hereafter conferred upon it by any existing or future law to terminate this Lease or to receive any abatement, diminution, reduction or suspension of payment of Rent by reason of the obligations of Tenant under this Section 5.09. In no event, however, shall Tenant be responsible for any structural upgrade required to be made to or for the Leased Premises, except for the strengthening of individual Floors (which for the purposes hereof exclude the Podium Roof Deck) due to loads exceeding the design live loads and superimposed dead loads per the original structural drawings of those Floors.
(b)    Tenant shall deliver to Landlord a copy of any notices received from any governmental agency in connection with the Leased Premises. It is the intention of Tenant and Landlord that the obligations of Tenant under this Section 5.09 shall apply irrespective of the scope of work required to achieve such compliance.
(c)    Tenant shall promptly cure and satisfy all Hazardous Materials Claims arising out of or by reason of the activities or businesses of Tenant, its subtenants, or the agents, contractors, businesses or employees of Tenant or any subtenant. Tenant shall not do anything or permit anything to be done in the Leased Premises which creates, requires or causes imposition of any requirement by any public authority for structural or other upgrading of or improvement to the Project.
(d)    Tenant shall not occupy or use, or permit any portion of the Leased Premises to be occupied or used, for any business or purpose that is disreputable or productive of a material fire hazard, or permit anything to be done that would increase the rate of fire or other insurance coverage on the Project and/or its contents. If Tenant does or permits anything to be done that shall increase the cost of any insurance policy required to be carried hereunder by more than a de minimis amount, then Tenant shall reimburse Landlord, within thirty (30) days of demand, for any such additional premiums. Landlord shall deliver to Tenant a written statement setting forth the amount of any such insurance cost increase and showing in reasonable detail the manner in which it has been computed. Notwithstanding the foregoing, Tenant shall not be required to reimburse Landlord for any increase in insurance resulting from Tenant’s installation of any commissary kitchen or warming kitchen, provided that such installation is in full accordance with all Applicable Laws and safety standards promulgated by the insurance industry.
5.10    Tenant’s Antennae.
(a)    Tenant may install Tenant’s Antennae, at the sole expense of Tenant and without cost or expense to Landlord, at a location on the roof of the Tower reasonably specified by Landlord. Any such installation shall be subject to the approval of Landlord, which may be given or withheld in the reasonable discretion of Landlord. Any such installation approved by Landlord shall be in an area of the roof reasonably designated by Landlord; provided, however, that Landlord shall have the right to approve the plans and specifications for installing Tenant’s Antennae, construction means and methods, the identity of any licensed, bonded, union contractor or subcontractor to be employed on the work of installing the Tenant’s Antennae, and the time for performance of such work. Anything to the contrary in this Lease notwithstanding, Landlord may condition its approval of the plans and specifications for Tenant’s Antennae on the compliance of such plans and specifications with the Building’s load limitations, such that such compliance is achieved in a manner reasonably satisfactory to Landlord. The design, installation, location, alteration and operation of the Tenant’s Antennae shall also be subject to the approval of the City, the obtaining of which shall be the sole responsibility of Tenant. Such installation of Tenant’s Antennae shall be made in accordance with the provisions of Section 5.07, except as otherwise provided herein, and in compliance with all Applicable Laws.
(b)    If Landlord approves a Tenant’s Antennae, Tenant shall have non-exclusive access to the Tower’s roof and a power and data riser designated in writing by Landlord (the “Designated Power and Data Riser”) for the purpose of installing, operating, repairing, maintaining and replacing Tenant’s Antennae, subject to such reasonable rules and procedures (including the presence of Landlord’s riser manager) as Landlord may adopt. The foregoing notwithstanding, Tenant’s access to the Building’s roof and the Designated Power and Data Riser hereunder shall at all times: (i) be in accordance with all reasonable rules, regulations or security measures as may be imposed by Landlord from time to time and as are generally applicable to tenants of the Building and their invitees; and, (ii) be subject to restrictions on access recommended or imposed as a result of an emergency. Notwithstanding anything to the contrary contained in this Lease, Tenant shall indemnify, defend and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses arising from or in connection with Tenant’s access to the Building’s roof and the Designated Power and Data Riser hereunder or arising from or in connection with Tenant’s Antennae, or the operation, condition, maintenance and repair thereof; provided, however, that the foregoing indemnity shall not be applicable to any claims to the extent arising by reason of the gross negligence or willful misconduct of Landlord or any of its affiliates, agents, contractors or employees not related to the condition of the roof. The foregoing indemnity shall survive the expiration or earlier termination of this Lease.
(c)    Landlord shall have no obligation to Tenant with respect to the adequacy or condition of the Building or the Project for the purposes of Tenant’s Antennae, and Landlord has not made any warranty or representation of any kind to Tenant regarding the condition of the Building or the Project as of the Effective Date for Tenant’s Antennae. Notwithstanding anything to the contrary contained in this Lease, Tenant hereby waives and relinquishes any claim against Landlord pertaining to Tenant’s Antennae, including any claims for loss of business, profits or information, or any claims for economic, consequential or resulting damages, as a result of, or in connection with, any damage to, interference with or the loss of use of Tenant’s Antennae, however caused, including as a result of the active or passive act, error, omission or negligence of Landlord or its agents or employees.
(d)    Notwithstanding anything to the contrary contained in the Lease, and in addition to Tenant’s repair and maintenance obligations under Section 5.04 above, any and all maintenance and repair relating to Tenant’s Antennae shall be the sole responsibility of Tenant including: (i) ensuring all penetrations of any surfaces of the Building or Project related to Tenant’s Antennae remain watertight, meaning that no portions of Tenant’s Antennae cause or permit any water to penetrate or damage any portion of the Building or Project; (ii) cleaning and maintaining Tenant’s Antennae whenever necessary in order to ensure that its appearance complies with the nature of the Building (as determined by Landlord in its reasonable discretion); (iii) promptly repairing any damage to the roof or any other any interior or exterior surface of the Building or Project to the extent caused by the installation, existence, maintenance or removal of Tenant’s Antennae (as determined in Landlord’s reasonable discretion); and (iv) any other repair or maintenance to the Building or Project that Landlord reasonably determines necessary due to the installation, existence, use, maintenance or removal of Tenant’s Antennae.
(e)    Notwithstanding anything to the contrary contained in the Lease, unless Landlord has elected to not require that Tenant’s Antennae be removed by Tenant, Tenant shall, prior to the expiration of the Term and at Tenant’s sole cost and expense, remove Tenant’s Antennae and restore any portion(s) of the Building or Project impacted by Tenant’s Antennae (as determined by Landlord in its reasonable discretion) to the condition of such portion(s) of the Building or Project which existed prior to the installation of Tenant’s Antennae, subject to reasonable wear and tear. If any damage to the roof membrane or other surface materials relating to Tenant’s Antennae occurs, Landlord may require that such surface materials be replaced with new materials consistent in color, appearance and texture to the original surface materials.
(f)    All costs pertaining to the design, installation, operation, maintenance, repair and removal of Tenant’s Antennae or any part thereof shall be paid by Tenant when due. The provisions of the Lease pertaining to mechanic’s liens shall apply to Tenant’s Antennae. For purposes hereof, the cost of Tenant’s Antennae shall include all building permit fees, payments to design consultants for services and disbursements, all preparatory work, premiums for insurance and bonds, general conditions, such inspection fees as Landlord may incur, reimbursement to Landlord for permit, inspection and other fees Landlord may incur that are fairly attributable to Tenant’s Antennae, and the cost of preparing as-built drawings.
(g)    Tenant’s Antennae shall not cause any electromagnetic, radio frequency or other interference with the equipment, machinery or systems of the Project or of Landlord or of other tenants of the Building. If Tenant’s interference cannot be eliminated within three (3)

Business Days following receipt of written notice from Landlord, Tenant shall temporarily disconnect the electrical power and shut down Tenant’s interfering equipment (except for intermittent operation for the purpose of testing), provided, however, that if an emergency situation exists, as determined by Landlord in its reasonable discretion, Landlord may shut down Tenant’s equipment immediately and shall give Tenant notice thereof as soon as possible thereafter. If interference is not corrected within thirty (30) days, Tenant agrees to remove the interfering equipment from the Project.
(h)    The provisions of this Lease pertaining to Hazardous Materials and Hazardous Materials Claims shall also apply to the installation, existence, use, maintenance or removal of Tenant’s Antennae and the areas of the Project affected thereby.
5.11    Structural Work.
(a)    Landlord shall be solely responsible for any required base building structural improvements, unless (but only to the extent) base building structural improvements are required due to Tenant’s use of any of: (i) the Second Floor Premises, the Third Floor Premises, the Fourth Floor Premises, the Fifth Floor Premises, the Sixth Floor Premises or the Seventh Floor Premises or any one or more of them for an occupancy which exceeds the design live loads and superimposed dead loads per the original structural drawings for such Floors; or (ii) the Podium Roof Deck Improvements or the Podium Roof Deck itself after completion of the Podium Infrastructure Work. If any structural improvements are required by the City for Tenant’s floor loadings in excess of the design live loads and superimposed dead loads per the original structural drawings for the Leased Premises, Tenant may, at its election: (i) in the case of an Alteration, either (A) amend the plans for the Alteration to eliminate the requirement for structural improvements, (B) withdraw the request for such Alteration, or (C) agree to perform and pay for the design and construction of the required structural improvements; or (ii) in the case of the initial Tenant Improvements as to which any structural improvements are required to the extent due to Tenant’s floor loadings in excess of the design live loads and superimposed dead loads per the original structural drawings: (x) amend the plans for the Tenant Improvements or otherwise reduce floor loadings to eliminate the requirement for structural improvements or (y) agree to perform and pay for all permits for, and the design and construction of the required structural improvements.
(b)    After extensive investigations, Landlord and Tenant have concluded that the City should not impose any requirements for structural upgrades to the Podium Area under Sections 503.1, 503.11.1 or 506.4.3 of the San Francisco Existing Building Code (2019 Edition). If the City nevertheless determines that it will (or may) impose a requirement for structural upgrades pursuant to those Sections, then the provisions of Addendum I, which sets forth certain modifications to the provisions of this Lease, shall apply and shall supersede the other provisions of this Lease to the extent of any inconsistency between the provisions of Addendum I and the other provisions of this Lease.
5.12    Entry for Repairs, Inspection, Posting Notices, Etc.. Upon no less than one (1) Business Day’s notice (except in the event of emergencies, to supply Basic Services or to supply any extra service referred to in Section 4.02 above, where no such notice shall be required),

Landlord, its employees, agents, representatives, affiliates and contractors that provide services to Tenant shall have the right to enter the Leased Premises to inspect the same, to clean, to perform such work as may be permitted or required hereunder, to make repairs to or alterations of the Project or other tenant spaces therein, to deal with emergencies, to post such notices as may be permitted or required by law to prevent the perfection of liens against Landlord’s interest in the Project or to exhibit the Leased Premises to prospective tenants (only during the last fifteen (15) months of the Term or during the occurrence of an Event of Default) and to actual or prospective purchasers or encumbrancers; provided, however, that Landlord and its agents, representatives, affiliates and contractors that provide services to Tenant shall not unreasonably interfere with Tenant’s business operations and shall comply with Tenant’s reasonable security protocols at all times while on the Leased Premises that do not require other than de minimis extra expense to Landlord. Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or any of Landlord’s employees, agents, representatives, affiliates and contractors while the same are in the Leased Premises (including ingress and egress through the Leased Premises to access any Common Areas), but only if Tenant provides such an escort. Tenant shall not be entitled to any abatement of Rent by reason of the exercise of any such right of entry. Notwithstanding anything to the contrary in this Section 5.12, Tenant may designate certain areas of the Leased Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information. Landlord and any of Landlord’s employees, agents, representatives, affiliates or contractors shall not enter such Secured Areas except in the event of an emergency. Landlord shall not be required to clean, maintain or repair any area designated by Tenant as a Secured Area for which Tenant refused to give Landlord access. If Landlord needs to access the fan rooms which are located in the Common Area of the Seventh Floor but which must be accessed through the Leased Premises, Landlord will use commercially reasonable efforts to notify Tenant no less than five (5) Business Days in advance (but in any event Landlord shall notify Tenant no less than one (1) Business Day in advance, except in the event of an emergency) and use commercially reasonable efforts to minimize any disruption to Tenant’s use of the Leased Premises resulting from such entry.
5.13    No Nuisance. Tenant shall conduct its business and control its agents, employees, invitees and visitors without creating any nuisance, or interfering with, annoying, endangering or disturbing any other tenant in a manner which a reasonable other tenant would find objectionable or Landlord in its operation of the Project. Tenant shall neither place any loads upon the floor, walls or ceiling of the Leased Premises that exceed the design live loads and superimposed dead loads per the original structural drawings of the Building or which otherwise endanger the structure nor place any harmful liquids or Hazardous Material in the drainage system of the Building. Tenant shall not permit any vibration, noise or odor to escape from the Leased Premises and shall not do or permit anything to be done within the Leased Premises which would materially and adversely affect the quality of the air in the Building.
5.14    Subordination.
(a)    Tenant agrees that this Lease and the rights of Tenant hereunder are subject and subordinate to the holder of or beneficiary under a mortgage or deed of trust under a first mortgage or first deed of trust which now or in the future encumbers the Project (the “First

Mortgage Lender”) and to any and all advances made thereunder, and interest thereon, and all modifications, renewals, supplements, consolidations and replacements thereof. Tenant, Landlord and the First Mortgage Lender as of the Effective Date shall enter into the Subordination, Nondisturbance and Attornment Agreement in the form attached hereto as Exhibit E. If the First Mortgage Lender hereafter changes due to a sale or refinancing of the Project or for any other reason, the foregoing subordination shall be conditioned upon Tenant receiving a subordination and nondisturbance agreement (“SNDA”) substantially in the form attached hereto as Exhibit E (or such other commercially reasonable form as may be acceptable to the replacement First Mortgage Lender) executed by Landlord and the First Mortgage Lender, and Tenant shall execute such SNDA within the period provided in Section 5.14(e) below.
(b)    Tenant agrees, however, that the First Mortgage Lender may at its option, unilaterally elect to subordinate, in whole or in part, by an instrument in form and substance satisfactory to such Lender, the lien of such first mortgage or deed of trust to this Lease. In such case, Tenant agrees to execute promptly and to deliver to Landlord or such First Mortgage Lender any such commercially reasonable subordination instrument or instruments reasonably requested by such Lender, but such failure or refusal shall in no way affect the validity or enforceability of any such subordination made by such Lender.
(c)    In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any first mortgage or first deed of trust made by Landlord encumbering the Project, or in the event of any conveyance in lieu of foreclosure, Tenant shall attorn to the purchaser (including the First Mortgage Lender or any designee of the First Mortgage Lender) (“Foreclosure Purchaser”) upon any such foreclosure, sale or conveyance in lieu of foreclosure and recognize such purchaser as Tenant’s landlord under this Lease or, at the option of such Foreclosure Purchaser, Tenant will execute a new lease with such purchaser on the same terms and conditions as are contained in this Lease.
(d)    Subject to the provisions of the applicable SNDA, any Foreclosure Purchaser shall not be bound by (i) any payment of Gross Rent for more than one (1) month in advance, (ii) any material amendment or material modification of this Lease made without the written consent of First Mortgage Lender, (iii) damages or offset for any default or act or omission by a predecessor landlord, or (iv) any unperformed construction obligation or other default by any predecessor landlord, provided that, after a Foreclosure Purchaser succeeds to the interest of Landlord under the Lease, Foreclosure Purchaser shall remedy any other curable, non-monetary defaults of a continuing nature, of which First Mortgage Lender or such Foreclosure Purchaser has received written notice from Tenant, within a reasonable time following the acquisition by Foreclosure Purchaser of title to the Project. Notwithstanding the foregoing, Tenant’s Contraction Right and Tenant’s rights to terminate this Lease pursuant to Sections 7.08 or 7.09 or Paragraph 7(a) of Exhibit B, and Addendum I shall remain in effect and binding upon any party succeeding to the interest of Landlord under this Lease. With reference to any assignment of this Lease and/or the rents payable hereunder, whether as security or absolute, in connection with financing on all or part of the Project, Tenant agrees that First Mortgage Lender, as the holder of any first mortgage, first deed of trust or other instrument so assigning Landlord’s interest in this Lease and/or the rents therefrom in connection with such financing, shall never be treated as a mortgagee in possession or be liable for any obligations of Landlord, even if First Mortgage Lender shall have commenced collecting rents hereunder, until such time as First Mortgage Lender shall have obtained actual legal title to or actual physical possession of the Project.
(e)    If Landlord intends to refinance the Project, Landlord shall provide to Tenant a copy of the form of SNDA that the prospective First Mortgage Lender intends to execute with respect to this Lease, and Tenant shall have ten (10) Business Days within which to deliver to Landlord and such prospective First Mortgage Lender any comments on the form which Tenant desires that the First Mortgage Lender accommodate by making the requested changes to the form of SNDA (“Tenant’s Requested SNDA Changes”). Landlord shall use commercially reasonable efforts to arrange for a discussion among Tenant, Landlord and the prospective First Mortgage Lender regarding Tenant’s Requested SNDA Changes (if the prospective First Mortgage Lender is willing to discuss Tenant’s Requested SNDA Changes), and, if the prospective First Mortgage Lender is willing to have a second discussion of Tenant’s Requested SNDA Changes, for such second discussion to occur. Such discussions shall be held as promptly as the prospective First Mortgage Lender and Landlord can reasonably arrange. Following the receipt and consideration by the prospective First Mortgage Lender of comments on the form which Tenant desires that the First Mortgage Lender accommodate, Landlord shall inform Tenant of any of the Tenant’s Requested SNDA Changes which the prospective First Mortgage Lender has decided in the exercise of its sole discretion to accept, and shall deliver to Tenant for execution the form of SNDA reflecting any of the Tenant’s Requested SNDA Changes that the prospective First Mortgage Lender has elected to accept with all blanks filled in and fully capable of execution in recordable form (the “Final Form of Replacement SNDA”). Tenant shall execute, acknowledge and deliver to Landlord the Final Form of Replacement SNDA within five (5) Business Days of a written request from Landlord accompanied by the Final Form of Replacement SNDA. If Landlord in good faith contends that Tenant has timely failed to execute, acknowledge and deliver an SNDA in the form required herein and within the time periods provided herein, Landlord may give to Tenant a second notice, reiterating the request that Tenant execute, acknowledge and deliver an SNDA to Landlord and containing the following sentence at the top of such notice in bold, capitalized font at least twelve (12) points in size: “TENANT’S FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS MAY RESULT IN THE OCCURRENCE OF AN EVENT OF DEFAULT BY TENANT.” If Tenant fails to execute, acknowledge and deliver to Landlord an SNDA in the required form within five (5) Business Days of the receipt of such second notice from Landlord, then failure shall, in the sole discretion of Landlord, constitute an Event of Default.
5.15    Estoppel Certificate.
(a)    Within ten (10) Business Days of a written request from Landlord, Tenant shall execute estoppel certificates addressed to (i) any mortgagee or prospective mortgagee of Landlord or, (ii) any purchaser or prospective purchaser of all or any portion of, or interest in, the Project, on a commercially reasonable form specified by Landlord, certifying to the actual knowledge of Tenant without duty of inquiry as to such facts (if true); provided, however, that in no event shall any such estoppel certificate require an amendment of the provisions hereof, although Tenant shall be bound by the statements made in such certificate. In the event that Tenant fails or refuses to deliver such an estoppel certificate, as modified by Tenant in good faith to properly reflect Tenant’s understanding of the relevant facts or to conform to the requirements of this Lease, to Landlord making the certification described above (as to true facts) within ten (10) Business Days of a written request from Landlord, then Landlord may give to Tenant a second notice, reiterating the request that Tenant execute an estoppel certificate in the form specified by Landlord and containing the following sentence at the top of such notice in bold, capitalized font at least twelve (12) points in size: “TENANT’S FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS MAY RESULT IN TENANT BEING BOUND BY THE STATEMENTS SET FORTH IN THE FORM OF CERTIFICATE WHICH LANDLORD REQUESTED THAT TENANT DELIVER”. If Tenant fails to execute and deliver to Landlord an estoppel certificate in the form specified by Landlord, as modified by Tenant in good faith to properly reflect Tenant’s understanding of the relevant facts or to conform to the requirements of this Lease, then Tenant shall conclusively be deemed, without exception, to have acknowledged the correctness of the statements set forth in the form of certificate which Landlord requested that Tenant deliver, and Tenant shall be estopped from denying the correctness of each such statement, such that a mortgagee or purchaser may rely on the correctness of the statements in such form of certificate, as if made and certified by Tenant.
(b)    Within ten (10) Business Days of a written request from Tenant, Landlord shall execute estoppel certificates addressed to Tenant, any actual or proposed transferee of Tenant’s interest in the Lease, and/or any other party engaged in a business transaction with Tenant, containing requests regarding: (i) whether the Lease remains in full force and effect; (ii) whether the Lease has been amended; (iii) the Term Commencement Date; (iv)whether Tenant’s Signage rights remain in effect; (v) the date to which Gross Rent has been paid; (vi) the status and amount of the Initial Letter of Credit and any Replacement Letter of Credit; (vii) whether the First Option to Extend and/or the Second Option to Extend has been exercised and, if not, whether such Option remains in full force and effect; (viii) whether the Contraction Right has been exercised; (ix) the remaining amount, if any, to be paid of the Landlord’s Contribution, the Existing Restroom Upgrade Contribution, the Restroom Expansion Contribution, the Deck Allowance and the Space Plan Contribution; (x) whether Landlord has delivered to Tenant any notice of default which remains uncured; (xi) whether, to the actual knowledge of the property manager of Landlord in charge of property management at the Project without duty of inquiry, any facts or conditions exist as to which both of the following are then true: (A) such facts or conditions would, with the giving of notice or lapse of time or both, lead to an Event of Default if not cured within any applicable period set forth in Section 7.10, and (B) Landlord has made a final decision to give (or has given) to Tenant a notice of the existence of such facts or conditions with the intention that an Event of Default would exist if not cured within any applicable period set forth in Section 7.10; (xii) the status of the Right of First Refusal and the Right of First Opportunity and the location of the Final Expansion Space; and (xiii) the status of the Delivery Dates for each Phase. If Landlord fails or refuses to deliver such an estoppel certificate, as modified by Landlord in good faith to properly reflect Landlord’s understanding of the relevant facts or to conform to the requirements of this Lease, within ten (10) Business Days of a written request from Tenant, then Tenant may provide to Landlord a second notice, reiterating the request that Landlord execute an estoppel certificate in the form specified by Tenant and containing the following sentence at the top of such notice in bold, capitalized font at least twelve (12) points in size: “LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS MAY RESULT IN LANDLORD BEING BOUND BY THE STATEMENTS SET FORTH IN THE FORM OF CERTIFICATE WHICH TENANT REQUESTED THAT LANDLORD DELIVER”. If Landlord fails to execute and deliver to Tenant an estoppel certificate in the form specified by Tenant, as modified by Landlord in good faith to properly reflect Landlord’s understanding of the relevant facts or to conform to the requirements of this Lease, then Landlord shall conclusively be deemed, without exception, to have acknowledged the correctness of the statements set forth in the form of certificate which Tenant requested that Landlord deliver, and Landlord shall be estopped from denying the correctness of each such statement, such that a transferee or other third party may rely on the correctness of the statements in such form of certificate, as if made and certified by Landlord.
5.16    Letter of Credit.
(a)    Within five (5) Business Days after the later of (x) the mutual execution of this Lease and (y) the execution and delivery to Tenant of the SNDA by Landlord and First Mortgage Lender in the form attached hereto as Exhibit E, Tenant shall deliver to Landlord an irrevocable standby Initial Letter of Credit as security for the full and faithful performance of Tenant’s obligations under this Lease. In the event that Tenant fails to deliver such an Initial Letter of Credit to Landlord within such five (5) Business Day period, then Landlord may give to Tenant a written notice of such failure and request that Tenant deliver such Initial Letter of Credit within five (5) Business Days after Tenant’s receipt of Landlord’s written notice. If Tenant fails to deliver such Initial Letter of Credit within five (5) Business Days of receiving Landlord’s written notice, and such failure is the result of the pre-approved Qualified Issuer refusing to provide the Initial Letter of Credit, Tenant shall, within ten (10) Business Days after Tenant’s receipt of Landlord’s written notice, provide to Landlord a listing of other Qualified Issuers with which Tenant is then working to obtain the required Initial Letter of Credit. Following the delivery of such statement, Tenant shall then have a period of fifteen (15) Business Days within which to provide the Initial Letter of Credit to Landlord. If Tenant does not deliver to Landlord the Initial Letter of Credit in the form and amount herein required, such failure shall constitute an Event of Default under this Lease without the necessity of further notice. Landlord may fully encash the Letter of Credit then held by Landlord or may draw down the same periodically through partial draws on or after the first occurrence of any one or more of the following: (i) an uncured Event of Default under this Lease; (ii) any failure by Tenant to deliver to Landlord a Replacement Letter of Credit as and when required pursuant to Section 5.16(b); or (iii) an uncured failure by Tenant to perform one or more of its obligations under this Lease and the existence of circumstances in which Landlord is enjoined or otherwise prevented by operation of law from giving to Tenant a written notice which would be necessary for such failure of performance to constitute an Event of Default. Except as may be required by subparts (i) through and including (iii) of the preceding sentence, no notice or demand shall be required to be given by Landlord to Tenant as a condition to encashment of any Letter of Credit or as a condition to drawing on any Letter of Credit (whether fully or partially). Without limiting the foregoing, no notice of intent to encash or draw of any type or form shall be required to be given to Tenant as a condition to encashment of any Letter of Credit or as a condition to drawing on any Letter of Credit (whether fully or partially). The exercise by Landlord of its rights or remedies under this Section 5.16 shall not limit, modify or terminate any of Landlord’s other rights or remedies provided under this Lease, at law or in equity.
(b)    Tenant shall deliver to Landlord a Replacement Letter of Credit (in the form and amount and with an expiry date described in this Section 5.16(b)): (i) at least thirty (30) days prior to the then current expiry date of the Letter of Credit then held by Landlord (as such expiry date may be automatically extended pursuant to the terms of such Letter of Credit), and (ii) upon the occurrence of an LOC Repudiation Date, within fifteen (15) Business Days of that LOC Repudiation Date. Tenant shall also deliver a Replacement Letter of Credit to Landlord within thirty (30) days of Landlord’s written notice stating Landlord’s good faith calculation of the Replacement Letter of Credit amount following a final determination of the Net Rentable Area of the Podium Roof Deck Premises as determined pursuant to Section 2.04(b). Such Replacement Letter of Credit shall be in an amount (the “Final Letter of Credit Amount”) equal to the sum of (i) the Initial Letter of Credit and (ii) the product of (A) Net Rentable Area of the Podium Roof Deck Premises (as determined pursuant to Section 2.04(b)) multiplied by (B) Sixty-One and 34/100ths Dollars ($61.34). In addition, Tenant shall also deliver to Landlord a Replacement Letter of Credit, issued by a Qualified Issuer in the form and amount and with an expiry date described in Section 5.16(b), within ten (10) Business Days following the earliest to occur of the date: (x) Landlord notifies Tenant that the issuer of the Letter of Credit then held by Landlord has ceased to be a Qualified Issuer; or (y) the Letter of Credit then held by Landlord is for any reason repudiated, terminated or extinguished or is not honored immediately (without reference to the time for performance by such issuer set forth in ISP 98) upon presentation of a proper request for draw or encashment. As provided in Section 5.16(a), any failure by Tenant to comply with the requirements of this Section 5.16(b) within the specified time periods shall, without notice or right of cure, immediately entitle Landlord to encash or draw against the Letter of Credit then held by Landlord and to hold the Proceeds of Encashment pursuant to Section 5.16(c). Any failure by Tenant to comply with the requirements of this Section 5.16(b) within ten (10) Business Days of a written notice from Landlord of such failure, which notice states that the continuance of such failure for more than ten (10) Business Days following such written notice shall constitute an Event of Default, shall also constitute an Event of Default without the requirement of further notice or right of cure. The foregoing notwithstanding, if Landlord receives a notice of non-renewal or non-extension of a Letter of Credit under circumstances where Landlord concludes in good faith that its right to draw could be terminated before it is otherwise entitled to draw on the Letter of Credit, then Landlord may draw on such letter of credit in the manner provided in the form attached as Exhibit N, and unless Landlord encashes or draws against the Letter of Credit then held by Landlord, no Event of Default shall be deemed to have occurred.
(c)    Any Replacement Letter of Credit delivered by Tenant to Landlord shall: (i) be an irrevocable standby letter of credit in substantially the same form as the Initial Letter of Credit or such other form as is reasonably acceptable to Landlord; (ii) be issued by a Qualified Issuer; (iii) bear an initial expiry date not earlier than one (1) year from the date when such

Replacement Letter of Credit is delivered to Landlord; and (iv) be in an amount not less than the amount of the Initial Letter of Credit as may have been reduced pursuant to this Section 5.16(c). The foregoing notwithstanding, provided that no Event of Default (and no event or condition exists which could constitute an Event of Default but for a requirement of the expiration of any required period of grace and either (x) for which Landlord has provided notice to Tenant or (y) for which commercially reasonable efforts by Landlord to give such a notice would not result in the giving of such notice) exists at the time Tenant delivers such Replacement Letter of Credit to Landlord, Tenant may deliver to Landlord a Replacement Letter of Credit in the form and with an expiry date described in the foregoing sentence and (A) at any time following the fourth (4th) anniversary of the Phase One Rent Commencement Date, in the amount of sixty percent (60%) of the Final Letter of Credit Amount; and (B) at any time following the seventh (7th) anniversary of the Phase One Rent Commencement Date in the amount of twenty-five percent (25%) of the Final Letter of Credit Amount. For the purposes of this Section 5.16(c), “commercially reasonable efforts” to give a notice do not include any requirement of seeking the permission of any governmental authority to give such a notice, it being agreed that the right of Tenant to receive a notice is expressly conditioned on the unconstrained right of Landlord to give such a notice pursuant to Applicable Laws. If Landlord refuses to accept a Replacement Letter of Credit in such reduced amount due to the existence of an event or condition which could constitute an Event of Default following the expiration of any required period of grace, Landlord shall promptly notify Tenant of the nature of such event or condition and the actions Landlord believes are required to cure it.
(d)    Upon the delivery to Landlord of a Replacement Letter of Credit in the form and amount and with an expiry date described in Section 5.16(c), Landlord shall promptly return to Tenant the Initial Letter of Credit or any previous Replacement Letter of Credit then held by Landlord, unless Landlord has become entitled to encash or draw against the Letter of Credit then held by Landlord, in which event Landlord may proceed to so encash or draw against such Letter of Credit. Tenant shall not, however, be obligated to provide a Replacement Letter of Credit if the initial Letter of Credit or any Replacement Letter of Credit then in force is still effective and Landlord wrongfully refuses (or cannot) return such Initial Letter of Credit (or any Replacement Letter of Credit then in force) or arrange for it to be cancelled.
(e)    Any other provision of this Lease to the contrary notwithstanding, Tenant shall maintain the Initial Letter of Credit or a Replacement Letter of Credit in effect until the date that is ninety (90) days following the expiration or earlier termination of this Lease.
(f)    All Proceeds of Encashment shall be held by Landlord as cash security and, at the sole election of Landlord, be applied on one or more occasions to cure any failure by Tenant to perform any of its covenants or obligations hereunder or to compensate Landlord for any damages incurred by Landlord as a result of an Event of Default hereunder (including amounts which Landlord may be entitled to recover pursuant to the provisions of Sections 1951.2 or 1951.4 of the California Civil Code), it being understood that any use of the Proceeds of Encashment shall not constitute a bar or defense to any of Landlord’s remedies under this Lease or at law. Upon application of any part of the Proceeds of Encashment by Landlord, Landlord may, at its election, inform Tenant in writing of the amount applied and request that Tenant pay to Landlord a sum equal to the amount applied, so as to replenish the Proceeds of Encashment held by Landlord to an amount equal to the amount received by Landlord by reason of the encashment or drawing. Within ten (10) Business Days of the receipt by Tenant of such a notice from Landlord, Tenant shall pay to Landlord in cash or immediately available funds the sum so requested, and the sum so paid by Tenant shall be held by Landlord as a part of the Proceeds of Encashment. Tenant’s failure to make such payment to Landlord within ten (10) Business Days of Landlord’s notice shall constitute an Event of Default under this Lease without the necessity of further notice, and Tenant hereby acknowledges that attachment will be a proper remedy by which Landlord may seek to recover the amount which Tenant has then failed to pay. Following the expiration or termination of this Lease, Landlord shall return to Tenant the Proceeds of Encashment or the balance thereof then held by Landlord; provided, however, that: (i) Landlord shall not be obligated to return such Proceeds of Encashment or any part thereof until all breaches by Tenant of its obligations under this Lease have been cured and all damages which Landlord may suffer in connection with any such breach have been ascertained in amount and paid in full, including both future rents and damages under Section 1951.2 of the California Civil Code; (ii) in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its covenants and obligations hereunder; and (iii) Tenant hereby waives any rights which it may now or hereafter have under Section 1950.7 of the California Civil Code. Landlord shall hold the Proceeds of Encashment for the foregoing purposes; provided, however, that Landlord shall have no obligation to segregate the Proceeds of Encashment from its general funds or to pay interest thereon. If Landlord conveys or transfers its interest in the Leased Premises and, as a part of such conveyance or transfer, Landlord assigns its interest in this Lease: (1) the Letter of Credit then held by Landlord and the Proceeds of Encashment (or any portion thereof not previously applied) shall be transferred to Landlord’s successor; (2) Landlord shall be released and discharged from any further liability to Tenant with respect to such Letter of Credit and Proceeds of Encashment; and, (3) any Replacement Letter of Credit thereafter delivered by Tenant shall state the name of Landlord’s successor as the beneficiary of such Replacement Letter of Credit and shall contain such modifications in the text of the Replacement Letter of Credit as are required to appropriately reflect the transfer of the interest of Landlord in the Leased Premises. Landlord shall pay any commercially reasonable transfer fees incurred in connection with the transfer or conveyance by Landlord of its interest in the Leased Premises. In no event shall any mortgagee or beneficiary under a mortgage or deed of trust encumbering all or any portion of the Project, or any purchaser of all or any portion of the Project at a public or private foreclosure sale or exercise of a power of sale under such mortgage or deed of trust, have any liability or obligation whatsoever to Tenant or Tenant’s successors or assigns for the return of any Letter of Credit or Proceeds of Encashment in the event any such mortgagee, beneficiary or purchaser becomes a mortgagee in possession or succeeds to the interest of Landlord under this Lease unless, and then only to the extent that, such mortgagee, beneficiary or purchaser has received the Letter of Credit then held by Landlord or has received all or any part of the Proceeds of Encashment; provided that if the mortgagee, beneficiary or purchaser does not receive the Letter of Credit or Proceeds of Encashment, Tenant shall not be required to provide a new Letter of Credit or any other security until the Letter of Credit held by the former Landlord terminates or is returned to Tenant or Tenant receives the full Proceeds of Encashment.

5.17    Tenant’s Remedies. Tenant shall look solely to Landlord’s interest in the Project for recovery of any judgment from Landlord, which interest shall include the following proceeds of such interest of Landlord: (i) any proceeds of property insurance receivable or received by Landlord in respect of damage to or destruction of any portion of the Project, but only to the extent that such insurance proceeds are not used or to be used for the repair or replacement of portions of the Project damaged or destroyed; (ii) any proceeds of the sale of the Project which have not been distributed to parties otherwise entitled thereto; and (iii) any other monetary proceeds from the Project which have not been distributed to parties otherwise entitled thereto. The foregoing notwithstanding: (A) in no event shall the proceeds available to Tenant include the proceeds of any loan or other borrowing; and (B) Tenant shall not have or obtain any right whatsoever as to any proceeds, of whatever kind, that are received by or on behalf of Landlord before an action for the recovery of damages from Landlord was filed and served on Landlord by Tenant, and if such an action is so filed and served, then Tenant shall only be entitled to obtain rights to proceeds thereafter received to the extent necessary to satisfy a final judgment rendered in such action. The foregoing and any other provision of this Lease to the contrary notwithstanding, Landlord, or if Landlord is a partnership, its partners whether general or limited, or if Landlord is a limited liability company, its members, managers or officers, or if Landlord is a corporation, its directors, officers or shareholders, shall never be personally liable for any such judgment. Landlord, or if Landlord is a partnership, its partners whether general or limited, or if Landlord is a limited liability company, its members, managers or officers, or if Landlord is a corporation, its directors, officers or shareholders, shall never be personally liable for any breach of this Lease or any such judgment. Any lien obtained to enforce any such judgment and any levy of execution thereon shall be subject and subordinate to any lien, mortgage or deed of trust to which Section 5.14 applies or may apply.
5.18    Rules and Regulations. Tenant shall comply with the Rules and Regulations for the Project attached as Exhibit F and such nondiscriminatory commercially reasonable amendments thereto as Landlord may adopt from time to time with reasonable prior notice to Tenant; provided, that no addition or modification to the Rules and Regulations shall have a material adverse effect on Tenant’s access to or use of the Leased Premises or materially decrease the rights of Tenant or materially increase the obligations of Tenant under this Lease. Tenant acknowledges that the rules and regulations applicable to other tenants of the Project may not be the same as those applicable to Tenant, and Landlord shall not be liable to Tenant for or in connection with the failure of any other tenant of the Building to comply with any rules and regulations applicable to such other tenant under its lease. Landlord shall, however, use commercially reasonable efforts to enforce the rules and regulations applicable to other tenants to the extent such enforcement is required to remedy a material adverse effect upon Tenant.
5.19    Prohibition and Indemnity with Respect to Hazardous Material.
(a)    Tenant shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Leased Premises by Tenant, its agents, employees, contractors or invitees without the prior written consent of Landlord (which may be granted, conditioned or withheld in the sole discretion of Landlord), save and except only for Permitted Hazardous Materials, which Tenant may bring, store and use in reasonable quantities for their intended use in the Leased Premises, but only in full compliance with all Applicable Laws. On or before the expiration or earlier termination of this Lease, Tenant shall remove from the Leased Premises all Hazardous Materials (including Permitted Hazardous Materials), regardless of whether such Hazardous Materials are present in concentrations which require removal under Applicable Laws, except to the extent that such Hazardous Materials were present in the Leased Premises as of the Term Commencement Date and were not brought onto the Leased Premises by Tenant or its agents, employees or contractors. Each party shall promptly advise the other party in writing of (i) any and all enforcement, clean-up, remedial action, removal, restoration or other governmental or regulatory actions instituted, completed, or threatened pursuant to any Hazardous Materials Laws relating to any Hazardous Material affecting the Leased Premises; and (ii) all claims made or threatened by any third party against Tenant, Landlord, the Leased Premises or the Project relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Material on or about the Leased Premises. Without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Tenant shall not take any remedial action or enter into any agreements or settlements in response to the presence of any Hazardous Materials in, on, or about the Leased Premises. If Tenant breaches the obligations stated in this Section 5.19 or if contamination of the Leased Premises by Hazardous Material occurs for which Tenant is legally liable to Landlord for damage resulting therefrom, or if Tenant’s activities or those of its contractors, agents, employees or businesses (or those of its subtenants) result in or cause a Hazardous Materials Claim, then Tenant shall promptly cure and satisfy such claim and indemnify, defend, protect and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including diminution in value of the Leased Premises, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Leased Premises, damages arising from any adverse impact on marketing of space, and sums paid in settlement of claims, attorneys’ fees, consultants’ fees and experts’ fees) which arise during or after the Term of this Lease as a result of such contamination, but only to the extent such Hazardous Materials Claim directly relates to the acts or negligent omissions of Tenant or its members, employees, agents, contractors, suppliers, subtenants or invitees, and excluding any Hazardous Materials Claim solely resulting from the exacerbation by Tenant or its members, employees, agents, contractors, suppliers, subtenants or invitees of any condition existing in the Leased Premises that was not caused by, and was not known to, Tenant or any of its members, employees, agents, contractors, suppliers, subtenants or invitees. This indemnification of Landlord by Tenant includes costs incurred in connection with any investigation of site conditions and any clean-up, remedial action, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Leased Premises. The foregoing indemnity shall survive the expiration or earlier termination of this Lease.
(b)    The provisions of Section 5.19(a), notwithstanding, Landlord, and not Tenant, shall perform at its expense (which may be included in Basic Operating Cost to the extent provided in Section 3.08 above) the remediation, to the extent required by the provisions of Applicable Law, of any Hazardous Materials present in the Leased Premises as of the Term Commencement Date or voluntarily brought into the Project after the date of this Lease by Landlord or Landlord’s agents, employees or contractors; provided, however, that Landlord shall be permitted to contest in good faith the requirement of remediation in administrative or judicial proceedings, but only if no imminent threat to the health of persons arises in connection with the presence of such Hazardous Materials. For the avoidance of doubt, the term “voluntarily brought into the Project” excludes Hazardous Materials released by others, but inadvertently brought into the Project by Landlord or the HVAC or other systems operated by Landlord.
(c)    Landlord shall defend, indemnify and hold Tenant harmless from any cost for the investigation, remediation or encapsulation, all to the extent required by Applicable Law, of any asbestos or identified Hazardous Materials that both: (i) are present in any Phase of the Leased Premises as of the Delivery Date of such Phase; and (ii) Landlord has failed to remove or encapsulate prior to such Delivery Date to the extent required by Applicable Law.
5.20    Surrender of Premises on Termination.
(a)    On expiration of the Term, Tenant shall quit and surrender the Leased Premises to Landlord, broom clean, in good order, condition and repair as required by Section 5.04, with all of Tenant’s movable equipment, telecommunications and data cabling, equipment and wiring, furniture, trade fixtures and other personal property removed therefrom. Tenant shall reimburse Landlord upon the expiration or earlier termination of the Term of this Lease for the reasonable cost of removing all movable equipment, telecommunications and data cabling, equipment and wiring, furniture, trade fixtures and other personal property installed in the Leased Premises by, or for the use of, Tenant that Tenant fails to remove as herein required. Unless Landlord has elected to require that all or certain Alterations or Tenant Improvements be removed by Tenant in accordance with the terms of Section 5.21, all Alterations and Tenant Improvements shall be surrendered with the Leased Premises in good condition and repair, subject to reasonable wear and tear (but only to an extent consistent with the Leased Premises remaining in good condition and repair) and casualty damage that is not required to be repaired by Tenant hereunder. Any property of Tenant not removed hereunder shall be deemed, at Landlord’s option, to be abandoned by Tenant and Landlord may store such property in Tenant’s name at Tenant’s expense, and/or dispose of the same in any manner permitted by law. Subject to the provisions of Section 5.21, if Landlord desires to have the Leased Premises, or any part or parts thereof, restored to a condition that existed prior to installation of any Tenant Improvements or to their condition prior to making any Alteration thereto, Landlord shall so notify Tenant in writing not later than one hundred eighty (180) days prior to the expiration of the Term; and upon receipt of such notice, Tenant shall, at Tenant’s sole cost and expense, so restore the Leased Premises, or such part or parts thereof, before the end of the Term subject to Section 5.21 below. Tenant shall repair at its sole cost and expense, all damage caused to the Leased Premises or the Project by removal of Tenant’s movable equipment or furniture and such Tenant Improvements and Alterations as Tenant shall be required to remove from the Leased Premises by Landlord. If the Leased Premises are not surrendered as of the end of the Term in the manner and condition herein specified, then Landlord may, after five (5) Business Days written notice to Tenant, perform the obligations which Tenant failed to perform, and Tenant shall reimburse Landlord for all expenses incurred by Landlord in performing such obligations, such reimbursement to be made within thirty (30) days of the receipt by Tenant of a written request from Landlord for such reimbursement, accompanied by reasonable evidence of the expenses incurred by Landlord.
(b)    The other provisions of this Lease to the contrary notwithstanding, if Tenant has elected to install either a commissary kitchen or a warming kitchen in accordance with Paragraph 19 of Exhibit B, upon the expiration or earlier termination of this Lease and at Landlord’s election, Tenant, at Tenant’s sole cost, shall completely remove and restore the affected areas, including all associated mechanical equipment, horizontal and connecting vertical ducts and flues, fire suppression system, ventilating system and exhaust system prior to the surrender of the Leased Premises to Landlord.
(c)    The other provisions of this Lease to the contrary notwithstanding, if Tenant has elected to install Tenant’s Security System pursuant to Section 7.06 below, Landlord shall notify Tenant in writing not later than one hundred eighty (180) days prior to the expiration of the Term if Landlord desires to have the Leased Premises, or any part or parts thereof, restored to a condition that existed prior to installation of Tenant’s Security System; and upon receipt of such notice, Tenant, at Tenant’s sole cost, shall completely remove Tenant’s Security System and restore the affected areas, including all associated equipment, wiring and cabling.
5.21    Removal of Certain Improvements.
(a)    Subject to the provisions of Sections 5.20(b) and 5.20(c) above and 5.21(c) and 7.06(b) below, if Tenant so requests in writing at the time it requests the approval by Landlord of the Working Drawings, as defined in and pursuant to Exhibit B, Landlord shall notify Tenant when it approves the Working Drawings (as defined in Exhibit B), of any elements of the Tenant Improvements shown on such Working Drawings that would constitute Specialty Improvements. “Specialty Improvements” means kitchen equipment, interconnecting stairs, generators, security systems, server rooms, supplemental HVAC equipment, vaults, safes, raised floors and any Alterations or Tenant Improvements that are not common in improvements installed in headquarter-type office projects for technology companies. Notwithstanding the foregoing, “Specialty Improvements” shall not include conference rooms, training spaces, Podium Roof Deck Improvements and related improvements and landscaping, restrooms, mother’s rooms and wellness rooms. If Tenant so requests in writing at the time it requests the approval by Landlord of the Working Drawings, and Landlord did not so notify Tenant when it approved the Working Drawings of any Specialty Improvements as to which Landlord requires removal at the expiration or earlier termination of the Term, Tenant shall not be required to remove any element of the Tenant Improvements shown on the Working Drawings. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Specialty Improvements, then Landlord may do so and may charge the actual, reasonable out-of-pocket costs thereof to Tenant, which costs shall be paid to Landlord within thirty (30) days after receipt of invoice together with reasonable supporting evidence.
(b)    Subject to the provisions of Sections 5.20(b) and 5.20(c) above and 5.21(c) and 7.06(b) below, if Tenant so requests in writing at the time it requests the approval by Landlord of an Alteration, Landlord shall notify Tenant when it consents to Alterations, of any elements of such Alterations that would constitute Specialty Improvements. Landlord may, by written notice to Tenant concurrently with its consent to Alterations, require Tenant, at Tenant’s sole cost and expense, to remove any Specialty Improvements in or about the Leased Premises and to use commercially reasonable efforts to repair any damage to the Leased Premises and Building caused by such removal. If Tenant so requests in writing at the time it requests the approval by Landlord of the plans for the Alteration, and Landlord did not so notify Tenant when it consented to the Alterations of any Specialty Improvements as to which Landlord reserves the right to require removal at the expiration or earlier termination of the Term, Tenant shall not be required to remove any element of such Alterations. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Specialty Improvements, then Landlord may do so and may charge the actual, reasonable out-of-pocket costs thereof to Tenant, which costs shall be paid to Landlord within thirty (30) days after receipt of invoice together with reasonable supporting evidence.
(c)    If Tenant elects to install film on any of the windows of the Leased Premises, such installation shall be subject to the reasonable approval of Landlord as an Alteration, and Landlord can specify in any notice of approval of such installation that it elects to require that Tenant remove such film and any associated adhesive at its cost upon the expiration of the Term or earlier termination of this Lease. If Landlord fails to so specify in such notice of approval, Tenant shall have no obligation to remove any such film.
ARTICLE 6

CONDITION AND OPERATION OF THE BUILDING
6.01    Acceptance of Possession. Landlord shall deliver possession of the Leased Premises to Tenant in the Delivery Condition, broom clean, with all Building Systems servicing the Leased Premises in good working condition, and otherwise as provided in this Lease. If Tenant believes that any such Building System, in its then current configuration, was not in good working condition upon delivery of possession of the Leased Premises to Tenant (except for the outside air work to be performed by Tenant pursuant to Paragraph 20(b) of Exhibit B attached hereto, as to which Landlord has no responsibility except for the payment of Landlord’s Contribution as provided in Paragraph 9 of Exhibit B), then Tenant shall give to Landlord a written notice describing the deficiency in reasonable detail on or before the date which is two hundred ten (210) days following the delivery of the applicable Floor by Landlord to Tenant, and Landlord shall thereafter use commercially reasonable efforts to cause such system to be in good working condition as promptly as is feasible in the circumstances. Tenant’s two hundred ten (210) day period set forth above shall be extended due to any Force Majeure Delay within such period. Landlord’s entire obligation with respect to the condition of the Leased Premises as of the Term Commencement Date, its suitability for Tenant’s uses and the improvement requirements with respect thereto shall be to deliver them in such condition. Except as expressly set forth in this Lease, Landlord shall have no other obligation of any kind or character, express or implied, with respect to the design or condition of the Leased Premises, Building or Project or the suitability thereof for Tenant’s purposes, and Tenant acknowledges that it has neither received nor relied upon any representation or warranty made by or on behalf of Landlord with respect to such matters.

6.02    Standards for Services. Without limiting any increase in the quality with which Landlord may operate the Building and the Project, Landlord shall operate and manage the Building and the Project in no less than a first-class manner and in accordance with Institutional Owner Practices, and as reasonably economically as possible for the quality offered.
6.03    Inspection by a CASp in Accordance with Civil Code §1938.
(a)    Pursuant to California Civil Code Section 1938, Landlord hereby discloses, and Tenant hereby acknowledges, that neither the Leased Premises nor the Building has been inspected by a Certified Access Specialist (CASp). California Civil Code Section 1938 also requires that this Lease contain the following statement:
“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs to correct violations of the construction related accessibility standards within the premises.”
(b)    In accordance with the foregoing, Tenant, upon at least thirty (30) days’ prior written notice to Landlord, shall have the right to require a CASp inspection of the Leased Premises. If Tenant requires a CASp inspection of the Leased Premises, then: (i) Landlord and Tenant shall mutually agree on the arrangements for the time and manner of the CASp inspection during such thirty (30) day period; (ii) Tenant shall be solely responsible to pay the cost of the CASp inspection as and when required by the CASp; (iii) Tenant shall be solely responsible for the making and cost of any repairs or improvements to the Leased Premises required to correct violations of construction-related accessibility standards; and (iv) Tenant shall pay to Landlord, as and when required by Landlord, any cost incurred by Landlord in connection with the design, approval or making of any repairs or improvements required to correct violations of construction-related accessibility standards within or relating to the Leased Premises, provided that performance of a CASp inspection shall not in any manner affect Landlord’s and Tenant’s respective responsibilities for compliance with construction-related accessibility standards as provided under this Lease. Any work within the Leased Premises by Tenant shall be deemed Alterations for the purpose of this Lease, and payments to or for the benefit of Landlord required to be made pursuant to the provisions of this Section 6.03 shall be paid as Additional Rent.
6.04    Alteration of Building. Landlord may, at any time and from time to time in a manner which does not materially interfere with Tenant’s use of, or reasonable means of access to, the Leased Premises for the Permitted Use (or materially adversely affect the Tenant

Improvements within the Leased Premises): (i) make alterations, structural modifications, seismic modifications or additions to the Tower; (ii) change, add to, eliminate or reduce the extent, size, shape or configuration of any aspect of the Tower or other part of the Project or its operations, excluding the Podium Area; (iii) change the arrangement, character, use or location of corridors, stairs, toilets, mechanical, plumbing, electrical or other operating systems or any other parts of the Building, excluding the Leased Premises; and (iv) change the name, number or designation by which the Building or the Project is commonly known. Landlord shall repair at its expense any damage to Tenant Improvements caused by the performance of the work permitted under this Section 6.04. None of the foregoing acts shall be deemed an actual or constructive eviction of Tenant, shall entitle Tenant to any reduction of Rent or shall result in any liability of Landlord to Tenant. Landlord shall have the exclusive rights to the airspace above and around, and the subsurface below, the Leased Premises and other portions of the Building, and, subject to the rights of Tenant specified in this Lease as to Tenant’s Signage rights and the non-exclusive use of certain portions of the Common Areas, Landlord shall have the sole and exclusive right to possession and control of all portions of the Building outside of the Leased Premises, including the exclusive right to use, or permit others to use, the exterior walls, roofs and other such areas for signs or notices or for any other purposes. Excluding the Podium Roof Deck Improvements, Landlord shall not add any additional stories to the Podium Area or enlarge the footprint thereof.
6.05    Background Checks.
(a)    If Landlord desires that Tenant provide any of Landlord’s direct employees or the employees of Landlord’s property manager for the Project (“Landlord Personnel”) with badge (unescorted) access to the Leased Premises, Landlord shall conduct or have conducted on such Landlord Personnel a criminal history check and verification of education, employment history, Social Security Number and legal right to work, as described below (collectively referred to as “Background Investigation”):
(i)    federal and state check for felony and misdemeanor criminal convictions in all locations where the assigned employee has resided, has been employed, has attended school or has applied for credit in the immediately preceding seven (7) years, including a criminal database check of information from all fifty states for federal and state convictions, a check for outstanding warrants and a check for pending felony charges in all such locations, provided that statewide county searches shall be performed in all states where such search mechanism is available without requiring specialized data (such as fingerprints or DNA);
(ii)    a check of U.S. Government Specially Designated National and export denial lists, including criminal records search in the National Criminal Database, an Office of Foreign Assets Control (OFAC) check, a check against the Bureau of Industry and Security Denied Persons List, a check against the Office of Inspector General (OIG) Exclusion List, the FDA Debarment List (Drug

Product Applications), and a check against the General Services Administration (GSA) Excluded Parties List;
(iii)    an all states check of available national and state sex offender registries;
(iv)    the name to which individual’s Social Security Number is attributed shall be verified; and
(v)    the individual’s identity shall be verified by an independent identity check by passport or other similar government document.
(b)    The provisions of Section 6.05(a) notwithstanding, Tenant hereby approves the background check protocols currently used by ABM Industries Incorporated and its subsidiaries with regard to the Project.
(c)    With respect to service vendors, contractors, subcontractors and suppliers (“Vendors”) with which Landlord contracts for the provisions of goods or services to the Leased Premises, as a precondition to Tenant providing any employees of such vendors, contractors, subcontractors or suppliers (“Vendor Personnel”) with badge (unescorted) access to the Leased Premises, Landlord shall require in the contracts by which such Vendors are retained for services to the Leased Premises that such Vendors conduct a Background Investigation on such Vendor Personnel.
(d)    With regard to any construction, maintenance or repairs carried out by Landlord in the Leased Premises by a Vendor which has not performed the required Background Investigation, Tenant shall use commercially reasonable efforts to cause escorts to be available at such times and in such a manner that the progress of the construction, maintenance or repairs is not impeded other than to a de minimis extent.
(e)    The foregoing requirements for Background Investigations shall apply only with respect to proposed unescorted entry into the Leased Premises and shall in no event apply if the need for such unescorted entry is due to Tenant’s failure to make a Tenant escort available at the time any such party desires to enter the Leased Premises only to the extent such unescorted entry is permitted pursuant to the terms of this Lease. From time to time upon the request of Tenant, Landlord shall certify to Tenant that Landlord has caused the Background Investigations required pursuant hereunder to be performed.
(f)    Landlord agrees that no person of Landlord’s Personnel or Vendor Personnel shall be granted unescorted access to the Leased Premises if such individual: (i) has been convicted of a felony (or the equivalent thereof under relevant non-US law), or for whom a warrant is outstanding, or for whom a felony charge is currently pending, or is on a US Government Specially Designated National, the FDA Debarment List (Drug Product Applications), or export denial list. The foregoing shall not apply to individuals for whom a conviction that has been legally expunged; (ii) does not have the legal right to work in the jurisdiction in which the Leased Premises is located; or (iii) for whom there is a significant deviation in the good faith judgment of the Vendor between the information reported by the individual and results of the Background Investigation.
(g)    Landlord shall not be liable to Tenant for any decision of Landlord or any Vendor not to perform a Background Investigation or Background Investigations, and any such decision shall not be regarded as evidence of negligence on the part of Landlord or any Vendor. The sole remedy of Tenant for such decision shall be to require that any Landlord Personnel or Vendor Personnel as to whom a Background Investigation has not been performed be escorted when in the Leased Premises.
ARTICLE 7

CASUALTY, EMINENT DOMAIN AND MISCELLANEOUS MATTERS
7.01    Landlord’s Property Insurance. Landlord shall maintain, or cause to be maintained, a policy or policies of insurance with the premiums thereon fully paid in advance, issued by and binding upon an insurance company which satisfies the requirements of Section 7.03(b) below, insuring the Project against loss or damage by fire and such other hazards as Landlord may elect (that may include earthquake loss if Landlord elects to maintain such coverage; provided that the cost thereof is commercially reasonable when compared with the cost of other essentially similar policies in the circumstances of the marketplace when such insurance is obtained) for the full insurable value thereof, or, in the alternative, insuring for eighty percent (80%) of the replacement cost thereof (or such minimum amount as shall be required to eliminate operation of coinsurance provisions), exclusive of excavations and foundations; provided, however, that Landlord shall not be obligated to insure any furniture, equipment, machinery, goods or supplies not covered by this Lease that Tenant may keep or maintain in the Leased Premises, or any Tenant Improvements or Alterations that Tenant may make upon the Leased Premises. If the annual premiums charged to Landlord for such property insurance exceed the standard premium rates because the nature of Tenant’s operations result in extra-hazardous or higher than normal risk exposure, then so long as such requirement is enforced on a nondiscriminatory basis against all tenants in the Project with similar operations, Tenant shall, upon receipt of appropriate premium invoices, reimburse Landlord for such increases in premium. All insurance proceeds payable under Landlord’s insurance carried hereunder shall be payable solely to Landlord, and Tenant shall have no interest therein.
7.02    Liability Insurance. Landlord (with respect to the Project and the use of the Project by Landlord and its employees, agents, contractors or suppliers) and Tenant (with respect to the Leased Premises and the use of the Project by Tenant and its employees, agents, contractors or suppliers) shall each maintain or cause to be maintained a policy or policies of commercial general liability insurance with the premiums thereon fully paid in advance, issued by and binding upon an insurance company which satisfies the requirements of Section 7.03(b) below, such insurance to afford minimum protection of not less than Ten Million Dollars ($10,000,000.00), via a combination of primary and umbrella policies (provided, however, that any umbrella policy shall provide coverage against perils at least as broad as the underlying policy), each occurrence combined single limit for bodily injury and property damage. The coverages required to be carried shall be extended to include, but not to be limited to, blanket contractual liability, personal injury liability (libel, slander, false arrest and wrongful eviction), and broad form property damage liability (including fire legal liability and such other risks as Landlord may reasonably specify by written notice to Tenant). Tenant’s contractual liability insurance shall apply to all of Tenant’s indemnity obligations under this Lease. The certificate evidencing Tenant’s insurance coverage required hereunder shall state that the insurance includes the liability assumed by Tenant under this Lease and that Tenant’s insurance is primary with any other insurance available to Landlord or any other named insured being excess. Upon request of Tenant, Landlord shall provide Tenant reasonable evidence that the insurance required to be maintained hereunder by Landlord is in full force and effect.
7.03    Tenant’s Property Insurance and Additional Tenant Insurance Requirements.
(a)    Tenant shall provide insurance coverage during the Term against loss or damage by fire and such other risks as are from time to time included in an “all risk” policy (including sprinkler leakage and water damage), insuring the full insurable value of any Tenant Extra Improvements, any Alterations, Tenant’s trade fixtures, furnishings, equipment, and all other items of personal property of Tenant, insuring the full replacement cost thereof.
(b)    All policies required to be carried by Tenant under this Section 7.03 shall be written with companies with an AM Best Company rating of “B+” “VIII” or better, and all such insurance (and evidence of insurance provided to Landlord) shall contain an endorsement or endorsements providing that (i) Landlord, Hines Interests Limited Partnership, and any lender with a deed of trust encumbering the Project or any part thereof, of whom Landlord has notified Tenant, are included as additional insureds (by using the ISO Additional Insured Endorsement CG 2037 or CG 2026, or their equivalent), (ii) the insurer agrees not to cancel or alter the policy without at least thirty (30) days’ prior written notice to Landlord and all named and additional insureds, and (iii) all such insurance maintained by Tenant is primary, with any other insurance available to Landlord or any other named or additional insured being excess and non-contributing. Any self-insurance provisions under any insurance policies maintained by Tenant shall be subject to Landlord’s prior written approval which shall not be unreasonably withheld. Deductible provisions of such policies shall also be subject to the approval of Landlord, which shall not be withheld unless the deductible is disproportionate to the financial capabilities of Tenant in the reasonable judgment of Landlord.
(c)    Tenant shall provide evidence of each of the policies of insurance which Tenant is required to obtain and maintain pursuant to this Lease on or before the Term Commencement Date and at least fifteen (15) days prior to the expiration of any policy, which evidence shall be binding upon the insurance carrier, shall be accompanied by a copy of the ISO Additional Insured Endorsement CG 2037 or CG 2026 (or their equivalent), as applicable, and, as to property insurance, shall be in the form of an “ACORD 28 (2003/10)” evidence of insurance or other form reasonably acceptable to Landlord. If Tenant fails to provide evidence of insurance as and when required hereunder, Landlord shall be authorized (but not required) to procure such coverage in the amounts stated with all costs thereof to be charged to Tenant and paid upon written invoice therefor as Additional Rent.
(d)    Commencing upon the third (3rd) anniversary of the Phase One Rent Commencement Date (and only once during each and every three (3) year period thereafter) Landlord shall have the right, on not less than sixty (60) days’ notice, to require Tenant to increase the amount and/or type of coverage required to be maintained under this Lease to amounts or coverages that are within the range required by other Comparable Buildings.
7.04    Indemnity and Exoneration.
(a)    Any other provision of this Lease to the contrary notwithstanding, Landlord shall not be liable to Tenant or any third party for (i) any loss, damage, death or injury to person or property (A) caused by theft, fire, vandalism, assault, battery, act of God, pandemics, epidemics, breaches of security, acts of the public enemy, acts of terrorists or criminals, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, whether or not the negligence of Landlord or its agents or employees was a cause of, or in any way contributed to, such loss, damage, death or injury, or (B) to the extent the same occurs by reason of the active negligence or willful misconduct of Tenant, its agents, employees or invitees, or (ii) any damage or inconvenience which may arise through repair or alteration of any part of the Project or failure to make any such repair except as expressly otherwise provided in this Lease. The foregoing release however, shall not be applicable to any claims to the extent arising by reason of the gross negligence or willful misconduct of Landlord or any of its affiliates, agents, contractors or employees. Any other provision of this Lease to the contrary notwithstanding, in no event shall Landlord have any liability to Tenant or any third party for any consequential damages whatsoever, including loss of business, revenue or profits.
(b)    Tenant shall indemnify, defend and protect Landlord and hold Landlord harmless of and from any and all claims, proceedings, loss, cost, damage, causes of action, liabilities, injury or expense arising out of or related to claims of injury to or death of persons, damage to property (collectively, “Claims, Damages and Costs”) to the extent occurring or resulting directly or indirectly from the conditions in or about the Leased Premises or Project or the activities of Tenant or its agents, employees, licensees, contractors, suppliers or subtenants or invitees to the extent such Claims, Damages and Costs: (i) without limiting the provisions of Section 7.04(c), result from the negligence or misconduct of Tenant, its agents, employees, licensees, contractors, suppliers or subtenants or invitees in or about the Project or (ii) occur within the Leased Premises (but only to the extent, as to this Clause (ii), such Claims, Damages and Costs are covered under a then standard ISO commercial general liability insurance policy). Such indemnity shall include the obligation to provide all costs of defense against any such claims; provided, further however, that the foregoing indemnity shall not be applicable to any Claims, Damages and Costs to the extent arising by reason of the active negligence or willful misconduct of Landlord or any of its affiliates, agents, contractors or employees or the condition of the Project to the extent directly arising as a result of a Landlord Repair Failure.
(c)    Tenant shall indemnify, defend and protect Landlord and hold and save Landlord harmless of and from any and all loss, claims, proceedings, cost, damage, injury,

causes of action, liabilities or expense arising out of or in any way related to work or labor performed, materials or supplies furnished to or at the request of Tenant or in connection with performance of any work done for the account of Tenant in the Leased Premises or the Project, other than any of Landlord’s Work; provided, further however, that the foregoing indemnity shall not be applicable to any claims to the extent arising by reason of the active negligence or willful misconduct of Landlord or any of its affiliates, agents, contractors or employees.
(d)    Landlord shall indemnify, defend and protect Tenant and hold and save Tenant harmless of and from any and all Claims, Damages and Costs to the extent occurring or resulting directly or indirectly from: (i) the conditions in or about the Project to the extent such Claims, Damages and Costs result from the gross negligence or willful misconduct of Landlord, its affiliates, agents, contractors or employees or occur within the Common Areas or (ii) any breach by Landlord of its obligations under this Lease with respect to compliance with Applicable Laws. The foregoing indemnity shall include the obligation to provide all costs of defense against any such claims. The foregoing indemnity shall not, however, be applicable to: (i) Claims, Damages and Costs to the extent arising by reason of the active negligence or willful misconduct of Tenant or any of its affiliates, agents, contractors or employees; and (ii) Claims, Damages and Costs not covered under a then standard ISO commercial general liability insurance policy.
7.05    Janitorial and Other Services by Tenant. If Tenant contracts with or otherwise hires any person or entity to provide janitorial services to or for the benefit of Tenant, Tenant shall use Landlord’s janitorial staff or janitorial contractor, provided that the charges for such services are within the range of charges by union contractors for such services in Comparable Buildings. If Tenant contracts with or otherwise hires any person or entity to provide services other than janitorial services to or for the benefit of Tenant, such person or entity shall be subject to the prior written approval of Landlord, as to which approval Landlord may take into consideration, among other things, the preservation of labor peace at the Project.
7.06    Security.
(a)    The limited security service for the Building to be provided by Landlord shall not be required to consist of more than unarmed personnel ordinarily stationed at the main security desk in the ground floor lobby, although such personnel may not at all times be present at such desk. Building personnel shall be on duty twenty-four (24) hours per day, every day, except in the event of an emergency which makes such duty infeasible or dangerous to unarmed personnel. Landlord shall not be required to provide, operate or maintain alarm or surveillance systems for the Leased Premises or the Common Areas; provided that Landlord shall operate a card access system regulating entry into the Building after Building Hours and also a card access system to regulate access to the Floors. Tenant shall provide such supplemental security services and shall install within the Leased Premises such supplemental security equipment, systems and procedures as Tenant reasonably deems necessary for the protection of its employees and invitees; provided that Tenant shall coordinate such services and equipment with any security provided by Landlord. The determination of the extent to which such supplemental security equipment, systems and procedures are reasonably required shall be made in the sole judgment, and shall be the sole responsibility, of Tenant. The obligations of Landlord with respect to security of the Leased Premises or the Project shall be expressly subject to the provisions of this Section 7.06 and Section 7.07 below. Tenant acknowledges that it has neither received nor relied upon any representation or warranty made by or on behalf of Landlord with respect to the safety or security of the Leased Premises or the Project or any part thereof or the extent or effectiveness of any security measures or procedures now or hereafter provided by Landlord, and further acknowledges that Tenant has made its own independent determinations with respect to all such matters.
(b)    Landlord shall install the Podium Security Turnstiles as provided in Exhibit B. Landlord, as a Basic Operating Cost, shall thereafter be responsible for maintaining the Podium Security Turnstiles so that they are continuously operational, subject to Force Majeure Delay and to equipment breakdowns or malfunctions, as to which Landlord shall use commercially reasonable efforts to cause such breakdown or malfunction to be promptly remedied. Landlord will provide one (1) security guard at the guard station in the Podium Elevator Lobby for ten (10) hours per day as determined by Tenant Mondays through Fridays, excluding Building holidays, commencing as of the date Tenant first occupies any portion of the Phase One Premises for the Conduct of Business. Additional personnel or hours requested by Tenant shall be at the expense of Tenant, unless the Podium Security Turnstiles are not operational, in which event Landlord shall provide an extra security guard as provided above when Tenant first occupies any portion of the Phase One Premises for the Conduct of Business. In addition, Tenant may request to review Landlord’s relevant security footage in the event of an incident reasonably requiring investigation, which review Landlord may require take place in the security office of the Building. If Tenant elects to place one or more of its employees or other personnel at its expense to provide security in the Podium Elevator Lobby, Tenant will cooperate with Landlord to avoid any labor issues arising from such use of Tenant’s personnel. The attire of the Podium Elevator Lobby guard need not be building standard, but shall be compatible with the general ambience of the Building lobby and with Tenant’s brand. Guests arriving outside of Building Hours will check-in at the main security desk.
(c)    The existing guard station and reception desk in the Podium Elevator Lobby will be renovated as part of the larger renovation described in Section 4.09 above. If Tenant desires to further enhance the aesthetic or add Chime specific branding then, subject to Landlord’s reasonable approval, Tenant can do so at its sole cost. Tenant will be permitted to utilize the dedicated lobby guard station reception desk in the Podium Elevator Lobby and to furnish a dedicated seating area next to its dedicated elevator bank. The specific design of the Podium Elevator Lobby, including the enhancements to be paid for by Tenant, is shown on Exhibit J hereto. If Tenant no longer leases the entire Podium Area, the lobby reception will no longer be solely dedicated to Tenant and Landlord may, by written notice to Tenant, require that Tenant restore at its expense the reception desk and Podium Elevator Lobby in accordance with Section 4.05 hereof.
(d)    Tenant shall be entitled to install a separate security system for the Leased Premises and Podium Elevator Lobby and may include key-card systems, security lighting and video monitoring equipment (including discreet video monitoring equipment in the ceilings of the Common Areas adjacent to the Leased Premises, subject to Landlord’s reasonable approval of the locations thereof) (“Tenant’s Security System”), either as an Alteration or as a part of the initial Tenant Improvements; provided, however, (i) Tenant shall ensure that Tenant’s Security System is compatible with any security system installed by Landlord, (ii) the plans and specifications for Tenant’s Security System shall be subject to Landlord’s reasonable approval, and (iii) the installation of Tenant’s Security System shall otherwise be subject to the terms and conditions of this Lease and/or Exhibit B, as applicable. At Tenant’s sole cost, Tenant shall be permitted to tie Tenant’s Security System into the Building systems if requested by Tenant provided that (1) Tenant’s Security System is compatible with the Building systems and (2) Tenant’s Security System does not materially and adversely interfere with the Building systems. In addition, Tenant shall have the right to contract directly with Landlord’s security contractor as well as utilize its own employees or third parties to perform security services within the Leased Premises; provided that: (i) in the event any labor dispute arises due to Tenant utilizing third party security contractors within the Leased Premises, Tenant shall promptly take such actions as may be reasonably necessary to avoid any effect upon the Building or its operations resulting from such dispute (including the removal of such third party security contractors); (ii) no such security personnel shall be armed in any manner without the express prior written consent of Landlord, which consent may be given, withheld or conditioned by Landlord in its sole discretion; and (iii) all such security personnel comply at all times with such security protocols as may be reasonably adopted by Landlord from time to time with notice thereof to Tenant.
7.07    Waiver of Subrogation Rights. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each waive all rights of recovery, claim, action or cause of action, against the other, its agents (including partners, both general and limited), officers, directors, shareholders or employees, for any loss or damage that may occur to the Leased Premises, or any improvements thereto, or the Project or any personal property of such party therein, by reason of fire, the elements, or any other cause that could be insured against under the terms of an “all risk” insurance policy or other property insurance coverages which are required to be obtained pursuant to this Lease, regardless of cause or origin, including negligence of the other party, its agents, officers or employees; and each party covenants that no insurer shall hold any right of subrogation against such other party. Tenant shall advise its insurers of the foregoing and such waiver shall be a part of each policy maintained by Tenant that applies to the Leased Premises, any part of the Project or Tenant’s use and occupancy of any part thereof. Landlord shall cause its policies of property insurance to be consistent with the requirements of this Section 7.07. At the written request of Tenant, in any consent to a Transfer pursuant to Section 5.06, Landlord shall provide a waiver of subrogation to the transferee in a form substantially similar to this Section 7.07.
7.08    Condemnation and Loss or Damage.
(a)    If the Leased Premises or any portion of the Project shall be taken or condemned for any public purpose to such an extent as to render the Leased Premises untenantable as reasonably determined by Landlord, this Lease shall, at the option of either party, forthwith cease and terminate as of the date of taking. All proceeds from any taking or condemnation of the Leased Premises shall belong to and be paid to Landlord (including any amount awarded in respect of the leasehold value of this Lease) subject to the rights of any mortgagee of Landlord’s interest in the Project or the beneficiary of any deed of trust that constitutes an encumbrance thereon; provided, however, that Landlord shall cooperate with Tenant if Tenant seeks to recover at its cost and expense, proceeds, damages or awards paid to compensate for damage to or taking of Tenant Improvements for which Tenant has paid hereunder without reimbursement from Landlord, and any such amounts recovered shall be paid to Tenant.
(b)    If a temporary taking of all or a portion of the Leased Premises occurs, there shall be no abatement of Rent and Tenant shall remain fully obligated for performance of all of the covenants and obligations on its part to be performed pursuant to the terms of this Lease. All proceeds awarded or paid with respect thereto shall belong to Tenant.
7.09    Damage and Destruction. If a fire or other casualty in the Leased Premises occurs, Tenant shall promptly, upon actual discovery of the same, give notice thereof to Landlord. The following provisions shall apply with respect to any fire or other casualty in the Leased Premises or other portions of the Project (a “Casualty”):
(a)    Within sixty (60) days after the occurrence of any Casualty (or such longer period as may be required if Landlord is not able to arrange for an estimate within such period despite using reasonable diligence to do so not to exceed one hundred twenty (120) days after the occurrence of any Casualty), Landlord shall cause to be delivered to Tenant an estimate (the “Casualty Estimate”) prepared by a qualified, independent, experienced and reputable architect and/or general contractor, of the number of days, measured from the date of such Casualty, that will be required for Landlord to substantially finish the repair and restoration of the damage (the “Estimated Repair Period”). For the avoidance of doubt, the term “substantially finished” as used in the preceding sentence does not have meaning of the defined term “Substantially Complete” set forth in Section 1.197 above, but instead means completed to a degree that permits Tenant to obtain any required permits from the City and to commence reconstruction of the Tenant Improvements and Alterations without material impairment resulting from work undertaken by Landlord (not including any impairments resulting from the necessity of sharing freight elevators, loading docks or hallways due to work being concurrently undertaken).
(b)    If the damage is limited solely to the Leased Premises and the Estimated Repair Period is twelve (12) months or less from the date of Casualty, then Landlord shall diligently rebuild the same. If Landlord rebuilds the Leased Premises, Tenant shall be responsible to, and shall, repair and restore Tenant Improvements and Alterations; provided, however, that Tenant shall be permitted to rebuild such Tenant Improvements to any reasonable level of quality, scope or configuration in accordance with Section 5.07 hereof. In the event of any such damage to or destruction of the Tenant Improvements: (i) Landlord shall not be responsible for the restoration of such damage; (ii) Tenant shall not be obligated to expend more than (but shall expend at least) the amount of Landlord’s Contribution (as adjusted by an amount equal to the then-annual change in the CPI) received by Tenant as of the date of Casualty to repair and restore the Leased Premises; (iii) Tenant shall be entitled to, and shall, use all of its property insurance proceeds for such purpose; and (iv) Landlord shall make available to Tenant, to the extent necessary (in excess of the proceeds of Tenant’s insurance) for restoration of the damage, any proceeds of Landlord’s property insurance specifically paid in respect of such damage to the Tenant Extra Improvements, using disbursement procedures which are commercially reasonable in the circumstances. If following the delivery of the Casualty Estimate which included an Estimated Repair Period of less than twelve (12) months, Landlord determines in its good faith reasonable discretion that the Casualty Estimate is incorrect, Landlord shall promptly following such determination deliver a revised Casualty Estimate to Tenant. Upon receipt of the revised Casualty Estimate, and if the Estimated Repair Period is more than fifteen (15) months following the date of the Casualty, Tenant shall have the right to terminate this Lease based upon the revised Estimated Repair Period under Section 7.09(d).
(c)    If portions of the Project outside the boundaries of the Leased Premises are damaged or destroyed (whether or not the Leased Premises are also damaged or destroyed) and the Estimated Repair Period is twelve (12) months or less from the date of the Casualty, and provided that the cost of reconstruction does not exceed: (i) Thirty Million Dollars ($30,000,000) in the case of damage as to which no policy of insurance applies or was required to apply by the terms of this Lease, or (ii) for partially insured damage, an amount which Landlord determines in its sole discretion allows reconstruction to be economically feasible within such period of twelve (12) months; then Landlord shall be obligated to repair such damage; provided, however, that Landlord shall have no obligation to repair or restore Tenant Improvements or Alterations except that Landlord shall make available to Tenant, to the extent necessary (in excess of the proceeds of Tenant’s insurance) for restoration of the damage, any proceeds of Landlord’s property insurance specifically paid in respect of such damage to the Tenant Extra Improvements, using disbursement procedures which are commercially reasonable in the circumstances.
(d)    If pursuant to the Casualty Estimate the Estimated Repair Period is longer than twelve (12) months from the date of the Casualty, or Landlord is not required to repair the damage pursuant to Section 7.09(c) above, then either party may terminate this Lease by written notice to the other party given within thirty (30) days after the date of the receipt by Tenant of the Casualty Estimate. In addition, if Landlord fails to provide notice to Tenant that the repair or reconstruction cannot be finished within twelve (12) months from the date of the Casualty and the repair or reconstruction actually exceeds fifteen (15) months from date of the Casualty, Tenant may terminate this Lease by written notice to Landlord within thirty (30) days following the date that is fifteen (15) months following the date of the Casualty and before the repair or reconstruction is substantially finished.
(e)    If the Estimated Repair Period exceeds twelve (12) months from the date of the Casualty, and neither Landlord nor Tenant terminates this Lease pursuant to Section 7.09(d), but Landlord later concludes in good faith that such work cannot likely be substantially finished within ninety (90) days following the expiration of the Estimated Repair Period, Landlord shall give to Tenant a notice stating that the repair or reconstruction likely cannot be substantially finished within such ninety (90) day period and setting forth a revised, good faith estimate of when the repair or reconstruction can be finished. Tenant may terminate this Lease by written notice to Landlord given within thirty (30) days after the date of such notice. If: (i) Landlord has given to Tenant a revised good faith estimate of when the required repair or reconstruction will be finished pursuant to this Section 7.09(e), (ii) the date Landlord then estimates is later than fifteen (15) months after the date of the Casualty; (iii) Tenant did not terminate this Lease pursuant to Section 7.09(d) or this Section 7.09(e), and (iv) the repair or reconstruction is not substantially finished by within ninety (90) days following the date specified in the revised estimate from Landlord pursuant to this Section 7.09(e); then, Tenant may terminate this Lease by written notice to Landlord given both on or before the date which is one hundred twenty (120) days following the date specified in the revised Casualty Estimate and before the repair or reconstruction is substantially finished. In addition, if Landlord fails to provide notice pursuant to this Section 7.09(e) revising the Estimated Repair Period, and the repair or reconstruction is not actually finished by the later of ninety (90) days following the date set forth in the Casualty Estimate or fifteen (15) months from the date of the Casualty, then Tenant may terminate this Lease by written notice to Landlord given both on or before the date which is one hundred twenty (120) days following the date specified in the revised Casualty Estimate and before the repair or reconstruction is substantially finished. In any event, Landlord shall promptly respond to any inquiry from Tenant as to the progress of the design, permitting and construction of the repairs or replacements which Landlord is obligated to perform.
(f)    If neither Landlord nor Tenant terminates the Lease pursuant to Section 7.09(d) or Section 7.09(e) above, then Landlord shall proceed with the repair or reconstruction. If Landlord seeks to terminate this Lease under Section 7.09(d) above, Landlord, as a condition of any such termination of this Lease, shall also terminate the leases of a majority (as measured by Net Rentable Area) of all other tenants in the Building where Landlord has a termination right as a result of such Casualty.
(g)    For the avoidance of doubt, in the event Landlord undertakes to repair or reconstruct the Project or the Leased Premises or both pursuant to this Section 7.09, Landlord shall have no obligation to repair or restore Tenant Improvements or Alterations.
(h)    During any period when Tenant’s use of any Floor of the Leased Premises is materially affected by damage or destruction, Gross Rent shall abate proportionately until the first to occur of: (i) the Leased Premises are made tenantable; or (ii) a commercially reasonable period of time for the reconstruction of the Tenant Improvements by Tenant has elapsed once Landlord’s repairs are substantially finished using all commercially reasonable due diligence in the circumstances. No portion of the Rent so abated shall be subject to subsequent recapture.
(i)    The proceeds from any insurance paid by reason of damage to or destruction of the Building or any part thereof, the Building Grade Improvements or any other element, component or property insured by Landlord shall belong to and be paid to Landlord subject to the rights of any mortgagee of Landlord’s interest in the Project or the beneficiary of any deed of trust that constitutes an encumbrance thereon. If this Lease is terminated by either party as a consequence of a Casualty in accordance with any of the provisions of this Section 7.09, all proceeds of insurance required to be maintained either by Landlord or Tenant shall be paid to Landlord subject to the rights of any mortgagee of Landlord’s interest in the Project or the beneficiary of any deed of trust that constitutes an encumbrance thereon; provided, however, that Tenant shall be paid: (i) all proceeds of insurance payable in connection with Tenant’s trade fixtures, furnishings, equipment and all other items of personal property of Tenant and (ii) proceeds to the extent both (A) such insurance proceeds are paid in respect of damage to Alterations and Tenant Extra Improvements, and (B) such insurance proceeds on a per square foot of Net Rentable Area basis exceed Landlord’s Contribution (as adjusted for the effects of inflation). If Tenant has failed to maintain any policy of insurance required under this Lease, then Tenant shall pay to Landlord on demand an amount equal to proceeds which Landlord reasonably concludes would have been available for the repair and reconstruction from such policies had Tenant maintained all of the required policies of insurance.
(j)    If the Leased Premises, or any part thereof, or any portion of the Building necessary for Tenant’s use of the Leased Premises, are damaged or destroyed as a result of a Casualty (such that at least two (2) full Floors of the Leased Premises are rendered untenantable) during the last twelve (12) months of the Term, or any extension thereof, Tenant may terminate this Lease by giving written notice thereof to Landlord within thirty (30) days after the date of the Casualty, in which case this Lease shall terminate as of the date Tenant surrenders the Leased Premises.
(k)    Except to the extent expressly provided in this Lease, nothing contained in this Lease shall relieve Tenant of any liability to Landlord or to its insurance carriers that Tenant may have under law or under the provisions of this Lease in connection with any damage to the Leased Premises or the Building by Casualty.
7.10    Default by Tenant.
(a)    Events of Default. The occurrence of any of the following shall constitute an Event of Default on the part of Tenant:
(i)    Nonpayment of Rent. Failure to pay any installment of Gross Rent, not more than five (5) Business Days following written notice of nonpayment; provided, however, Landlord shall not be required to provide such notice more than one (1) time as to any failure to pay Gross Rent in full during any period of one hundred eighty (180) days and, where Tenant shall have received written notice of one (1) prior such failure within the preceding one hundred eighty (180) days, the second (2nd) failure to pay any installment of Gross Rent within five (5) days of the date when due shall be an Event of Default without any requirement of notice from Landlord, unless Landlord in its sole discretion elects to waive such Event of Default;
(ii)    Other Obligations. Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in Section 7.10(a)(i), such failure continuing for thirty (30) days after written notice of such failure (or such longer period as is reasonably necessary to remedy such default, provided that Tenant shall diligently pursue such remedy at all times until such default is cured), except that if such failure presents a hazard of damage to property or injury to persons, Tenant shall commence efforts to cure such failure within such shorter period as Landlord may reasonably specify in the circumstances;
(iii)    General Assignment. A general assignment by Tenant for the benefit of creditors;
(iv)    Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of ninety (90) days. If under Applicable Law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all failures to perform the obligations of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease;
(v)    Receivership. The employment of a receiver to take possession of substantially all of Tenant’s assets or the Leased Premises, if such receivership remains undissolved for a period of ninety (90) days after creation thereof;
(vi)    Attachment. The attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Leased Premises, if such attachment or other seizure remains undismissed or undischarged for a period of ninety (90) days after the levy thereof
(vii)    Insolvency. The admission by Tenant in writing of its inability to pay its debts as they become due, the filing by Tenant of a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within ninety (90) days after the commencement of any proceeding against Tenant seeking any reorganization, or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed; or
(viii)    Certain Other Acts or Omissions. Any other act or omission which is expressly provided in this Lease to be an Event of Default, as to which acts or events (after the expiration of the expressly stated cure period, if any cure period is so stated) the notice provisions of Section 7.10(a)(ii) shall not be applicable.
(ix)    The notice periods provided in this Section 7.10(a) are in addition to and not in lieu of the notice requirements of California Code of Civil Procedure §1161 et seq.

(b)    Remedies Upon Default.
(i)    Termination. If an Event of Default occurs, Landlord shall have the right, with or without notice or demand, immediately (after expiration of the applicable grace periods specified herein) to terminate this Lease, and at any time thereafter recover possession of the Leased Premises or any part thereof and expel and remove therefrom Tenant and any other person occupying the same, by any lawful means, and again repossess and enjoy the Leased Premises without prejudice to any of the remedies that Landlord may have under this Lease, or at law or equity by reason of Tenant’s default or of such termination.
(ii)    Continuation After Default. Even though Tenant has breached this Lease and/or abandoned the Leased Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession under Section 7.10(b)(i) hereof, and Landlord may enforce all of its rights and remedies under this Lease, including the right to recover Rent as it becomes due. Landlord has the remedy described in Section 1951.4 of the California Civil Code (Landlord may continue the Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations). Acts of maintenance, preservation or efforts to lease the Leased Premises or the appointment of a receiver upon application of Landlord to protect Landlord’s interest under this Lease shall not constitute an election to terminate Tenant’s right to possession.
(c)    Damages Upon Termination. Should Landlord terminate this Lease pursuant to the provisions of Section 7.10(b)(i) hereof, Landlord shall have all the rights and remedies of a landlord provided by Section 1951.2 of the California Civil Code. Upon such termination, in addition to any other rights and remedies to which Landlord may be entitled under Applicable Law, Landlord shall be entitled to recover from Tenant: (i) the worth at the time of award of the unpaid Rent and other amounts which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that the Tenant proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that the Tenant proves could be reasonably avoided; and (iv) any other amount reasonably necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom. The “worth at the time of award” of the amounts referred to in (i) and (ii) shall be computed with interest at ten percent (10%) per annum or the highest lawful rate, whichever is the lower. The “worth at the time of award” of the amount referred to in (iii) shall be computed by discounting such amount at the “discount rate” of the Federal Reserve Bank of San Francisco in effect as of time of award plus one percent (1%) and, where rental value is a material issue, shall be based upon competent appraisal evidence.

(d)    Computation of Rent for Purposes of Default. For purposes of computing unpaid Rent that would have accrued and become payable under this Lease pursuant to the provisions of Section 7.10(c), unpaid Rent shall consist of the sum of:
(i)    the total Base Rent for the balance of the Term, plus
(ii)    a computation of the Basic Operating Cost for the balance of the Term, the assumed Basic Operating Cost for the calendar year of the default and each future calendar year in the Term to be equal to the Basic Operating Cost for the calendar year prior to the year in which the Event of Default occurs compounded at a per annum rate equal to the mean average rate of inflation for the preceding five (5) calendar years as determined by reference to the Consumer Price Index - All Items for the San Francisco-Oakland-Hayward Area, All Urban Consumers, published by the Bureau of Labor Statistics of the United States Department of Labor (Base Year 1982-84=100), or such successor index as may be established to provide a measure of the current purchasing power of the dollar.
(e)    Late Charge. If any installment of Gross Rent or an item of Additional Rent shall not be received by Landlord or Landlord’s designee in California within five (5) Business Days of receipt by Tenant of written notice of the delinquency thereof, then Tenant shall pay to Landlord a late charge (“Late Charge”) equal to the greater of Two Hundred Fifty Dollars ($250.00) or three percent (3%) of the overdue amount. If Tenant pays the delinquent amount during such five (5) Business Day period, no Late Charge shall be applied to such payment. The foregoing notwithstanding, Landlord shall only be required to deliver written notice to Tenant pursuant to the first sentence of this Section 7.10(e) once per twelve (12) month period, and for any additional delinquency during the subsequent twelve (12) month period Tenant shall pay the Late Charge without any requirement of notice from Landlord. In addition to the Late Charge, Tenant shall pay interest on the overdue amount at the rate of ten percent (10%) per annum from the sixth (6th) day following the date due until paid. The provision for a late charge set forth in this Section 7.10(e), and any collection of a Late Charge by Landlord, shall not be deemed a waiver of any breach or Event of Default by Tenant under this Lease or of any other remedy of Landlord hereunder.
(f)    Remedies Cumulative. All rights, privileges and elections or remedies of the parties are cumulative and not alternative to the extent permitted by law and except as otherwise provided herein.
(g)    Certain Consequential Damages. In no event shall Tenant be liable for consequential or punitive damages under this Lease, except consequential damages related to (i) any claims against Tenant under Sections 1951.2 or 1951.4 of the California Civil Code or any liability of Tenant arising thereunder, or (ii) any obligation of Tenant under any one or more of Sections 4.01(c), 5.19, 7.04, or 7.14.
7.11    Arbitration of Fair Market Rent. If Tenant disputes the amount claimed by Landlord as Fair Market Rent (or, if applicable, First Opportunity Terms) pursuant to Section 2.06, Section 3.02 or Section 3.03, and such dispute cannot be resolved by mutual agreement, the dispute shall be submitted to arbitration. The judgment or the award rendered in any such arbitration may be entered in any court having jurisdiction and shall be final and binding between the parties. The arbitration shall be conducted and determined in the City and County of San Francisco in accordance with the then prevailing rules of the American Arbitration Association or its successor for arbitration of commercial disputes, except to the extent that the procedures mandated by said rules shall be modified as follows:
(a)    As of the date which is six (6) Lease Months prior to the Term Expiration Date as to the First Option to Extend or the Second Option to Extend, if Tenant and Landlord have not agreed upon Fair Market Rent, then either party may give to the other a notice electing to have the Fair Market Rent determined by arbitration pursuant to the terms of this Section 7.11. Within ten (10) Business Days of the receipt by the other party of such an election, Landlord shall deliver to Tenant a statement setting forth Landlord’s then current opinion as to the Fair Market Rent in question. Tenant shall have ten (10) Business Days following the receipt by Tenant of such statement from Landlord within which to either elect in a written notice to Landlord either to accept Landlord’s determination of Fair Market Rent or elect in a notice to Landlord to proceed with arbitration and state in that notice Tenant’s then current opinion as to Fair Market Rent. Neither such a Landlord’s statement of opinion as to the Fair Market Rent nor such a Tenant’s statement (nor any other opinion of Fair Market Rent, except as provided in Section 7.11(e) below) shall be binding on the party providing it or shall be introduced as evidence or otherwise referred to in any arbitration proceeding pursuant to this Section 7.11.
(b)    As of the expiration of the ten (10) Business Day period following the delivery by Tenant of Tenant’s Determination pursuant to Section 2.06(f), if Tenant and Landlord have not agreed upon the First Opportunity Terms, then either party may give to the other a notice electing to proceed with having the First Opportunity Terms determined by arbitration pursuant to the terms of this Section 7.11. As provided in Section 2.06(f), neither Landlord’s Determination nor Tenant’s Determination (nor any other opinion of First Opportunity Terms, except as provided in Section 7.11(e) below) shall be binding on the party providing it or introduced as evidence or otherwise referred to in any arbitration proceeding pursuant to this Section 7.11.
(c)    Within ten (10) Business Days of an election by Landlord or Tenant to proceed with arbitration in accordance with either Section 7.11(a) or Section 7.11(b) above, Landlord and Tenant shall meet and exchange sealed envelopes with their respective final positions as to the Fair Market Rent or First Opportunity Terms in question and the name and address of the person designated by each to act as arbitrator on its behalf (each, a “Final Arbitration Position”). If either party should refuse to meet or to provide either (or both) its Final Arbitration Position or the name of its arbitrator, the other party may give to the refusing party a notice stating a place and time for the meeting and exchange of opinions and arbitrator identities, which time and place shall be during Building Hours and at the office within the Building of the party giving the notice. The failure of Tenant or Landlord to meet at the specified time and place or to exchange its Final Arbitration Position and the identity of its arbitration shall conclusively be deemed to be such party’s approval of the first opinion of Fair Market Rent or First Opportunity Terms submitted by the other party. Each arbitrator shall be qualified as a real estate appraiser, broker or salesperson familiar with the Fair Market Rent (or, if applicable, First Opportunity Terms) in first-class commercial office space in the downtown San Francisco Financial District who would qualify as an expert witness over objection to give testimony addressed to the issue in a court of competent jurisdiction.
(d)    If two (2) arbitrators are chosen pursuant to Section 7.11(a), the arbitrators so chosen shall meet within ten (10) Business Days after the second arbitrator is appointed, and if within ten (10) Business Days after such first meeting the two (2) arbitrators shall be unable to agree upon a determination of Fair Market Rent (or, if applicable, First Opportunity Terms), they shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two (2) arbitrators pursuant to Section 7.11(a). In addition, the third arbitrator cannot have represented Landlord and/or Tenant or any of their affiliates during the five (5) year period prior to their appointment. If they are unable to agree upon such appointment within five (5) Business Days after expiration of said ten (10) Business Day period, the third arbitrator shall be selected by the parties themselves, if they can agree thereon, within a further period of ten (10) Business Days. If the parties do not so agree, then either party, on behalf of both, may request appointment of such a qualified person by the then Chief Judge of the United States District Court having jurisdiction over the City and County of San Francisco, acting in his or her private non-judicial capacity. Request for appointment shall be made in writing with a copy given to the other party. Each party agrees that said Judge shall have the power to make the appointment. The three (3) arbitrators shall decide the dispute, if it has not previously been resolved, by following the procedure set forth in Section 7.11(e) below.
(e)    Where the issue cannot be resolved by agreement between the two (2) arbitrators selected by Landlord and Tenant or settlement between the parties during the course of arbitration, the issue shall be resolved by the three (3) arbitrators in accordance with the following procedure. Within thirty (30) days after the appointment of the third arbitrator, the arbitrators selected by each of the parties shall state in writing his or her determination of the Fair Market Rent (and, if applicable, the First Opportunity Terms), supported by the reasons therefor with counterpart copies to each party. The arbitrators shall arrange for a simultaneous exchange of such proposed resolutions. The role of the third arbitrator shall be to select which of the two Final Arbitration Positions most closely approximates his or her determination of Fair Market Rent (or, if applicable, the First Opportunity Terms). The third arbitrator shall have no right to propose a middle ground or any modification of the Final Arbitration Positions of Landlord and Tenant as set forth in the sealed envelopes they exchanged. The resolution he or she chooses as most closely approximating his or her determination shall constitute the decision of the arbitrators and be final and binding upon the parties.
(f)    If any arbitrator fails, refuses or is unable to act, his or her successor shall be appointed by him, but in the case of the third arbitrator, his or her successor shall be appointed in the same manner as provided for appointment of the third arbitrator. The arbitrators shall attempt to decide the issue within ten (10) Business Days after the appointment of the third arbitrator. Any decision in which the arbitrator appointed by Landlord and the arbitrator appointed by Tenant concur shall be binding and conclusive upon the parties. Each party shall pay the fees and costs of its own counsel. The losing party shall pay the fees and costs of the arbitrators and of the expert witnesses (if any) of the prevailing party as well as those of its expert witnesses. For purposes hereof, the losing party shall be that party whose selected arbitrator’s final statement of Fair Market Rent (or, if applicable, First Opportunity Terms) was not selected by the third arbitrator.
(g)    The arbitrators shall have the right to consult experts and competent authorities with factual information or evidence pertaining to a determination of Fair Market Rent (or, if applicable, the First Opportunity Terms), but any such consultation shall be made in the presence of both parties with full right on their part to cross-examine or submit a rebuttal. Each party may submit any written materials to the third arbitrator, with a copy thereof concurrently delivered to the other party. No witnesses or oral testimony (i.e. no hearing) shall be permitted prior to the arbitrators’ decision unless agreed to by both parties. No ex parte communications shall be permitted between the third arbitrator and either Landlord or Tenant following appointment of the third arbitrator until conclusion of the arbitration process. The arbitrators are authorized to walk either the Leased Premises or applicable Primary Expansion Space and any comparable space (to the extent access is made available). The arbitrators shall render their decision and award in writing with counterpart copies to each party. The arbitrators shall have no power to modify the provisions of this Lease.
7.12    No Waiver.
(a)    Failure of either Tenant or Landlord to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default, but either Tenant or Landlord shall have the right to declare any such default at any time thereafter. No waiver by Landlord of any breach or Event of Default, or any agreement, term, covenant or condition contained in this Lease, shall be effective or binding on Landlord unless made in writing and no such waiver shall be implied from any omission by Landlord to take action with respect to such Event of Default or other such matter. No express written waiver by Landlord of any Event of Default, or other such matter, shall affect or cover any other Event of Default, matter or period of time, other than the Event of Default, matter and/or period of time specified in such express waiver. One or more written waivers by Landlord of any Event of Default, or other matter, shall not be deemed to be a waiver of any subsequent Event of Default, or other matter, in the performance of the same provision of this Lease. Acceptance of any full or partial payment of Rent by Landlord hereunder, or endorsement of any check, shall not constitute a waiver of any breach or Event of Default or of any agreement, term, covenant or condition of this Lease, except as to the amount of the full or partial payment of Rent so accepted, regardless of Landlord’s knowledge of any concurrent Event of Default or matter and regardless of any notation on the check so endorsed. Landlord may, at its election, apply any Rent received from Tenant to the oldest obligation outstanding from Tenant to Landlord, any endorsement or other statement of Tenant to the contrary notwithstanding. No course of conduct between Landlord and Tenant, and no acceptance of the keys to or possession of the Leased Premises before the termination of the Term by Landlord or any employee of Landlord shall constitute a waiver of any such breach or of any term, covenant or condition of this Lease or operate as a surrender of this Lease. All of the remedies permitted or available to Landlord under this Lease, or at law or in equity, shall be cumulative and not alternative and invocation of any such right or remedy shall not constitute a waiver or election of remedies with respect to any other permitted or available right or remedy. No waiver by Tenant of any breach or Landlord default, or any agreement, term, covenant or condition contained in this Lease, shall be effective or binding on Tenant unless made in writing and no such waiver shall be implied from any omission by Tenant to take action with respect to such Landlord default or other such matter. No express written waiver by Tenant of any Landlord default, or other such matter, shall affect or cover any other Landlord default, matter or period of time, other than the Landlord default, matter and/or period of time specified in such express waiver. One or more written waivers by Tenant of any Landlord default, or other matter, shall not be deemed to be a waiver of any subsequent Landlord default, or other matter, in the performance of the same provision of this Lease.
(b)    The provisions of Section 7.12 notwithstanding, Tenant shall be deemed to have waived any alleged failure or inadequacy in the provision of any Basic Service by Landlord, except to the extent that Tenant gives to Landlord within ninety (90) days of Tenant first obtaining knowledge of such failure, a notice (which may be written or telephonic) stating the nature and extent of such failure and further stating that such notice is intended by Tenant to constitute a notice pursuant to this Section 7.12(b).
7.13    Statutory Waivers. Tenant hereby waives the benefits of: (i) Sections 1932 and 1933(4) of the California Civil Code (pertaining to the termination of a hiring); (ii) Sections 1941 and 1942 of the California Civil Code (pertaining to the obligations of a landlord to maintain premises and the rights of a tenant to make certain repairs or terminate a lease); (iii) Section 1945 of the California Civil Code (pertaining to renewal of a lease by acceptance of rent); (iv) Section 1950.7 of the California Civil Code (pertaining to security for the performance of a rental agreement); (v) Section 1995.310 of the California Civil Code (pertaining to remedies for withholding of consent to transfer of a leasehold); (vi) Section 1263.260 of the California Code of Civil Procedure (pertaining to the removal of improvements upon condemnation); and (vii) Section 1265.130 of the California Code of Civil Procedure (pertaining to the termination of a lease upon condemnation).
7.14    Holding Over. If Tenant holds over after expiration or termination of this Lease without the written consent of Landlord, Tenant shall pay for each month (or portion thereof) of hold-over tenancy, calculated on a Floor by Floor basis, one hundred fifty percent (150%) of the Gross Rent that Tenant was obligated to pay for the month immediately preceding the end of the Term for each month or any part thereof of any such hold-over period together with such other amounts as may become due hereunder; provided that, if Tenant gives to Landlord ten (10) Business Days advance notice of the date upon which it will surrender the Leased Premises to Landlord in the condition required and does so surrender on such date, holdover rent for any partial month shall be prorated on the basis of a thirty (30) day month. No holding over by Tenant after the Term shall operate to extend the Term. Notwithstanding the foregoing, other than the obligation of Tenant to pay the amounts required by this Section 7.14 and such Additional Rent as would be payable by Tenant hereunder for such period had the Term not expired, Tenant shall have no liability for damages to Landlord, any Affiliate of Landlord or any third party by reason of such holding over or failure to surrender possession of the Leased

Premises for the first ninety (90) days following the expiration of the Term or the sooner termination of this Lease. If Tenant fails to surrender possession of the Leased Premises to Landlord in the condition required by this Lease within ninety (90) days after the expiration or sooner termination of this Lease, then, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees and claims for damages by any other tenant or third person to whom Landlord may have leased or offered to lease all or any part of the Leased Premises) and liability resulting from such failure, including, without limiting the generality of the foregoing, attorneys’ fees and Landlord’s lost revenues. Tenant shall have the right to request that Landlord provide to Tenant a written notice setting forth Landlord’s good faith estimate of the maximum amount of consequential damages (including loss of profits, loss of business opportunity, loss of goodwill and loss of use) (“Holding Over Damages”) that Landlord will incur as the result of Tenant’s failure to surrender the Leased Premises following the expiration of this Lease. Within ten (10) business days after receipt of such request, Landlord shall provide Tenant a written notice setting forth Landlord’s good faith estimate of Holding Over Damages. Notwithstanding anything set forth in this Lease to the contrary, Landlord’s good faith estimate of Holding Over Damages shall be provided to Tenant solely as an accommodation, and Landlord’s actual Holding Over Damages shall not be limited by such good faith estimate. Any holding over with the written consent of Landlord shall constitute a lease on a month-to-month basis on the terms set forth in this Lease or on such other terms as Landlord and Tenant may then agree in writing.
7.15    Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Leased Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action.
7.16    Waiver of Right to Jury Trial. LANDLORD AND TENANT WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CONTRACT OR TORT CLAIM, COUNTERCLAIM, CROSS-COMPLAINT, OR CAUSE OF ACTION IN ANY ACTION, PROCEEDING, OR HEARING BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, OR TENANT’S USE OR OCCUPANCY OF THE LEASED PREMISES, INCLUDING WITHOUT LIMITATION ANY CLAIM OF INJURY OR DAMAGE OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY CURRENT OR FUTURE LAW, STATUTE, REGULATION, CODE, OR ORDINANCE. Landlord and Tenant agree that this paragraph constitutes a written consent to waiver of trial by jury within the meaning of California Code of Civil Procedure Section 631(d)(2), and Tenant does hereby authorize and empower Landlord to file this paragraph and/or this Lease, as required, with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial. If the waiver set forth in this Section 7.16 is determined by any court to be invalid because it was executed prior to the commencement of any action, then Landlord and Tenant each covenant and agree to execute and deliver to the other, within five (5) days of a written request by the other, a waiver of the right to trial by jury similar in terms and scope to the waiver set forth in this Section 7.16 at such time following the commencement of such action as such waiver, if then made, would be valid.
7.17    Amendments. This Lease may not be altered, changed or amended, except by an instrument in writing signed by both parties.
7.18    Transfers by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Project. Upon transfer by Landlord of its interest in the Project, and upon the transferee’s assumption of Landlord’s obligations hereunder, no further liability or obligations shall accrue against the transferring or assigning person as Landlord hereunder for the period from and after the date of such transfer.
7.19    Severability. If any term or provision of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.
7.20    Notices. All notices, demands, consents and approvals that may or are required to be given by either party to the other hereunder shall be in writing and shall be delivered by (a) personal delivery, (b) nationally recognized overnight courier, or (c) via email, and addressed to the party to be notified at the address for such party specified on the Basic Lease Information sheet, or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days’ notice to the notifying party. Notices shall be effective upon delivery or first refusal to accept delivery. Notices given by email shall be effective only: (i) if the message specifically states in both the subject line and the text of the message that it a notice given pursuant to this Section 7.20; and (ii) on the date that the message is sent a copy of the notice is sent by personal delivery or nationally recognized overnight courier to the other party at its address for physical notices.
7.21    No Option. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.
7.22    Integration and Interpretation. The terms of this Lease are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Lease and may not be contradicted by evidence of any prior or contemporaneous agreement, arrangement, understanding or negotiation (whether oral or written). The parties further intend that this Lease constitutes the complete and exclusive statement of its terms, and no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Lease. The language in all parts of this Lease shall in all cases be construed as a whole and in accordance with its fair meaning and not restricted for or against any party, regardless of which party may have drafted the provision in question, it being agreed that this is a negotiated agreement.

7.23    Defined Terms, Marginal Headings and References to Codes. When required by the context of this Lease, the singular includes the plural. If more than one person or entity signs this Lease as Tenant, the obligations hereunder imposed upon Tenant shall be joint and several, and the act of, written notice to or from, refund to, or signature of, any Tenant signatory to this Lease (including without limitation modifications of this Lease made by fewer than all such Tenant signatories) shall bind every other Tenant signatory as though every other Tenant signatory had so acted, or received or given the written notice or refund, or signed. The headings and titles to the paragraphs of this Lease are for convenience only and are not to be used to interpret or construe this Lease. References to sections or provisions of any statutes, codifications of statutes, rules, regulations or ordinances shall be deemed to also refer to any successor sections or provisions pertaining to the same subject matter.
7.24    Construction of Certain Terms. The terms “include” and “including” and other similar terms as used in this Lease shall be construed as terms of illustration and not terms of exclusion, as if followed by the phrase “without limitation”, and Landlord and Tenant hereby agree that the provisions of Section 3534 of the California Civil Code shall not apply to this Lease, to the extent such provisions are inconsistent with that general principle. The term “month,” when not specified to be a “Lease Month” or calendar month, shall mean a period commencing as of a particular date and continuing to and including the day immediately preceding the same day of the next calendar month (or, if the next calendar month does not contain such a same date due to it being shorter in duration, then continuing to and including the last day of such next calendar month).
7.25    Quitclaim. Upon expiration or earlier termination of this Lease, Tenant shall, within ten (10) Business Days of written request of Landlord, execute, acknowledge and deliver to Landlord a recordable deed quit-claiming to Landlord all interest of Tenant in the Leased Premises, the Project and this Lease.
7.26    No Easement for Light, Air and View. This Lease conveys to Tenant no rights for any light, air or view. No diminution of light, air or view, or any impairment of the visibility of the Leased Premises from inside or outside the Leased Premises shall entitle Tenant to any reduction of Rent under this Lease, constitute an actual or constructive eviction of Tenant, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder.
7.27    Disclosure as to Hazardous Materials. Landlord hereby discloses to Tenant that previous occupants or others possessed and used or may have possessed and used office supplies, cleaning products, construction and decorating materials and other substances in or about the Leased Premises or portions thereof and which may contain or may have contained Hazardous Materials. In addition: (i) portions of the Project (including the parking garage, equipment rooms and emergency generator areas) contain Hazardous Materials of the kind ordinarily employed in such areas; and (ii) automobiles and other vehicles operated or parked in the parking garage and loading dock areas emit or may leak or emit substances which may contain Hazardous Materials.

7.28    No Merger. The voluntary or other surrender or termination of this Lease by Tenant, or a mutual cancellation thereof shall not work a merger, but, at Landlord’s sole option, shall either terminate all existing subleases or subtenancies or shall operate as an assignment to Landlord of all such subleases or subtenancies.
7.29    Memorandum of Lease. Concurrently with the execution and delivery of this Lease, the parties shall execute and Landlord shall record, at its sole cost and expense, a short form memorandum in substantially the form attached hereto as Exhibit O. Upon the written request of Landlord given at any time following the expiration or earlier termination of this Lease, Tenant shall execute, acknowledge and deliver to Landlord a quitclaim deed or such other instrument as Landlord may reasonably request within ten (10) Business Days of the receipt by Tenant of such written request to Landlord, which request may be given in the same manner as a notice under this Lease.
7.30    Survival. Each party’s covenants and obligations contained in this Lease shall survive the expiration or earlier termination of this Lease, other than Landlord’s obligation to provide services to the Leased Premises. Subject to the provisions of this Lease, no provision of this Lease providing for termination in certain events shall be construed as a limitation or restriction of any party’s rights and remedies at law or in equity available upon a breach of this Lease.
7.31    Financial Statements. In the event of an actual or proposed sale or refinance of the Project or any part thereof or interest therein (whether direct or indirect), Landlord shall have the right, not more than once per calendar year, to request that Tenant provide Landlord with copies of its most recent annual balance sheets and other customary financial statements prepared by Tenant (audited, if available). In such event, and provided that Landlord and any proposed transferee or mortgagee shall execute a reasonable confidentiality agreement in favor of Tenant, Tenant shall deliver copies of such financial statements to Landlord within fifteen (15) days after such request of Landlord. Landlord may share such financial statements with said proposed transferee or mortgagee. The foregoing requirement shall not apply to any sublessee of Tenant hereunder, unless such sublessee occupies more than fifty percent (50%) of the then Net Rentable Area of the Leased Premises. Notwithstanding the foregoing, in the event that (A) stock in the entity which constitutes Tenant under this Lease (as opposed to an entity that “controls” Tenant or is otherwise an Affiliate) is publicly traded on a national stock exchange, and (B) Tenant has its own, separate and distinct 10K and 10Q filing requirements (as opposed joint or cumulative filings with an entity that controls Tenant or with entities which are otherwise Affiliates of Tenant), then Tenant’s obligation to provide Landlord with a copy of its most recent current financial statement shall be deemed satisfied.
7.32    No Joint Venture. This Lease shall not be construed to create a partnership, joint venture or similar relationship or arrangement between Landlord and Tenant hereunder.
7.33    Limitation of Tenant Liability. Under no circumstances (but subject to the laws regarding fraudulent transfers) shall any present or future Parent Entity, Affiliate, partner, member, stockholder, trustee, beneficiary, officer, director, employee or agent of Tenant have any personal liability for the performance of Tenant’s obligations under this Lease.

7.34    Successors and Assigns. This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns (subject to the provisions hereof, including Sections 5.17 and 7.18); and shall be binding upon and inure to the benefit of Tenant, its Successors, and to the extent assignment may be approved by Landlord hereunder or not require the approval of Landlord hereunder, Tenant’s assigns.
7.35    Confidentiality. Except as expressly permitted in this Section 7.35, neither party nor its agents, servants, employees, invitees and contractors will, without the prior written consent of the other party, disclose any Confidential Information (as defined below) of the other party to any third party. Information will be considered “Confidential Information” of a party if either: (a) it is disclosed by the party to the other party in tangible form and is conspicuously marked “Confidential”, “Proprietary” or the like; or (b) it is disclosed by one party to the other party in non-tangible form and is identified as confidential at the time of disclosure. In addition, notwithstanding anything in this Lease to the contrary, the Lease (but not its mere existence, the name of Tenant or the fact that Tenant is a tenant at the Project) will be deemed Confidential Information of each party. Other than the terms and conditions of this Lease, information will not be deemed Confidential Information hereunder if such information: (i) is known to the receiving party prior to receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (ii) becomes known (independently of disclosure by the disclosing party) to the receiving party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Lease by the receiving party; or (iv) is independently developed by the receiving party. The terms and conditions of this Lease will cease being confidential if, and only to the extent that, they become publicly known, except through a breach of this Lease by the receiving party. Each party will secure and protect the Confidential Information of the other party (including, without limitation, the terms of this Lease) in a manner consistent with the steps taken to protect its own trade secrets and confidential information, but not less than a reasonable degree of care. Each party may disclose the other party’s Confidential Information where: (A) the disclosure is required by Applicable Law or by an order of a court or other governmental body having jurisdiction after giving reasonable notice to the other party with adequate time for such other party to seek a protective order; (B) if in the opinion of counsel for such party, disclosure is advisable under any applicable securities laws regarding public disclosure of business information; (C) the disclosure is reasonably necessary and is to that party’s or its affiliates’ constituent partners or members, employees, officers, directors, attorneys, accountants, consultants and other advisors, or to Landlord’s mortgage lender and its counsel, or the disclosure is otherwise necessary for a party to exercise its rights and perform its obligations under this Lease, so long as in all cases the disclosure is no broader than necessary and the party who receives the disclosure agrees prior to receiving the disclosure to keep the information confidential; or (D) the disclosure is reasonably necessary for a party to conclude a business transaction. Each party is responsible for using commercially reasonable efforts to cause any Confidential Information of the other party that the first party discloses pursuant to this Section 7.35 to be kept confidential by the person receiving the disclosure. Without limiting the generality of this Section 7.35, Landlord will not, directly or indirectly, use Tenant’s name for any commercial purpose (excluding identifying Tenant as a tenant of the Project) or, use any of

Tenant’s trademarks, in each case, without the express prior written consent of Tenant to be granted or withheld in Tenant’s sole and absolute discretion. If either Landlord or Tenant shall desire to issue a press release regarding the signing of the Lease, the other party shall consent to such press release, such approval to be in such party’s reasonable discretion. Notwithstanding the foregoing, if at any time following the date hereof Landlord and/or Tenant shall receive a press inquiry with respect to the status of the Lease, the party receiving the press inquiry (i.e., Landlord or Tenant, as applicable to each press inquiry) shall be permitted to respond to such inquiry utilizing joint talking points mutually agreed upon by Landlord and Tenant. In addition, if either Landlord or Tenant reasonably believes that it needs to contact a member of the press to correct a false or misleading report regarding the Lease or its termination, then if Landlord and Tenant mutually agree on a response (which neither shall unreasonably refuse to agree upon) to such false or misleading report, such party may contact such member of the press and convey the agreed upon response.
7.36    Brokerage Commissions.
(a)    Landlord hereby warrants and represents to Tenant that Landlord has not voluntarily incurred, on its behalf or on behalf of Tenant or on behalf of both Landlord and Tenant, any obligation to pay a commission or finder’s fee to any real estate broker or other person or entity in connection with this Lease, other than CBRE and Cresa, with which Landlord has a separate agreement with respect to the payment of a commission in connection with this transaction. Landlord hereby agrees to indemnify, defend and hold Tenant harmless from claims for any commission or finder’s fee charges by any real estate broker or other person or entity (including CBRE and Cresa, but only to the extent that the claim of CBRE or Cresa is based upon the separate agreement between Landlord and CBRE or Cresa) arising from an agreement, whether express or implied, between Landlord and such broker or other person or entity or otherwise arising from the conduct of Landlord.
(b)    Tenant hereby warrants and represents to Landlord that Tenant has not voluntarily incurred, on its behalf or on behalf of Landlord or on behalf of both Landlord and Tenant, any obligation to pay a commission or finder’s fee to any real estate broker or other person or entity in connection with this Lease, other than CBRE and Cresa. Tenant is not aware of any obligation of Landlord to CBRE or Cresa other than those set forth in the separate agreement between Landlord and such broker. Tenant hereby agrees to indemnify, defend and hold Landlord harmless from claims for any commission or finder’s fee charges by any real estate broker or other person or entity arising from an agreement, whether express or implied, between Tenant and such broker or other person or entity or otherwise arising from the conduct of Tenant.
7.37    Counterparts and Electronic Transaction. This Lease and any document delivered pursuant to it may be executed in counterparts, each of which shall constitute a part of the original fully-executed document. Landlord and Tenant hereby agree that this transaction may be conducted by electronic means, and that copies of this Lease and such other documents executed by one party may be delivered to the other by electronic means with the same effect as if delivered personally. Either party executing this Lease or any such other document may do so by electronic means using a widely accepted electronic signature process meeting the requirements of the laws of the State of California.
7.38    Authority. If Tenant is a corporation, partnership, trust, association or other entity, Tenant hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Project is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, and (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so.
7.39    OFAC Certification.
(a)    Tenant hereby represents, certifies and warrants to Landlord as follows: (i) Tenant is not named and is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order, including Executive Order 13224, or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enacted, enforced or administered by the Office of Foreign Assets Control (“OFAC”); (ii) Tenant is not engaged in this transaction, directly or indirectly, for or on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation; and (iii) none of the proceeds used to pay rent have been or will be derived from a “specified unlawful activity” as defined in, and Tenant is not otherwise in violation of, the Money Laundering Control Act of 1986, as amended, or any other Applicable Laws regarding money laundering activities. Furthermore, Tenant agrees to promptly notify Landlord if Tenant was, is, or in the future becomes, a “senior foreign political figure” or an immediate family member or close associate of a “senior foreign political figure,” within the meaning of Section 312 of the USA PATRIOT Act of 2001, as the same may be amended from time to time. Notwithstanding anything in this Lease to the contrary, Tenant understands that this Lease is a continuing transaction and that the foregoing representations, certifications and warranties are ongoing and shall be and remain true and in force on the date hereof and throughout the Term of this Lease and that any breach thereof shall be an Event of Default (not subject to any notice or cure rights) giving rise to any and all Landlord remedies hereunder, and Tenant hereby agrees to defend, indemnify and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, fines, penalties, forfeitures and expenses (including costs and attorneys’ fees) arising from or related to any breach of the foregoing representations, certifications and warranties.
(b)    Landlord hereby represents, certifies and warrants to Tenant as follows: (i) Landlord is not named and is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order, including Executive Order 13224, or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enacted, enforced or administered by OFAC; (ii) Landlord is not engaged in this transaction, directly or indirectly, for or on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation; and (iii) none of the proceeds from any payment of Rent will be used for a “specified unlawful activity” as defined in, and Landlord is not otherwise in violation of, the Money Laundering Control Act of 1986, as amended, or any other Applicable Laws regarding money laundering activities. Furthermore, Landlord agrees to promptly notify Tenant if Landlord was, is, or in the future becomes, a “senior foreign political figure” or an immediate family member or close associate of a “senior foreign political figure,” within the meaning of Section 312 of the USA PATRIOT Act of 2001, as the same may be amended from time to time. Notwithstanding anything in this Lease to the contrary, Landlord understands that this Lease is a continuing transaction and that the foregoing representations, certifications and warranties are ongoing and shall be and remain true and in force on the date hereof and throughout the Term of this Lease and that any breach thereof shall be a default of Landlord (not subject to any notice or cure rights) giving rise to any and all Tenant remedies hereunder, and Landlord hereby agrees to defend, indemnify and hold harmless Tenant from and against any and all claims, damages, losses, risks, liabilities, fines, penalties, forfeitures and expenses (including costs and attorneys’ fees) arising from or related to any breach of the foregoing representations, certifications and warranties.
7.40    Governing Law. All rights and remedies of Landlord and Tenant under this Lease shall be construed and enforced according to the laws of the State of California, without reference to the choice of law provisions thereof. Any actions or proceedings brought under this Lease, or with respect to any matter arising under or out of this Lease, shall be brought and tried only in courts located in the City (excepting appellate courts).
7.41    Landlord’s Representations and Warranties. Landlord warrants and represents as of the Effective Date that:
(a)    No third-party has any preferential right to lease, occupy, possess or purchase the Leased Premises superior to Tenant’s rights to the Leased Premises. No third-party (except Tiedemann Wealth Management, LLC, a Delaware limited liability company, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation, and any successor to either of them which has acquired the rights of either of them under their respective leases) has any preferential right to lease, occupy, possess or purchase the Primary Expansion Space superior to Tenant’s Right of First Opportunity and Right of First Refusal.
(b)    The only monetary encumbrance securing the repayment of a loan is the encumbrance referred to in Exhibit E to this Lease.
(c)    Landlord is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation.
(d)    Landlord has and is duly qualified to do business in the State of California.

(e)    Landlord has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Landlord’s obligations hereunder.
(f)    Each person (and all of the persons if more than one signs) signing this Lease on behalf of Landlord is duly and validly authorized to do so.
7.42    Time of the Essence. Time is of the essence of each and every covenant herein contained.
7.43    Exhibits. The Basic Lease Information sheet and all exhibits attached hereto are hereby incorporated herein and made an integral part hereof. For the avoidance of doubt, notations in exhibits that they are “preliminary” or the like do not indicate that they are to be replaced, and such notations should be ignored.
7.44    Anti-Corruption. It is the intent of Landlord and Tenant that no payments or transfers of anything of value in connection with this Lease shall be made which have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage. Landlord and Tenant shall comply with all international anti-corruption laws, such as the Foreign Corrupt Practices Act 15 U.S.C. § 78dd-1, et seq. (the “FCPA”) and the UK Bribery Act, to the extent applicable to this Lease.
7.45    No Continuous Operation. Notwithstanding any provision of this Lease to the contrary, Tenant shall (i) not be required to occupy or to continuously operate the Leased Premises, and Tenant shall have the right to cease operations (whether or not Tenant vacates the Leased Premises) without same constituting an Event of Default provided Tenant continues to pay Base Rent and perform its other obligations under this Lease, and (ii) have the right to remain open for business only on the days and during the hours Tenant determines is commercially practical. Nothing in this Section 7.45 shall, however, effect the provisions of this Lease relating to Successor Occupants.
7.46    Privacy. Landlord shall use commercially reasonable efforts to comply with the privacy policy attached hereto as Exhibit S.
[Remainder of page intentionally left blank. Signatures appear on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

“Landlord”

ELM PROPERTY VENTURE LLC,
a Delaware limited liability company

By		Elm MezzCo LLC,
its sole member

	By:	Elm Investment REIT Inc.,
its sole member

By: /s/ James C. Buie
Name: James C. Buie
Title: President and Co-Chief
Executive Officer

“Tenant”

CHIME FINANCIAL, INC.,
a Delaware corporation

By:		/s/ Chris Britt
Name:		Chris Britt
Its:		President

By:		/s/ Matthew Newcomb
Name:		Matthew Newcomb
Its:		Chief Financial Officer
S-1

EXHIBIT A
LEASED PREMISES DEPICTION

[***]

EXHIBIT A-1
DIAGRAM OF PODIUM LOBBY

[***]

EXHIBIT B
INITIAL IMPROVEMENT OF THE LEASED PREMISES

[***]

EXHIBIT C
DEFINITION OF THE BUILDING GRADE IMPROVEMENTS

[***]

EXHIBIT D
RENT SCHEDULE

[***]

EXHIBIT E
[***]

EXHIBIT A
LEGAL DESCRIPTION

[***]

EXHIBIT F
BUILDING RULES AND REGULATIONS

[***]

EXHIBIT G
JANITORIAL SPECIFICATIONS

[***]

EXHIBIT H
TENANT’S LOBBY SIGNAGE

[***]

EXHIBIT I
PODIUM EXTERIOR SIGNAGE

[***]

EXHIBIT J
DESIGN OF PODIUM ELEVATOR RECEPTION AREA

[***]

EXHIBIT K
DESCRIPTION AND SCHEDULE FOR ANTICIPATED BUILDING LOBBY RENOVATIONS

[***]

EXHIBIT L
DOG POLICY

[***]

EXHIBIT M
FORM OF DOCUMENT APPROVAL MEMORANDUM

[***]

EXHIBIT N
FORM OF LETTER OF CREDIT

[***]

Exhibit A to Letter of Credit
TRANSFER OF LETTER OF CREDIT IN ITS ENTIRETY
TO STANDBY LETTER OF CREDIT NO. SLCPPDX0XXXX

[***]

EXHIBIT O
FORM MEMORANDUM OF LEASE

[***]

EXHIBIT A TO MEMORANDUM OF LEASE
LEGAL DESCRIPTION OF PROPERTY

[***]

EXHIBIT P
DESCRIPTION OF OUTSIDE AIR ENHANCEMENT WORK TO BE PROVIDED BY TENANT AS A PART OF THE TENANT IMPROVEMENTS

[***]

EXHIBIT Q
APPROVED CONCEPTUAL PLANS

[***]

EXHIBIT R
DIAGRAM OF INITIAL SEVENTH FLOOR PREMISES

[***]

EXHIBIT S
PRIVACY POLICY

[***]

ADDENDUM I TO LEASE
ADDITIONAL SEISMIC WORK PROVISIONS

[***]